Exhibit 2.1

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DELUXE CORPORATION,

CALYPSO MERGER SUB LLC,

CELERO INTERMEDIATE HOLDINGS LLC,

LLR V PAYMENTS, LLC,

LLR INTERNATIONAL V, L.P.,

and

THE SELLERS’ REPRESENTATIVE

June 17, 2026

TABLE OF CONTENTS

Page

Article 1 DEFINITIONS		3

Article 2 PURCHASE AND SALE OF THE BLOCKERCO EQUITY SECURITIES; MERGER		20

2.1	Unit Transfer; Purchase; Sale of BlockerCo Equity Securities	20
2.2	Merger	20
2.3	The Closing and the Effective Time	21
2.4	Effect of the Merger	21
2.5	Organizational Documents of the Surviving Company	21
2.6	Manager(s) and Officer(s) of the Surviving Company	21
2.7	Effect of the Merger on the Company Units and the Limited Liability Company Interests of Merger Sub	21
2.8	Mechanism of Payment and Delivery of Certificates	22
2.9	No Further Ownership Rights in the Company Units	23
2.10	Payment of Indebtedness	23
2.11	Estimated Closing Statement	23
2.12	Deliveries at the Closing	24
2.13	Determination of Post-Closing Adjustment	25
2.14	Distribution Waterfall	27
2.15	Allocation of Amounts Paid By Purchaser or Merger Sub	27
2.16	Withholding	28

Article 3 REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP ENTITIES		28

3.1	Organization and Existence	28
3.2	Capitalization	28
3.3	Subsidiaries	29
3.4	Noncontravention	29
3.5	Financial Statements	29
3.6	Absence of Certain Changes or Events	30
3.7	Legal Proceedings	31
3.8	Compliance with Laws; Permits	31
3.9	Material Contracts	32
3.10	Real Property	35
3.11	Environmental Matters	36
3.12	Insurance	37
3.13	Taxes	37
3.14	Brokers	39
3.15	Intellectual Property	39
3.16	Privacy and Data Protection	41
3.17	Employee Benefits	42
3.18	Labor and Employment Matters	45
3.19	Absence of Undisclosed Liabilities	45
3.20	Indebtedness	45
3.21	Affiliate Transactions	46
3.22	Customers; Suppliers; Referral Partners	46
3.23	Title to and Condition of Assets; Sufficiency of Assets	46
3.24	Certain Accounts	47

-i-

Article 4 REPRESENTATIONS AND WARRANTIES REGARDING BLOCKERCO SELLER		47

4.1	Organization	47
4.2	Authorization of Transactions	47
4.3	No Breach	47
4.4	Litigation	47
4.5	Brokerage	47
4.6	Ownership	48

Article 5 REPRESENTATIONS AND WARRANTIES REGARDING BLOCKERCO		48

5.1	Organization	48
5.2	Authorization of Transactions	48
5.3	No Breach	48
5.4	Litigation	48
5.5	Brokerage	49
5.6	Capitalization; Prior Activities	49
5.7	Tax Matters	49

Article 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB		51

6.1	Organization; Ownership of Merger Sub; No Prior Activities	51
6.2	Authorization of Transactions	51
6.3	No Breach	51
6.4	Litigation	52
6.5	Investment Intent; Restricted Securities	52
6.6	Brokerage	52
6.7	Purchaser Financial Resources	52
6.8	Debt Financing	52
6.9	Solvency	53

Article 7 PRE-CLOSING COVENANTS		54

7.1	Operation of Business	54
7.2	Notices and Consents	56
7.3	Access and Information	56
7.4	Contact with Business Relations	57
7.5	Exclusivity	57
7.6	Notice of Certain Events	57
7.7	Financing Cooperation	58
7.8	Financing	59

Article 8 ADDITIONAL AGREEMENTS		61

8.1	Further Assurances	61
8.2	Press Releases; Confidentiality	61
8.3	Transaction Expenses	62
8.4	Reasonable Best Efforts to Complete	62
8.5	Directors’ and Officers’ Indemnification	64
8.6	Post-Closing Record Retention and Access	65
8.7	Other Tax Provisions	65
8.8	Transfer Taxes	68
8.9	Tax-Sharing Agreements	68

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8.10	Nonsurvival of Representations, Warranties, Covenants and Agreements	68
8.11	R&W Insurance Policy	68
8.12	Employee and Employee Benefit Matters	69
8.13	Release	71
8.14	DPS Escrow Amount.	72
8.15	Elmhurst Escrow Amount.	73
8.16	Special Indemnity Matter	73

Article 9 CONDITIONS TO CLOSING		75

9.1	Conditions to the Obligations of Purchaser, Merger Sub, the BlockerCo, the BlockerCo Seller and the Company	75
9.2	Conditions to the Obligations of the BlockerCo, the BlockerCo Seller and the Company	76
9.3	Conditions to Purchaser’s and Merger Sub’s Obligations	76
9.4	Frustration of Closing Conditions	77

Article 10 TERMINATION		77

10.1	Termination	77
10.2	Effect of Termination	78

Article 11 MISCELLANEOUS		79

11.1	Sellers’ Representative; Waiver of Conflicts; Retention of Privilege	79
11.2	Exclusivity of Representations and Warranties	82
11.3	Purchaser Due Diligence Review	83
11.4	Amendment and Waiver	83
11.5	Notices	84
11.6	Assignment	85
11.7	Severability	85
11.8	Construction and Interpretation	85
11.9	Captions	85
11.10	No Third-Party Beneficiaries	85
11.11	Specific Performance	86
11.12	Complete Agreement	86
11.13	Counterparts	86
11.14	Governing Law	86
11.15	Waiver of Jury Trial	86
11.16	Exclusive Jurisdiction and Venue; Service of Process	87
11.17	No Recourse	87
11.18	Disclosure Schedules	88
11.19	No Rescission	88
11.20	Exculpation of Debt Financing Sources	88

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LIST OF EXHIBITS, SCHEDULES AND ANNEXES

Exhibit(s)
Exhibit A	Unit Transfer Plan
Exhibit B	Accounting Principles
Exhibit C	Distribution Waterfall
Exhibit D	Form of Escrow Agreement
Exhibit E	Example Statement of Working Capital
Exhibit F	Form of Certificate of Merger
Exhibit G	Form of Letter of Transmittal
Exhibit H	Buyer Transaction Expenses

Schedule(s)
Schedule I	Restrictive Covenant Agreement Persons
Schedule 2.15	Purchase Price Allocation Methodology

Annexes
Annex A	Wholly Owned Subsidiaries

EQUITY PURCHASE AGREEMENT AND PLAN OF MERGER

THIS EQUITY PURCHASE AGREEMENT AND PLAN OF MERGER (as the same may be amended, restated, supplemented or modified from time to time in accordance with the terms hereof, this “Agreement”) is made and entered into as of June 17, 2026, by and among (1) Deluxe Corporation, a Minnesota corporation (“Purchaser”), (2) Calypso Merger Sub LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Purchaser (“Merger Sub”), (3) Celero Intermediate Holdings LLC, a Delaware limited liability company (the “Company”), (4) LLR V Payments, LLC, a Delaware limited liability company (the “BlockerCo”), (5) LLR International V, L.P., a Delaware limited partnership (“BlockerCo Seller”), and (6) in its capacity as representative of the Sellers, LLR Representative V, LLC, a Delaware limited liability company (the “Sellers’ Representative”). Each of the above referenced parties is sometimes herein referred to individually as a “Party” and collectively as the “Parties.” Article 1 contains definitions of certain terms used herein.

WHEREAS, (i) the Unitholders collectively own all of the issued and outstanding Equity Securities of the Company, (ii) the Company owns all of the issued and outstanding Equity Securities of Celero Commerce LLC, a Delaware limited liability company (the “Operating Company”), and (iii) the BlockerCo Seller owns all of the issued and outstanding Equity Securities of the BlockerCo (the “BlockerCo Equity Securities”);

WHEREAS, the Operating Company directly or indirectly owns all of the issued and outstanding Equity Securities of each of the entities set forth in Annex A (together with the Company and the Operating Company, each, a “Company Group Entity,” and collectively, the “Company Group Entities”);

WHEREAS, (i) Purchaser desires to purchase from the BlockerCo Seller, and the BlockerCo Seller desires to sell to Purchaser, the BlockerCo Equity Securities, on the terms and subject to the conditions of this Agreement and (ii) the Parties desire for Purchaser and the Company to effect the merger of Merger Sub with and into the Company, with the Company as the surviving limited liability company (the “Surviving Company”), upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the Delaware Limited Liability Company Act (the “DLLCA”) (the “Transactions”);

WHEREAS, at least one (1) Business Day prior to the Closing, certain direct and indirect Unitholders as of the date hereof shall cause the applicable Unitholders to effectuate the reorganization transactions contemplated by the Unit Transfer Plan in substantially the form attached hereto as Exhibit A (such transfers, collectively, the “Unit Transfer”);

WHEREAS, immediately following the Unit Transfer but prior to the consummation of the Merger, all of the issued and outstanding Company Units will be held by the Unitholders (which, after giving effect to the Unit Transfer, shall include the BlockerCo);

WHEREAS, the board of managers of the Company (the “Company Board”), on the terms and subject to the conditions set forth herein, has (i) declared the advisability of this Agreement and approved and adopted this Agreement, and (ii) resolved to recommend approval and adoption of this Agreement by all of the Unitholders entitled to approve and adopt this Agreement;

WHEREAS, the Requisite Unitholders have approved and adopted this Agreement in their capacity as Unitholders pursuant to a written consent (the “Written Consent”); and

WHEREAS, each of Purchaser and Merger Sub has received all corporate approvals necessary for the execution and delivery of this Agreement and for the consummation of the Transactions; and

WHEREAS, in connection with and in anticipation of the transactions contemplated herein, Purchaser or one of its Affiliates has entered into a restrictive covenant agreement with each of the Persons identified on Schedule I hereto (the “Restrictive Covenant Agreements”), in each case, which will become effective upon the Closing.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
DEFINITIONS

“2026 Actual Earnout Amount” has the meaning set forth in Section 8.14(b).

“2027 Actual Earnout Amount” has the meaning set forth in Section 8.14(c).

“280G Vote” has the meaning set forth in Section 8.7(e).

“Accounting Firm” has the meaning set forth in Section 2.13(c).

“Accounting Principles” means GAAP (with classifications, judgments, elections, inclusions and valuation and estimation methodologies that are consistent with those used in the preparation of the Financial Statements for the year ended December 31, 2025, solely to the extent in conformity with GAAP (“Past Accounting Practices”)) as modified by the policies, procedures, principles and methodologies set forth in Exhibit B attached hereto. In the event of any conflict, GAAP shall take precedence over Past Accounting Practices, and Exhibit B shall take precedence over Past Accounting Practices and GAAP.

“Accounts Receivable” has the meaning set forth in Section 3.5(d).

“Acquisition Engagement” has the meaning set forth in Section 11.1(f)(i).

“Acquisition Privileged Communications” has the meaning set forth in Section 11.1(f)(ii).

“Action” means any action, arbitration, audit, claim, litigation, suit, proceeding, investigation, Order or government charge (whether in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity) filed by or before any Governmental Authority or arbitrator.

“Additional Payments” means (i) the Excess Amount, if any, payable to the Sellers pursuant to Section 2.13(e), plus (ii) any amounts payable to the Sellers upon release of the Escrow Fund pursuant to the terms of this Agreement and the Escrow Agreement, plus (iii) any amounts payable to the Sellers upon release of the Sellers’ Representative Expense Fund pursuant to the terms of Section 11.1(e), plus (iv) amounts payable to the Sellers pursuant to Section 8.14, if any.

“Adjustment Escrow Amount” means $3,125,000.

“Affiliate” of any particular Person means (i) with respect to an individual, the spouse, domestic partner or any immediate family member of such individual, and (ii) with respect to an entity, any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Aggregate Closing Cash Amount” means (i) the Aggregate Closing Equity Value, minus (ii) the Adjustment Escrow Amount, minus (iii) the DPS Escrow Amount, minus (iv) the Elmhurst Escrow Amount, minus (v) the amount of the Sellers’ Representative Expense Fund, minus (vi) the Indemnification Escrow Amount.

“Aggregate Closing Equity Value” means (i) the Gross Purchase Price, plus (ii) the Estimated Cash, minus (iii) the Estimated Indebtedness, minus (iv) the Estimated Sellers’ Transaction Expenses, minus (v) the amount, if any, by which Target Working Capital is greater than Estimated Working Capital, plus (vi) the amount, if any, by which Estimated Working Capital is greater than Target Working Capital.

“Aggregate Final Equity Value” means (i) the Gross Purchase Price, plus (ii) the Final Cash, minus (iii) the Final Indebtedness, minus (iv) the Final Sellers’ Transaction Expenses, minus (v) the amount, if any, by which Target Working Capital is greater than Final Working Capital, plus (vi) the amount, if any, by which Final Working Capital is greater than Target Working Capital.

“Agreement” has the meaning set forth in the Preamble.

“Allocable Share” means, with respect to any Vested Company Unit as it pertains to any payment to be made in respect of such Vested Company Unit hereunder, the portion of such payment to be paid in respect of such Vested Company Unit in accordance with the Distribution Waterfall.

“Alternative Transaction” means a third-party offer, proposal or inquiry from any Person (other than Purchaser or any of its Representatives) regarding (i) an investment in or sale by the Company or any of its Subsidiaries of any of the securities of the Company Group Entities or assets of the Company Group Entities other than in the ordinary course of business, or (ii) any merger, reorganization, recapitalization, consolidation, joint venture or other business combination or disposition involving the Company Group Entities.

“Anti-Corruption Laws” means applicable U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986, the False Claims Act, the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and all legislation implementing such convention, and the Corruption of Foreign Public Officials Act (Canada).

“Anti-Terrorism Laws” means applicable U.S. and non-U.S. Laws relating to (i) economic or trade sanctions administered or enforced by the United States (including by the U.S. Department of the Treasury and the U.S. Department of Commerce), Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, Canada (including under the Special Economic Measures Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Canada), the Criminal Code (Canada), and the United Nations Act (Canada)), or any other applicable Governmental Authority; and (ii) terrorism or the prevention of money laundering and terrorist financing, including the USA PATRIOT Act, the Bank Secrecy Act, the Currency and Foreign Transactions Reporting Act, the Trading with the Enemy Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), and the Export and Import Permits Act (Canada).

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other applicable merger control, competition, antitrust, trade-regulation, or foreign investment Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Balance Sheet Date” has the meaning set forth in Section 3.5(a).

“Benefit Plan” means any (i) “employee benefit plan” as defined in ERISA Section 3(3), (ii) compensation, employment, consulting, contractual severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription, fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, savings, supplemental unemployment benefits (other than as required by applicable Law), termination and severance pay (other than as required by applicable Law), or post-employment or retirement benefits (including compensation, pension, supplemental pension or retirement health, medical or insurance benefits) sponsored or maintained by the Company Group Entity, contributed to or required to be contributed to by any Company Group Entity, or under which any Company Group Entity has any liability (direct or indirect or actual or contingent) for the benefit of any current or former director, employee, officer or individual independent contractor of any Company Group Entity (or the spouses, beneficiaries, or dependents of any such Person). “Benefit Plans” shall not include any statutory plans or statutory payments to which the Company Group Entities are obliged to contribute or comply with, such as Canada Pension Plan contributions, employment insurance, workers’ compensation, or employer health taxes.

“BlockerCo” has the meaning set forth in the Preamble.

“BlockerCo Consideration” has the meaning set forth in Section 2.1(b).

“BlockerCo Equity Securities” has the meaning set forth in the Recitals.

“BlockerCo Seller” has the meaning set forth in the Preamble.

“BlockerCo Units” means the Company Units transferred to BlockerCo in connection with the Unit Transfer, after giving effect to such Unit Transfer.

“Business” means the business of the Company Group Entities as of the date of this Agreement and as of the Closing, as applicable.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Buyer Transaction Expenses” means the Sellers’ Transaction Expenses set forth on Exhibit H that Purchaser has agreed to pay on behalf of the Sellers at or prior to the Closing.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020, as may be amended or modified from time to time including, in each case, any rules or regulations promulgated thereunder (including any analogous provisions under state and local Law).

“Cash” means the following determined on a consolidated basis in accordance with the Accounting Principles: (i) all cash and cash equivalents (including marketable securities, short-term investments and other liquid investments) of the Company Group Entities and BlockerCo (in each case, net of any negative balances or overdrafts in the bank accounts of the Company Group Entities or BlockerCo, regardless of bank or account) plus (ii) “inbound” checks, wires, ACH transfers, card network settlements, drafts, other electronic funds transfers, or drafts deposited by the Company Group Entities or BlockerCo or initiated for the benefit of an account of the Company Group Entities or BlockerCo, as applicable, minus (iii) “outbound” checks, wires, or drafts issued by the Company Group Entities or BlockerCo or initiated by the Company Group Entities or BlockerCo for the benefit of an account of any other Person that is not a Company Group Entity or BlockerCo, as applicable. For the avoidance of doubt, Cash will be calculated net of Restricted Cash.

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Claim Notice” has the meaning set forth in Section 8.16(e).

“Claim Period” has the meaning set forth in Section 8.16(b).

“Closing” has the meaning set forth in Section 2.3.

“Closing Cash” means the Cash as of the Reference Time, but disregarding any changes in such Cash between the Closing and the Reference Time as a result of (a) actions taken at the direction of Purchaser or any Affiliate thereof (or any person appointed by Purchaser or any Affiliate thereof to serve as a director, officer or employee of a Company Group Entity) outside the ordinary course of the Business, (b) the payment of Indebtedness or Sellers’ Transaction Expenses or (c) purchase accounting adjustments or other changes arising from or resulting as a consequence of the Transactions.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Indebtedness” means the consolidated Indebtedness of the Company Group Entities and BlockerCo as of the Reference Time (provided that, Income Taxes included in the definition of Indebtedness pursuant to clause (viii) thereof shall be determined in accordance with the timing described in the definition of Tax Conventions) less the RazorSync Contra Debt Amount.

“Closing Press Release” has the meaning set forth in Section 8.2(a).

“Closing Sellers’ Transaction Expenses” means the Sellers’ Transaction Expenses that are incurred but unpaid as of immediately prior to the Closing less the Buyer Transaction Expenses.

“Closing Statement” has the meaning set forth in Section 2.13(a).

“Closing Working Capital” means the Working Capital as of the Reference Time, but disregarding any changes in such Working Capital between the Closing and the Reference Time as a result of (a) actions taken at the direction of Purchaser or any Affiliate thereof (or any person appointed by Purchaser or any Affiliate thereof to serve as a director, officer or employee of any Company Group Entity) outside the ordinary course of the Business, or (b) purchase accounting adjustments or other changes arising from or resulting as a consequence of the Transactions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” means all of the issued and outstanding Class A Common Units (as defined in the Company LLC Agreement).

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Data” has the meaning set forth in Section 3.16(c).

“Company Group Entity” or “Company Group Entities” has the meaning set forth in the Recitals.

“Company IT Systems” has the meaning set forth in Section 3.16(a).

“Company LLC Agreement” means the Company’s Amended and Restated Limited Liability Company Agreement, dated as of December 31, 2021, as amended, supplemented or otherwise modified from time to time.

“Company Owned Intellectual Property” means all Intellectual Property owned by or purported to be owned by any of the Company Group Entities.

“Company Permits” has the meaning set forth in Section 3.8(e).

“Company Releasees” has the meaning set forth in Section 8.13(b).

“Company Software” has the meaning set forth in Section 3.15(h).

“Company Units” means the Preferred Units and Common Units.

“Confidentiality Agreement” has the meaning set forth in Section 8.2(b).

“Continuing Employees” has the meaning set forth in Section 8.12(a).

“Contract” means any legally binding contract, indenture, note, bond, lease, license, commitment or other legally binding agreement (but not including any purchase orders, invoices or sales quotes) but that has not been terminated and has not expired in accordance with its terms.

“Contracting Party” has the meaning set forth in Section 11.17.

“Covered Claim” has the meaning set forth in Section 8.16(e).

“D&O Indemnified Person” has the meaning set forth in Section 8.5(b).

“Data Privacy and Security Requirement” means, collectively: (a) each Company Group Entity’s obligations under applicable Privacy Laws, (b) each Company Group Entity’s obligations under the Privacy and Data Protection Policies, (c) each Company Group Entity’s obligations under Contracts pertaining to the Processing of Personal Information by or on behalf of such Company Group Entity (“Company Data Agreement”), (d) any valid consents, authorizations and privacy choices (including opt-in and opt-out preferences, as required) of natural Persons relating to the Processing of Personal Information, and (e) industry self-regulatory principles and codes of conduct applicable to the Processing of Personal Information, biometrics, direct marketing, e-mails, text messages, robocalls, telemarketing or other electronic communications (including the Payment Card Industry Data Security Standard) to which any Company Group Entity is bound or otherwise represents compliance.

“Debt Financing” has the meaning set forth in Section 7.7(a).

“Debt Financing Sources” has the meaning set forth in Section 7.7(a).

“Disclosure Schedules” has the meaning set forth in Section 11.18.

“Dispute Notice” has the meaning set forth in Section 2.13(c).

“Distribution Waterfall” means the manner in which the Aggregate Closing Cash Amount, as well as any Additional Payments, is to be allocated among the Sellers (including, for the avoidance of doubt, the BlockerCo Seller). The Distribution Waterfall is set forth on Exhibit C attached hereto and may be updated as necessary by the Company prior to the Closing; provided that (i) no such update shall increase the aggregate amounts payable by Purchaser hereunder or materially and adversely affects the rights or obligations of Purchaser without Purchaser’s prior written consent and (ii) Purchaser shall be entitled to rely, without any independent investigation or inquiry, on the names, amounts, wire instructions and other information set forth on Exhibit C.

“DLA” has the meaning set forth in Section 11.1(f)(i).

“DLLCA” has the meaning set forth in the Recitals.

“DPS 2026 Earnout Amount” means $1,500,000.

“DPS 2027 Earnout Amount” means $1,500,000.

“DPS Earnout Determination Date” means, with respect to each of the 2026 and 2027 determination periods under the DPS Purchase Agreement, the date on which the applicable earnout amount thereunder is finally determined and payable (including after the expiration of any objection period and final resolution of any dispute).

“DPS Escrow Amount” means $3,000,000.

“DPS Indemnification Amount” means the aggregate sum of the indemnification holdback amount under the DPS Purchase Agreement.

“DPS Purchase Agreement” means the Asset Purchase Agreement dated as of January 23, 2026 by and among Data Processing Solutions, Inc., a New Hampshire corporation, and United Merchant Services of California, LLC, a Delaware limited liability company.

“Effective Time” has the meaning set forth in Section 2.3.

“Elmhurst Actual Payment Amount” has the meaning set forth in Section 8.15(b).

“Elmhurst Agreement” means the Termination and Assignment Agreement, dated May 12, 2026, by and between FirstBank, a wholly owned subsidiary of The PNC Financial Services Group, Inc. and Elmhurst Financial Services, LLC.

“Elmhurst Contingent Payment Determination Date” means the date on which the contingent portion of the Purchase Price (as defined under the Elmhurst Agreement) that is payable pursuant to Section 2(B)(ii) of the Elmhurst Agreement is finally determined and payable pursuant to the Elmhurst Agreement (after November 30, 2027 and subject to final resolution of any dispute).

“Elmhurst Escrow Amount” means $200,000.

“Environmental Claim” means any claim, loss, cost, expense, fine, penalty or damage arising out of or related to any violation of, or liability, including for investigation or remediation, under any Environmental Laws.

“Environmental Laws” means all applicable federal, state, provincial local and foreign Laws concerning pollution, contamination or protection of the environment, public or human health, natural, biological, and cultural resources, occupational or worker safety, or Hazardous Materials, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et. seq.), the Safe Drinking Water Act (42 U.S.C. §3000(f) et. seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et. seq.), the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §5101, et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §136 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. §11001, et seq.), the Occupational Safety and Health Act of 1970 (29 U.S.C. §651, et seq.), solely to the extent it relates to the handling of and exposure to Hazardous Materials, the National Environmental Policy Act (42 U.S.C. Section 4321 et seq.), the Endangered Species Act (16 U.S.C. §§ 1531 et seq.), the Migratory Bird Treaty Act (16 U.S.C. §§ 703 et seq.), the Bald and Golden Eagle Protection Act (16 U.S.C. §§ 668 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. §§ 2701 et seq.), the Canadian Environmental Protection Act, 1999 (Canada), the Environment Act (Nova Scotia), and all similar state, provincial and local Laws and analogs.

“Environmental Permit” means any Permits, licenses, approvals, consents or authorizations issued or obtained under any Environmental Law.

“Equity Securities” means (i) capital stock, partnership, membership or other equity interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity or a right to control such entity (an “Equity Interest”), (ii) subscriptions, calls, warrants, options, purchase rights or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interest, (iii) restricted shares, restricted stock units, performance units, contingent value rights, stock appreciation rights, phantom stock, equity participation or other similar rights or securities and (iv) securities convertible into or exercisable or exchangeable for any Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that, together with any Company Group Entity, is or has been at any relevant time treated as a “single employer” within the meaning of Section 414 of the Code and the regulations promulgated thereunder.

“Escrow Account” means a bank account established by the Escrow Agent for purposes of depositing the Escrow Fund.

“Escrow Agent” means U.S. Bank National Association, as the Escrow Agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, substantially in the form attached hereto as Exhibit D, to be entered into at the Closing by Purchaser, the Sellers’ Representative and the Escrow Agent.

“Escrow Fund” means the sum of the Adjustment Escrow Amount, DPS Escrow Amount, Elmhurst Escrow Amount and Indemnification Escrow Amount deposited into escrow pursuant to the Escrow Agreement.

“Estimated Cash” has the meaning set forth in Section 2.11.

“Estimated Closing Statement” has the meaning set forth in Section 2.11.

“Estimated Indebtedness” has the meaning set forth in Section 2.11.

“Estimated Sellers’ Transaction Expenses” has the meaning set forth in Section 2.11.

“Estimated Working Capital” has the meaning set forth in Section 2.11.

“Example Statement of Working Capital” means the sample statement of Working Capital attached hereto as Exhibit E.

“Excess Amount” means the excess of (i) the Aggregate Final Equity Value over (ii) the Aggregate Closing Equity Value.

“Exchange Agent” means U.S. Bank National Association, as the Exchange Agent under the Exchange Agent Agreement.

“Exchange Agent Agreement” means the Exchange Agent Agreement entered into by Purchaser, Sellers’ Representative and the Exchange Agent on the date hereof.

“Filing” means a registration, declaration or filing with a Governmental Authority.

“Final Cash” has the meaning set forth in Section 2.13(c).

“Final Indebtedness” has the meaning set forth in Section 2.13(c).

“Final Sellers’ Transaction Expenses” has the meaning set forth in Section 2.13(c).

“Final Working Capital” has the meaning set forth in Section 2.13(c).

“Financial Statements” has the meaning set forth in Section 3.5.

“Foreign Plan” has the meaning set forth in Section 3.17(j).

“Fraud” means actual and intentional fraud in the making of the representations and warranties in Article 3, 4 or 5 (in each case, as modified and limited by the Disclosure Schedules), as limited by this definition and specifically excluding constructive fraud, negligent fraud, equitable fraud, statutory fraud, promissory fraud, negligent misrepresentation or omission, or any form of fraud based on recklessness, negligence or any similar theories. “Fraud” will only be found to exist if a representation or warranty in Articles 3, 4 or 5 (in each case, as modified and limited by the Disclosure Schedules) is found to constitute a false statement and such representation or warranty was (a) made with knowledge of the falsity thereof (as opposed to any Fraud claim based on negligence, recklessness, imputed or constructive knowledge, statute or other theory), (b) intended to deceive or mislead the Person claiming Fraud, and (c) such Person claiming Fraud reasonably relied on the representation or warranty made and (d) such Person claiming Fraud incurred actual damages as a result of the foregoing. A claim for Fraud may only be made against the party committing such Fraud.

“Fundamental Representations” means those representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Capitalization), Section 3.3 (Subsidiaries), Section 3.4 (Noncontravention), Section 3.14 (Brokers), Section 4.1 (Organization), Section 4.2 (Authorization of Transactions), Section 4.3 (solely with respect to clause (a)) (No Breach), Section 4.6 (Ownership), Section 5.1 (Organization), Section 5.2 (Authorization of Transactions), Section 5.3 (solely with respect to clause (a)) (No Breach), and Section 5.6 (solely with respect to clauses (a) and (b)) (Capitalization; Prior Activities).

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Authority” means any government, governmental agency, judicial or arbitral body, department, bureau, office, commission, authority, or instrumentality, or court of competent jurisdiction, in each case whether foreign, federal, state, provincial territorial or local.

“Gross Purchase Price” means $625,000,000.

“Hazardous Materials” means and includes (a) any pollutant, contaminant, waste or chemical regulated or designated as toxic, radioactive, ignitable, corrosive, reactive, or a hazardous substance, waste or material under any Environmental Law, and (b) any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum or petroleum fractions and products, by-products and other hydrocarbons, asbestos, polychlorinated biphenyls, and per and polyfluoroalkyl substances.

“HCERA” has the meaning set forth in Section 3.17(e).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Taxes” means Taxes imposed on or determined, in whole or in part, by reference to net income or profits, and any obligation to pay or collect such Taxes by withholding or via composite filing (and including the Illinois Net Replacement Tax, Texas Franchise Tax and Tennessee Excise Tax).

“Indebtedness” means at a particular time, without duplication, with respect to a Person, (i) any indebtedness of such Person for borrowed money or issued in substitution or exchange for indebtedness for borrowed money (without any reduction of debt issuance costs), (ii) any indebtedness of such Person evidenced by any note, bond, debenture or other debt security (without any reduction of debt issuance costs), (iii) any letters of credit, bankers’ acceptances or similar instruments, but in each case only to the extent drawn, (iv) any bonds or similar arrangements, but in each case only to the extent drawn or called, (v) the capitalized portion of all obligations of such Person under finance leases under ASC 842 adopted by the Financial Accounting Standards Board (but, for the avoidance of doubt, operating leases under ASC 842 shall not be included as Indebtedness), (vi) [RESERVED], (vii) any contingent payment obligations under that certain Agreement dated as of December 16, 2025 by and between the Operating Company and a certain individual, including the employer portion of any employment, payroll or other similar Taxes payable with respect thereto, (viii) any aggregate unpaid Income Taxes of the Company Group Entities and BlockerCo (determined in accordance with the Tax Conventions), and (ix) all guarantees by such Person in respect of obligations of another Person of the kind referred to in clauses (i) through (viii) above. For the avoidance of doubt, Indebtedness shall exclude (x) any amounts related to deferred revenue and (y) any amounts included in Sellers’ Transaction Expenses or the current liabilities reflected in the calculation of Working Capital. For the avoidance of doubt, Indebtedness shall not include the Non-Recurring Professional Fees Amount or the DPS Indemnification Amount.

“Indemnification Escrow Amount” means $3,000,000.

“Intellectual Property” means any and all intellectual and industrial property rights and other similar proprietary rights in any jurisdiction throughout the world, whether registered or unregistered, including all rights pertaining to or deriving from: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof and all registrations, applications and renewals for any of the foregoing, (ii) copyrights, registered or unregistered, and copyrightable works, works of authorship, mask works, and all registrations, applications, and renewals for any of the foregoing, (iii) trademarks, service marks, certification marks, domain names, trade dress, trade names, corporate names, brands, logos, slogans and all other source identifiers, and all registrations, applications and renewals for any of the foregoing, and together with all goodwill associated therewith, (iv) trade secrets, non-public information, and confidential information (whether or not a trade secret under applicable Laws), including ideas, know-how, technology, product development techniques or plans, research and development information, drawings, specifications, designs, plans, proposals, technical data, business information and technical information (including formulas, techniques and processes), financial data, business and marketing plans, pricing policies, operational methods, customer and supplier lists and related information, employee data and new personnel acquisition plans, and consultant arrangements and rights to limit the use or disclosure thereof by any Person, (v) Software, (vi) proprietary databases and data compilations and all documentation relating to the foregoing, (vii) all registrations and applications for registration of any of the foregoing and all copies and tangible embodiments of the foregoing (in whatever form or medium), (viii) all income, royalties, damages and payments due or payable with respect thereto, including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past, present and future infringements or misappropriations thereof and (ix) any and all corresponding rights that, now or hereafter, may be secured throughout the world.

“Interim Financial Statements” has the meaning set forth in Section 3.5.

“Interim Period” has the meaning set forth in Section 7.1(a).

“IP Agreements” has the meaning set forth in Section 3.15(e).

“Item of Dispute” has the meaning set forth in Section 2.13(c).

“Knowledge” means (i) in the case of an individual, the actual knowledge of such individual after reasonable internal inquiry, (ii) in the case of the Company, the actual knowledge of Kevin Jones, Dustin Renn, Abigail Anderson and Marty Friend, after reasonable inquiry of each such Person’s direct reports, (iii) in the case of the BlockerCo Seller, the actual knowledge of Josh Loftus after reasonable inquiry of such Person’s direct reports, and (iv) in the case of Purchaser and Merger Sub, the actual knowledge of Brian Anderson after reasonable inquiry of each such Person’s direct reports.

“Law” means all laws (including common law), statutes, rules, regulations, ordinances, codes, treaties and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, territory, county, city or other political subdivision of any Governmental Authority.

“Leased Real Property” means all of the right, title and interest of the Company Group Entities under all leases, subleases, and other licenses or occupancy agreements pursuant to which the Company Group Entities hold a leasehold or sub-leasehold estate in, or are granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property which is used in the operation of the Business.

“Legal Proceeding” means any legal proceeding (whether at law or in equity and including any civil, criminal or administrative proceeding), action, suit, litigation, claim or counterclaim, citation, complaint, inquiry, audit, examination, investigation or arbitration by or before (or that would be before) a Governmental Authority.

“Letter of Transmittal” has the meaning set forth in Section 2.8(a).

“Liens” means any mortgage, pledge, hypothecation, security interest, encumbrance, encroachment, lien, easement, right-of-way, adverse claim, title retention agreement or arrangement, conditional sale agreement, deed of trust, prior assignment, restrictive covenant, restriction or charge, or other similar encumbrance (other than any restrictions under the Securities Act, state or provincial securities laws or Liens created by or resulting from actions of Purchaser or any Affiliate thereof).

“Loss” means any liabilities, losses, damages, judgments, fines, penalties, assessments, charges, Taxes, costs or expenses (including reasonable attorney’s or other professional fees and expenses) excluding any punitive, consequential, or exemplary damages unless actually awarded or imposed by a Governmental Authority in connection with a Covered Claim.

“Material Adverse Effect” means any change, effect, development, event or circumstance that, individually or in the aggregate: (i) is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Company Group Entities, or (ii) prevents or materially impairs, or would reasonably be expected to prevent or materially impair, the ability of the Company or the BlockerCo Seller to consummate the Transactions by the Outside Date; provided, however, that any changes or events to the extent resulting from the following items shall not be considered when determining whether a Material Adverse Effect has occurred pursuant to clause (i) above: (a) changes in economic, political, financial or capital market conditions generally, (b) any acts of war (declared or undeclared), hostilities, pandemics, sabotage, terrorist activities, any escalation of the foregoing, or changes imposed by a Governmental Authority associated with additional security, (c) effects of weather, meteorological events or other acts of God, (d) any change of Law or accounting standards after the date hereof, (e) any change generally in the industry in which the Company Group Entities operate, (f) the announcement, in and of itself, of this Agreement or the Transactions or the fact that the prospective owner of the Company Group Entities is Purchaser, (g) any actions taken by, or at the written request of, Purchaser, (h) any actions required to be taken or omitted pursuant to this Agreement or taken with Purchaser’s consent, or not taken because Purchaser unreasonably withheld, conditioned or delayed its consent, and (i) any failure by the Company Group Entities to meet projections or forecasts or revenue or earnings predictions for any period (it being understood that any underlying causes of such failure may, if otherwise qualifying, be taken into account in determining whether a Material Adverse Effect has occurred), except with respect to clauses (a), (b), (c), (d) or (e) above, solely to the extent any such change, effect, development, event or circumstance disproportionately affects the Company Group Entities relative to other participants in the industries in which the Company Group Entities participate.

“Material Contracts” has the meaning set forth in Section 3.9(b).

“Merger” has the meaning set forth in Section 2.2.

“Merger Sub” has the meaning set forth in the Preamble.

“New Plans” has the meaning set forth in Section 8.12(b).

“Non-Merger Acquisition” has the meaning set forth in Section 2.2.

“Non-Recurring Professional Fees Amount” means certain non-recurring professional fees of the Company Group Entities equal to $51,890.50.

“Open Source Software” has the meaning set forth in Section 3.15(h).

“Operating Company” has the meaning set forth in the Recitals.

“Order” means any award, injunction, judgment, order, writ, decree, ruling, assessment, stipulation, settlement, subpoena, decision, verdict, determination or arbitration or other award entered, issued, made, or rendered by or with any Governmental Authority, mediator or arbitrator.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation, memorandum of association, organization or formation, bylaws, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement or such other organizational documents of such Person.

“Outside Date” has the meaning set forth in Section 10.1(d).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Payment Fund” has the meaning set forth in Section 2.8(a).

“Payoff Letters” means the payoff letters from each lender of Indebtedness of the Company Group Entities outstanding as of the Closing of the type described in clause (i), (ii) and (iii) of the definition of Indebtedness evidencing the aggregate amount of such Indebtedness outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such Indebtedness on the Closing Date) and an agreement that, if such aggregate amount so identified is paid to such lender on the Closing Date pursuant to the wire instructions contained therein, such Indebtedness of the Company Group Entities as of the Closing shall be repaid in full and that all Liens (except for Permitted Liens) affecting any real or personal property of the business of the Company Group Entities will be released.

“Pending Claim” has the meaning set forth in Section 8.16(b).

“Permit” means a consent, approval, license, permit, certificate, authorization, qualification, or extension of applicable waiting period from any Governmental Authority or under any Law.

“Permitted Liens” means (i) cashiers’, landlords’, mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, contractors’ and warehousemen’s Liens arising or incurred in the ordinary course of business and for amounts which are not yet due and payable or are being contested in good faith and for which adequate reserves have been established to the extent required in accordance with GAAP, (ii) Liens for Taxes not yet due and payable or for Taxes that the Company Group Entities are contesting in good faith and for which adequate reserves have been established to the extent required in accordance with GAAP, (iii) purchase money Liens securing rental payments under capital lease arrangements, (iv) in the case of Leased Real Property, zoning, building, or other land use restrictions imposed by or on behalf of any Governmental Authority having jurisdiction over any real property which are not violated by the current conduct of the Business nor existing structures or land use, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (A) interfere in any material respect with the present use of or occupancy of the affected parcel by any Company Group Entity, (B) impair in any material respect the ability of such parcel to be sold, leased or subleased for its present use, or (C) impair in any material respect the use of the assets of any Company Group Entity as they relate to the Business as a whole, and which are not violated by existing structures or land use, (v) Liens granted to any lender at the Closing in connection with any financing by Purchaser or its Affiliates of the Transactions and (vi) any other Liens set forth on the Schedule 1-A.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.

“Personal Information” means information considered “personal data,” “personal information,” “personally identifiable information,” “nonpublic personal information” or other similar term under applicable Laws.

“Policies” shall have the meaning set forth in Section 3.12.

“PPACA” has the meaning set forth in Section 3.17(e).

“Pre-Closing Confidential Information” has the meaning set forth in Section 8.2(d).

“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date, and the portion of any Straddle Period that ends on the Closing Date; provided, that with respect to any Company Group Entity that is a Canadian entity, “Pre-Closing Tax Period” means a taxable period ending before the Closing Date and, in the case of a Straddle Period, the portion of such period ending before the Closing Date.

“Preferred Units” means all of the issued and outstanding Preferred Units (as defined in the Company LLC Agreement).

“Privacy and Data Protection Policies” means, collectively, any and all of each Company Group Entity’s (a) written privacy and information security policies, procedures, and notices, whether applicable internally, or published on any Company Group Entity websites or otherwise made available by such Company Group Entity to any Person, and (b) written public representations (including representations on any Company Group Entity websites) made by or on behalf of any Company Group Entity with regard to the protection or Processing of Personal Information.

“Privacy Laws” means to the extent applicable to Company Group Entities: (a)(i) applicable Law governing data privacy, security, or the protection of or Processing of Personal Information, and (ii) Laws relating to the Processing of biometric data, direct marketing, e-mails, text messages, robocalls, telemarketing or other electronic commercial messages, and the Processing of Personal Information in relation to artificial intelligence, and (b) binding guidance issued by a Governmental Authority that pertains to one of the applicable Laws outlined in clause (a).

“Process” or “Processing” means, with respect to data, any operation or set of operations performed upon data, whether or not by automatic means, such as access, collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, return, receipt, processing, safeguarding, security, protection, ingestion, compilation, enrichment, de-identification, transfer, consultation, disclosure, sharing, dissemination or destruction of such data.

“Purchase Price Allocation” has the meaning set forth in Section 2.15.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Excluded Claim” has the meaning set forth in Section 8.13(a).

“Purchaser Indemnified Parties” has the meaning set forth in Section 8.16(a).

“Purchaser Released Claims” has the meaning set forth in Section 8.13(a).

“R&W Insurance Policy” has the meaning set forth in Section 8.11.

“R&W Insurer” has the meaning set forth in Section 8.11.

“RazorSync Contra Debt Amount” means $1,852,500.00.

“Real Property Leases” has the meaning set forth in Section 3.10(a).

“Reference Time” means 11:59 p.m. Eastern time on the date immediately prior to the Closing Date.

“Related Party” means any respective former, current and future direct or indirect equityholder, controlling person, shareholder, director, officer, employee, agent, Affiliate, member, manager, general or limited partner or assignee of a Person.

“Releasees” has the meaning set forth in Section 8.13.

“Representative” means, with respect to any Person, any and all directors, officers, members, managers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required SEC Disclosure” has the meaning set forth in Section 8.2(c).

“Requisite Unitholders” means Unitholders holding a number and class of Company Units sufficient to properly approve this Agreement and the Merger in accordance with the Company LLC Agreement and the DLLCA.

“Restricted Cash” means any cash or cash equivalents that are (a) not freely usable by the Company Group Entities because they are subject to restrictions or limitations on use or distribution by applicable Law or a binding Contract (excluding, for the avoidance of doubt, any cash or cash equivalents attributable to the Synovus Agreement), or (b) posted as cash collateral to support any letter of credit, surety bond or similar obligation. For the avoidance of doubt, Restricted Cash shall not include (a) the DPS Indemnification Amount, (b) any cash or cash equivalents attributable to the Elmhurst Agreement, or (c) any cash or cash equivalents held in U.S. or Canadian Dollars by any Company Group Entity that is domiciled outside of the United States.

“Restrictive Covenant Agreements” means those Restrictive Covenant Agreements executed by the Persons set forth on Schedule I hereto on the date hereof and becoming effective as of the Closing.

“Retail Payment Activities Act” means the Retail Payment Activities Act (Canada).

“Sanctioned Person” means (i) any Person listed on OFAC’s Specially Designated Nationals and Blocked Persons List, List of Persons Identified as Blocked Solely Pursuant to Executive Order 13599, and Sectoral Sanctions Identifications List; the Denied Persons, Unverified, and Entity Lists, maintained by the U.S. Department of Commerce; the Debarred List and non-proliferation sanctions lists maintained by the U.S. State Department; the Justice for Victims of Corrupt Foreign Officials Act (Canada), the Special Economic Measures Act or (ii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i).

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Seller Excluded Claim” has the meaning set forth in Section 8.13(b).

“Seller Parties” has the meaning set forth in Section 11.1(f)(i).

“Seller Related Parties” has the meaning set forth in Section 8.11.

“Seller Released Claims” has the meaning set forth in Section 8.13(b).

“Seller Releasees” has the meaning set forth in Section 8.13(a).

“Seller Releasor” has the meaning set forth in Section 8.13(b).

“Sellers” means, collectively, the Unitholders (other than the BlockerCo) and the BlockerCo Seller.

“Sellers’ Representative” has the meaning set forth in the Preamble.

“Sellers’ Representative Expense Fund” has the meaning set forth in Section 11.1(e).

“Sellers’ Transaction Expenses” means, collectively, (i) all unpaid third-party fees, costs and expenses incurred by or on behalf of the Company Group Entities or BlockerCo prior to the Closing in connection with the Transactions, (ii) 50% of any Transfer Taxes, (iii) the amount of any change of control payments (including any transaction bonuses and retention payments) payable by the Company Group Entities or BlockerCo to any current employee solely as a result of the Transactions and incurred or owed or, with respect to transaction bonuses and retention payments, arising out of any Contract entered into, by a Company Group Entity prior to the Closing (whether or not such payments are required to be made at or after the Closing), together with the employer portion of any payroll, social security, employment, unemployment or similar Taxes imposed on such amounts, (iv) accrued management fees due or payable to LLR Management, L.P., and (v) any unpaid severance that is (x) incurred or owed at or prior to the Closing by or on behalf of any Company Group Entity; and (y) not requested or approved by Purchaser in writing at or prior to the Closing; provided, that “Sellers’ Transaction Expenses” expressly excludes (A) any fees, costs and expenses of the Exchange Agent, (B) any filing fees required to be paid under the HSR Act, (C) any arrangements entered into by or at the direction of Purchaser or its Affiliates, (D) any severance or retention payments incurred by or on behalf of the Company Group Entities after Closing (excluding, for the avoidance of doubt, any such payment obligations that are (x) incurred or owed or, with respect to transaction bonuses and retention payments, arising out of any Contract entered into, at or prior to the Closing by or on behalf of any Company Group Entity; and (y) not requested or approved by Purchaser in writing at or prior to the Closing) and (E) the fees, costs and expenses arising out of or relating to the “tail” policy to the directors’ and officers’ liability insurance policy purchased pursuant to Section 8.5, all of which shall be borne by Purchaser.

“Service Provider” means, with respect to any Company Group Entity, any current employee, officer, director, manager, individual independent contractor or individual consultant (including any such individual engaged through a loan-out or similar entity wholly-owned by such individual) of such Company Group Entity.

“Shortfall Amount” has the meaning set forth in Section 2.13(d).

“Software” means computer software (whether in object or source code form), firmware, databases, data collections, data records and data, including computer programs, applications, libraries, embedded programs, routines, utilities, functions, components and tools, and all documentation for any of the foregoing.

“Special Indemnity Matter” has the meaning set forth in Section 8.16(a) of the Disclosure Schedules.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date; provided, that with respect to any Company Group Entity that is a Canadian entity, “Straddle Period” shall mean any taxable period that includes (but does not begin or end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, trust or other entity of which fifty percent (50%) or more of the outstanding voting securities or other voting Equity Securities are owned, directly or indirectly, by the pertinent Person.

“Surviving Company” has the meaning set forth in the Recitals.

“Surviving Company Operating Agreement” has the meaning set forth in Section 2.5.

“Synovus Agreement” means that certain Sponsorship Agreement, dated as of May 15, 2020, by and between United Merchant Services of California, LLC and Synovus Bank, as amended.

“Target Working Capital” means an amount equal to $5,184,902.

“Tax” or “Taxes” means any U.S. federal, state, territorial, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall, profits, customs, duties, capital stock, franchise, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum, or other tax, governmental fee (including business license fee), governmental assessment or governmental charge or levy that is in the nature of a tax (including all employment insurance, employer health tax or health insurance, Canada Pension Plan and other government pension plan premiums or contributions), whether computed on a separate, consolidated, unitary or combined basis or in any other manner, whether or not disputed, and including any interest, penalties or additions thereto or additional amounts in respect of the foregoing.

“Tax Contest” has the meaning set forth in Section 8.7(c).

“Tax Conventions” means, in determining Income Taxes included in Indebtedness, such amounts shall be calculated (i) exclusively in respect of (A) jurisdictions in which the Company Group Entities and BlockerCo are currently filing Tax Returns or commenced activities after the end of the last Tax period for which a Tax Return was due, and (B) Tax Returns related to Pre-Closing Tax Periods that (x) are first due (taking into account extensions) after the Closing Date (including, to the extent not filed prior to the Closing Date, Tax Returns with respect to the 2025 Tax year) or (y) which were filed prior to the Closing and for which the Taxes shown as due on such Tax Returns have not been paid in full, (ii) in a manner consistent with the historical practices of the Company Group Entities and BlockerCo for preparing and filing Income Tax Returns (unless otherwise required by applicable Law at a “more likely than not” or higher level of comfort), (iii) by taking into account (x) Transaction Tax Deductions, and (y) estimated payments, prepayments and overpayments in the Pre-Closing Tax Period, in each case, to the extent such amounts actually offset Tax liability, (iv) to the extent related to any Straddle Period, in accordance with Section 8.7(e) and (v) determined with respect to each of the Company Group Entities and BlockerCo in each applicable jurisdiction separately (and which may not be less than zero in any jurisdiction).

“Tax Return” means any return, declaration, report, claim for refund, information return or other document or form (including any related or supporting schedule, statement or information and any amendment thereof) filed or required to be filed in connection with the imposition, determination, assessment, payment or collection of any Tax or the administration of any Laws relating to any Tax, and including Form FinCEN 114.

“Tax Sharing Agreement” means any Contract entered into prior to the Closing binding BlockerCo or any of the Company Group Entities that provides for the allocation, apportionment, sharing, indemnity, reimbursement or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purposes of determining any Person’s Tax liability other than any such Contract entered into in the ordinary course of business the primary subject of which is not Taxes.

“Third Party” means a Person that is not a party to this Agreement, but excluding any Affiliate of a Party.

“Third-Party Action” means an Action brought by a Third Party.

“Top Customers” has the meaning set forth in Section 3.22.

“Top Referral Partners” has the meaning set forth in Section 3.22.

“Top Suppliers” has the meaning set forth in Section 3.22.

“Transaction Tax Deductions” means, in each case, to the extent “more likely than not” deductible in a Pre-Closing Tax Period for U.S. federal income tax purposes and applicable state, territorial and local income tax purposes, deductions attributable to: (i) all fees and expenses, including any breakage fees or accelerated deferred financing fees, incurred by any Company Group Entity and/or BlockerCo with respect to the payment of Indebtedness in connection with the Closing, and (ii) all Sellers’ Transaction Expenses (including (i) amounts that would be Sellers’ Transaction Expenses except for the fact that such amounts were paid prior to the Closing and (ii) Sellers’ Transaction Expenses included in the definition of Buyer Transactions Expenses) and all other payments of any Company Group Entity and/or BlockerCo that have accrued, or will accrue, as of the Closing that are in the nature of compensation. For purposes of the foregoing, the Parties agree to adopt the seventy percent (70%) safe harbor (and to include the applicable election statements with the appropriate Tax Returns) with respect to the deduction of any “success-based fees” in accordance with IRS Revenue Procedure 2011-29 to the extent that the Transactions are properly treated as a “covered transaction” within the meaning of Treasury Regulations Section 1.263(a).

“Transactions” has the meaning set forth in the Recitals.

“Transfer Taxes” has the meaning set forth in Section 8.8.

“Treasury Regulations” shall mean the Treasury Regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code.

“Unit Transfer” has the meaning set forth in the Recitals.

“Unit Transfer Plan” means the reorganization transactions contemplated by the Unit Transfer, as described in, and implemented in accordance with, Exhibit A attached hereto.

“Unitholders” means the holders of Company Units from time to time (including, after giving effect to the Unit Transfer, the BlockerCo).

“Unvested Company Units” means each Common Unit that, as of the Effective Time, has not vested in accordance with the terms of the agreement pursuant to which such Common Unit was granted to the holder thereof (after giving effect to any acceleration of vesting of such Common Unit either triggered by the Transactions or approved by the Company Board prior to the Effective Time).

“Vested Company Units” means the Preferred Units and each Common Unit that, as of the Effective Time, has vested in accordance with the terms of the agreement pursuant to which such Common Unit was granted to the holder thereof (after giving effect to any acceleration of vesting of such Common Unit either triggered by the Transactions or approved by the Company Board prior to the Effective Time).

“Waived 280G Benefits” has the meaning set forth in Section 8.7(e).

“Willful Breach” has the meaning set forth in Section 10.2.

“Working Capital” means (i) the current assets of the Company Group Entities less (ii) the current liabilities of the Company Group Entities, in the case of each of clauses (i) and (ii), determined on a consolidated basis in accordance with the Accounting Principles and including only current assets and current liabilities to the extent that such assets and liabilities are of the type and kind included in the Example Statement of Working Capital; provided, that, for purposes hereof, the current assets of the Company Group Entities shall not include any (y) Cash, or (z) Income Tax assets, and the current liabilities of the Company Group Entities shall not include any (a) Indebtedness, (b) Sellers’ Transaction Expenses, (c) Income Tax liabilities, or (d) fees or expenses to the extent relating to financing arranged by or on behalf of, or otherwise incurred by or at the direction of, Purchaser or any of its Affiliates in connection with the Transactions.

“Written Consent” has the meaning set forth in the Recitals.

Article 2
PURCHASE AND SALE OF THE BLOCKERCO EQUITY SECURITIES; MERGER

2.1            Unit Transfer; Purchase; Sale of BlockerCo Equity Securities.

(a)            The Parties acknowledge and agree that the Persons described in the Unit Transfer Plan shall, at least one (1) Business Day prior to the Closing, engage in one or more transactions in order to give effect to the Unit Transfer in accordance with the Unit Transfer Plan. The Parties acknowledge and agree that no transfer pursuant to the Unit Transfer Plan shall, for any purposes hereunder, be deemed to have resulted in a breach or violation of any representation, warranty or covenant of the Company, the BlockerCo Seller or the BlockerCo contained in this Agreement or in any closing certificate.

(b)            Upon the terms and subject to the conditions set forth herein, at the Closing and immediately prior to the Effective Time, the BlockerCo Seller shall sell to Purchaser, and Purchaser shall purchase from the BlockerCo Seller, all of the BlockerCo Equity Securities, free and clear of all Liens. The aggregate purchase price for the BlockerCo Equity Securities payable by Purchaser (the “BlockerCo Consideration”) shall be the portion of the Aggregate Closing Cash Amount plus any Additional Payments (if payable) allocable to the BlockerCo Equity Securities in accordance with the Distribution Waterfall.

2.2            Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the DLLCA, Merger Sub shall merge with and into the Company, the separate limited liability company existence of Merger Sub shall cease and the Company shall continue as the Surviving Company (the “Merger”). The purchase transaction contemplated by Section 2.1(b) (the “Non-Merger Acquisition”), which shall occur immediately prior to the consummation of the Merger contemplated by this Section 2.2, shall constitute a separate transaction hereunder.

2.3            The Closing and the Effective Time. The closing of the Transactions (the “Closing”) shall take place via email and/or teleconference, commencing at 9:00 a.m. Eastern time on the fifth (5th) Business Day following the satisfaction or waiver of all conditions to each Party’s obligation to consummate the Transactions (other than the conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place or on such other date as is mutually agreeable to Purchaser and the Sellers’ Representative. The date of the Closing is referred to herein as the “Closing Date.” On the Closing Date, and upon the terms and subject to the conditions of this Agreement, the Parties shall cause the Merger to be consummated by Filing the Certificate of Merger (the “Certificate of Merger”) in substantially the form attached hereto as Exhibit F, with the Secretary of State of the State of Delaware as required by, and executed in accordance with, the applicable provisions of the DLLCA (the time of such Filing with the Secretary of State of the State of Delaware, or such later time as may be agreed upon in writing by Purchaser and the Company and specified in the Certificate of Merger, shall be referred to herein as the “Effective Time”). All documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken simultaneously, and no such delivery or action shall be considered effective or complete unless or until all other such deliveries or actions are completed or waived in writing by the Party against whom such waiver is sought to be enforced. Subject to the provisions of Article 10, the failure to consummate the Closing on the date and time determined pursuant to this Section 2.3 shall not result in the termination of this Agreement and shall not relieve any Party of any obligation under this Agreement.

2.4            Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time by virtue of the Merger and without any action on the part of Merger Sub or the Company, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.5            Organizational Documents of the Surviving Company. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, (a) the limited liability company agreement of the Surviving Company shall be deemed amended to be the same as the limited liability company agreement of Merger Sub (the “Surviving Company Operating Agreement”), subject to necessary adjustments to provide for the same economics and ownership immediately following the Closing represented by the BlockerCo Units owned by BlockerCo as was maintained by the limited liability company agreement of the Company immediately before the Effective Time and (b) the certificate of formation of the Surviving Company shall be the same as the certificate of formation of the Company, each as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the provisions thereof and the DLLCA.

2.6            Manager(s) and Officer(s) of the Surviving Company. The manager(s) and officer(s) of Merger Sub immediately prior to the Effective Time shall be the manager(s) and officer(s), as applicable, of the Surviving Company immediately after the Effective Time, each to hold such office in accordance with the provisions of the Surviving Company Operating Agreement.

2.7            Effect of the Merger on the Company Units and the Limited Liability Company Interests of Merger Sub.

(a)            Effect on the Vested Company Units (other than BlockerCo Units). At the Effective Time and after giving effect to the Non-Merger Acquisition, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company, or the Unitholders, each Vested Company Unit (other than the Unvested Company Units to be canceled pursuant to Section 2.7(b), if any, and the BlockerCo Units) issued and outstanding immediately prior to the Effective Time shall, on the terms and conditions set forth in this Agreement, be automatically canceled and extinguished and shall be converted automatically into (i) the right on the part of the holder thereof to receive in cash such Vested Company Unit’s Allocable Share of the Aggregate Closing Cash Amount (if any) and (ii) a contingent right on the part of the holder thereof to receive in cash such Vested Company Unit’s Allocable Share of any Additional Payments (if any) which become payable pursuant to this Agreement. Notwithstanding anything to the contrary herein, any Vested Company Units for which such Vested Company Unit’s Allocable Share of the Aggregate Closing Cash Amount is not positive as of the Effective Time will be automatically cancelled and extinguished as of the Effective Time without consideration.

(b)            Effect on the Unvested Company Units. At the Effective Time and after giving effect to the Non-Merger Acquisition, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub, the Company or the Unitholders, each Unvested Company Unit issued and outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished and no cash or other consideration shall be paid with respect thereto.

(c)            Limited Liability Company Interests of Merger Sub and BlockerCo Units. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, BlockerCo, the Company or Purchaser, the limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time and the BlockerCo Units shall each automatically be converted into and exchanged for limited liability company interests in the Surviving Company and Purchaser shall be admitted as a member, and the BlockerCo shall remain a member, of the Surviving Company. Each certificate of Merger Sub evidencing ownership of any such limited liability company interests, if any, and each certificate representing BlockerCo Units, if any, shall automatically be deemed to evidence ownership of such interests of the Surviving Company.

2.8            Mechanism of Payment and Delivery of Certificates.

(a)            At the Closing, Purchaser shall deliver, by wire transfer of immediately available funds, to the Exchange Agent for the benefit of the Unitholders cash in an aggregate amount (the “Payment Fund”) equal to: (i) the Aggregate Closing Cash Amount, less (ii) the BlockerCo Consideration, which deposit shall be held by the Exchange Agent in a segregated bank account and used solely and exclusively for purposes of paying the consideration specified in this Section 2.8. The Exchange Agent shall make the payments provided for in Section 2.8(b) out of the Payment Fund.

(b)            The Exchange Agent shall act as exchange and exchange agent hereunder for the payment and delivery of amounts payable to each Unitholder pursuant to the terms of the Exchange Agent Agreement. Promptly following the date hereof, the Exchange Agent shall deliver to each Unitholder (other than BlockerCo) a Letter of Transmittal in the form of Exhibit G hereto (a “Letter of Transmittal”). To the extent that any Unitholder (other than BlockerCo) delivers a Letter of Transmittal to the Exchange Agent not later than three (3) Business Days prior to the Closing Date, duly executed and properly completed in accordance with the instructions thereto (together with any other documents as may be required by such Letter of Transmittal), on the Closing Date, the Purchaser shall cause the Exchange Agent to pay to such Unitholder the portion of the Aggregate Closing Cash Amount payable to such Unitholder, which amounts shall be paid by wire transfer of immediately available funds to the account designated by such Unitholder in such Unitholder’s Letter of Transmittal.

(c)            Following the Closing, upon delivery by a Unitholder (other than BlockerCo) that did not receive its portion of the Aggregate Closing Cash Amount at the Closing pursuant to Section 2.8(a) to the Exchange Agent of a Letter of Transmittal, duly executed and properly completed in accordance with the instructions thereto (together with any other documents as may be required by such Letter of Transmittal), the Exchange Agent shall pay to such Unitholder from the Payment Fund, within three (3) Business Days after such delivery, cash in an amount equal to the portion of the Aggregate Closing Cash Amount payable to such Unitholder in accordance with Section 2.7(a), which amounts shall be paid by the Exchange Agent by wire transfer of immediately available funds to the account designated by such Unitholder in such Unitholder’s Letter of Transmittal. No interest or dividends will be paid or accrued on the consideration payable to any Unitholder hereunder. Until surrendered in accordance with the provisions of this Section 2.8(c), the Vested Company Units held by any such Unitholders shall represent, for all purposes, only the right to receive an amount in cash equal to the portion of the Aggregate Final Equity Value payable in respect thereof pursuant to this Agreement, without any interest or dividends thereon.

(d)            No Party shall be liable to a Unitholder or any other Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any amounts payable with respect to any Vested Company Unit pursuant to this Agreement have not been claimed by the sixth (6th) anniversary of the Closing Date (or immediately prior to such earlier date on which any such payment, dividends (whether in cash, equity or property) or other distributions with respect to Vested Company Units would otherwise escheat to or become the property of any Governmental Authority), any such equity, cash, dividends or distributions in respect of such Vested Company Unit shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interests of any Person previously entitled thereto.

(e)            Purchaser shall cause the Exchange Agent to timely take all actions (including making all payments) that this Agreement contemplates are to be taken by the Exchange Agent.

2.9            No Further Ownership Rights in the Company Units. The portion of the Aggregate Final Equity Value paid in respect of the Vested Company Units (or, in the case of the BlockerCo Units, the limited liability company interests of the Surviving Company issued in respect thereof) in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such Vested Company Units. Upon the Effective Time, there shall be no further registration of transfers on the records of the Surviving Company of Company Units which were outstanding immediately prior to the Effective Time. From and after the Effective Time, any holder of Company Units (other than BlockerCo Units) as of immediately prior to the Effective Time shall cease to have any rights as an equityholder of the Company (or, for the avoidance of doubt, the Surviving Company), except as specifically provided in this Agreement or by applicable Law.

2.10          Payment of Indebtedness. Prior to the Closing, the Company will obtain Payoff Letters and deliver such Payoff Letters to Purchaser in order to facilitate the repayment of all outstanding Indebtedness of the type described in clauses (i), (ii) and (iii) of the definition of Indebtedness prior to the Closing.

2.11          Estimated Closing Statement. No later than four (4) Business Days prior to the Closing, the Company shall deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimates of (a) Closing Cash (the “Estimated Cash”), (b) Closing Indebtedness (the “Estimated Indebtedness”), (c) by payee, the Closing Sellers’ Transaction Expenses (the “Estimated Sellers’ Transaction Expenses”), and (d) Closing Working Capital (the “Estimated Working Capital”), together with (y) a calculation of the Aggregate Closing Equity Value and Aggregate Closing Cash Amount based on such estimates and (z) a copy of the Distribution Waterfall showing the portion of the Aggregate Closing Cash Amount payable to each Seller in accordance therewith. Following delivery of the Estimated Closing Statement and prior to the Closing, the Company shall provide Purchaser the opportunity to review and provide comment on the Estimated Closing Statement or any component thereof (which the Company shall consider in good faith). The Estimated Closing Statement and the estimates and calculations contained therein shall be prepared in accordance with the definitions herein (including, as applicable, the Accounting Principles). All payments to be made by Purchaser pursuant to Section 2.12 shall be made in accordance with the amounts for such items set forth in the Estimated Closing Statement, as may be revised by the Company to incorporate any reasonable comments by Purchaser. The Estimated Closing Statement shall include (i) reasonable supporting detail and documentation with respect to the determinations set forth therein as may be appropriate to support the calculations set forth therein, and (ii) the respective amounts and wire information for each payment to be made by Purchaser pursuant to Section 2.12 (including the Payoff Letters and written invoices from any Persons to whom any Sellers’ Transaction Expenses are owing).

2.12          Deliveries at the Closing. At the Closing:

(a)            Purchaser shall pay to the Exchange Agent:

(i)            by wire transfer of immediately available funds to an account designated in writing by the Exchange Agent (for further distribution by the Exchange Agent to BlockerCo Seller, by wire transfer of immediately available funds to an account designated in writing by BlockerCo Seller), cash in an amount equal to the BlockerCo Consideration;

(ii)           the amount in cash equal to the Payment Fund for the benefit of the Unitholders in accordance with Section 2.8(a);

(b)            Purchaser shall pay to the Escrow Agent, by wire transfer of immediately available funds to a bank account designated in writing by the Escrow Agent, the Adjustment Escrow Amount, the DPS Escrow Amount, the Elmhurst Escrow Amount, and the Indemnification Escrow Amount;

(c)            Purchaser shall pay to the Sellers’ Representative, by wire transfer of immediately available funds to an account designated by the Sellers’ Representative, cash in an amount equal to the Sellers’ Representative Expense Fund in accordance with Section 11.1(e);

(d)            Purchaser shall repay, or cause to be repaid, on behalf of the Company Group Entities, the Indebtedness of the Company Group Entities of a type for which Payoff Letters are required to be delivered pursuant to Section 9.3(f), in accordance with such Payoff Letters;

(e)            Purchaser shall deliver to the Sellers’ Representative the Escrow Agreement, duly executed by Purchaser and the Escrow Agent;

(f)            Purchaser shall pay, or cause to be paid, all Closing Sellers’ Transaction Expenses and Buyer Transaction Expenses, in each case, in accordance with payment instructions delivered by the Company to Purchaser prior to the Closing; provided, however, that all Closing Sellers’ Transaction Expenses that constitute wages, within the meaning of Section 3401(a) of the Code, shall be paid to the Company for payment to the recipient thereof through the payroll of the applicable Company Group Entity; provided, further, that any Buyer Transaction Expenses shall be deemed satisfied by Purchaser at Closing;

(g)            If Purchaser has bound the R&W Insurance Policy, Purchaser shall deliver to the Sellers’ Representative a copy of the final binder of insurance for the R&W Insurance Policy, duly executed by Purchaser and the underwriter, including the final form of the R&W Insurance Policy;

(h)            (i) each Unitholder shall deliver to Purchaser or Exchange Agent a properly completed and executed IRS Form W-9, (ii) the Company shall deliver to Purchaser a certificate issued by the Company conforming to the requirements of Treasury Regulations Section 1.1445-11T(d)(2), and (iii) BlockerCo shall deliver to Purchaser a certificate issued by BlockerCo conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3); provided, that if any such certificate described in the foregoing subclauses (i) through (iii) is not delivered at or prior to the Closing, Purchaser shall still be required to consummate the Transactions notwithstanding the failure to deliver such certificate, and Purchaser and the Exchange Agent may withhold any amounts required to be withheld from the consideration otherwise payable pursuant to this Agreement to any Unitholder or BlockerCo Seller in accordance with applicable Law and Section 2.16;

(i)             BlockerCo Seller shall deliver to Purchaser a power of transfer, in a form reasonably acceptable to Purchaser, to convey all of the BlockerCo Equity Securities held by BlockerCo Seller to Purchaser;

(j)             the Company shall deliver to Purchaser and the Escrow Agent the Escrow Agreement, duly executed by the Sellers’ Representative; and

(k)            the Company shall deliver to Purchaser a certificate of good standing of the Company and BlockerCo from the secretary of state of the state in which it is organized and in which it is qualified as a foreign limited liability company, in each case dated as of a date not earlier than ten (10) days prior to the Closing Date.

2.13          Determination of Post-Closing Adjustment.

(a)            Promptly, but in any event within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to the Sellers’ Representative a statement, setting forth Purchaser’s good faith determination of (i) Closing Cash, (ii) Closing Indebtedness, (iii) Closing Sellers’ Transaction Expenses, and (iv) Closing Working Capital, in each case determined on a consolidated basis in accordance with the definitions herein (including, as applicable, the Accounting Principles), together with (x) the consolidated balance sheet of the Company Group Entities and the balance sheet of the BlockerCo from which such determinations were derived, and (y) such other information on which the calculations reflected thereon are based, in such detail as shall be reasonably acceptable to the Sellers’ Representative (such statement, together with such accompanying balance sheet and other information, the “Closing Statement”).

(b)            If Purchaser fails to deliver the Closing Statement by its due date, then the Estimated Closing Statement shall be deemed accepted by, and final and binding upon, the Parties. No fact or event, including any market or business development, occurring after the Closing, and no change in GAAP or Law after the Closing, shall be taken into consideration in the calculations to be made pursuant to this Section 2.13 (regardless of whether GAAP would permit or require taking such fact or event into consideration).

(c)            If the Sellers’ Representative disagrees with Purchaser’s determination of the Closing Cash, Closing Indebtedness, Closing Sellers’ Transaction Expenses and/or Closing Working Capital, in each case as reflected on the Closing Statement, the Sellers’ Representative may, within thirty (30) days after receipt of the Closing Statement, deliver a written notice (the “Dispute Notice”) to Purchaser setting forth the Sellers’ Representative’s calculation of each disputed amount (each an “Item of Dispute”). Throughout such 30 day period, Purchaser shall provide the Sellers’ Representative reasonable access during normal business hours and on reasonable advance notice to relevant books and records and work papers (including those of Purchaser’s, BlockerCo’s and the Company Group Entities’ accountants and auditors) reasonably necessary to Sellers’ Representative’s evaluation of the Closing Statement (subject to the execution of customary work paper access letters, if requested, and to the extent such access and review does not unreasonably interfere with the operations of Purchaser, the Company Group Entities or any of their Affiliates) as well as reasonable access to employees and Representatives of Purchaser, BlockerCo and the Company Group Entities to assist the Sellers’ Representative in its review of such work papers and the Closing Statement; provided, however, that neither Purchaser nor any of its Affiliates (including the Company Group Entities) shall be required to provide any documents or other information covered by the attorney-client privilege, the attorney work product doctrine or other similar protections or in violation of applicable Laws. If Purchaser does not receive a Dispute Notice within thirty (30) days after receipt by the Sellers’ Representative of the Closing Statement, the Closing Statement shall be conclusive and binding upon each of the Parties. If Purchaser receives a Dispute Notice from the Sellers’ Representative within thirty (30) days after receipt by the Sellers’ Representative of the Closing Statement, Purchaser and the Sellers’ Representative shall use reasonable efforts to resolve each Item of Dispute, and, if any Item of Dispute is so resolved, the Closing Statement shall be modified to the extent necessary to reflect such resolution. If any Item of Dispute remains unresolved as of the thirtieth (30th) day after delivery by the Sellers’ Representative of the Dispute Notice, Purchaser and the Sellers’ Representative shall jointly retain an independent accounting firm of recognized national standing within ten (10) Business Days following the thirtieth (30th) day after delivery by the Sellers’ Representative of the Dispute Notice (the “Accounting Firm”) to resolve such remaining disagreement, it being understood that any item not included as an Item of Dispute in the Dispute Notice shall be conclusive and binding upon each of the Parties as set forth in the Closing Statement. Purchaser and the Sellers’ Representative shall request that the Accounting Firm render a determination as to each unresolved Item of Dispute within thirty (30) days after its retention, and Purchaser and the Sellers’ Representative shall, and Purchaser shall cause BlockerCo and the Company Group Entities and each of their respective Representatives to, cooperate fully with the Accounting Firm so as to enable it to make such determination as quickly and accurately as reasonably practicable, including by the provision by Purchaser, BlockerCo and the Company Group Entities of relevant books and records and work papers (including those of their accountants and auditors) reasonably necessary to allow the Accounting Firm to evaluate the Closing Statement (in each case in such a manner so as not to waive or eliminate any privilege applicable to any such information). The Accounting Firm shall consider only those items and amounts that were set forth on the Closing Statement and the Dispute Notice that remain unresolved by Purchaser and the Sellers’ Representative. In resolving any Item of Dispute, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either Party, or less than the smallest value for such item claimed by either Party, on the Closing Statement or the Dispute Notice, as applicable. The Accounting Firm’s determination(s) shall be based upon the definitions of Closing Cash, Closing Indebtedness, Closing Sellers’ Transaction Expenses and Closing Working Capital (as applicable) included herein, and shall not be an independent review. The Accounting Firm’s determination of each Item of Dispute submitted to it shall be in writing, shall conform with this Section 2.13 and shall be conclusive and binding upon each of the Parties, and the Closing Statement shall be modified to the extent necessary to reflect such determination(s). The Accounting Firm shall allocate its fees, costs and expenses between Purchaser on the one hand, and the Sellers’ Representative on the other hand, based upon the percentage which the portion of the contested amount not awarded to each such Party bears to the total amount of Items of Dispute. The Closing Cash, Closing Indebtedness, Closing Sellers’ Transaction Expenses and Closing Working Capital, in each case as finally determined pursuant to this Section 2.13, are referred to herein as the “Final Cash,” “Final Indebtedness,” “Final Sellers’ Transaction Expenses,” and “Final Working Capital,” respectively.

(d)            Payment of Shortfall Amount. If the Aggregate Final Equity Value as finally determined is less than the Aggregate Closing Equity Value (such shortfall, the “Shortfall Amount”), the Sellers’ Representative and Purchaser shall jointly instruct the Escrow Agent to pay, within five (5) Business Days after such determination, (i) to Purchaser, by wire transfer of immediately available funds from the Escrow Account to a bank account designated in writing by Purchaser, the Shortfall Amount, and (ii) to the Exchange Agent (for distribution to the Sellers in accordance with the Distribution Waterfall), the then-remaining balance of the Escrow Account attributable to the Adjustment Escrow Amount by wire transfer of immediately available funds to a bank account designated in writing by the Exchange Agent. It is expressly acknowledged and agreed that the sole recourse of Purchaser for any Shortfall Amount shall be against the Escrow Account (and not the Unitholders or any other Person) and that if the Shortfall Amount exceeds the Adjustment Escrow Amount, then the amount actually payable to Purchaser pursuant to this Section 2.13 will be limited to the Adjustment Escrow Amount.

(e)            Payment of Excess Amount. If the Aggregate Final Equity Value as finally determined is greater than or equal to the Aggregate Closing Equity Value, Purchaser shall (i) pay, within five (5) Business Days after such determination, to the Exchange Agent (for distribution to the Sellers in accordance with the Distribution Waterfall), by wire transfer of immediately available funds to a bank account designated in writing by the Exchange Agent, cash in an amount equal to the lesser of the Excess Amount and the Adjustment Escrow Amount; and (ii) jointly with the Sellers’ Representative, instruct the Escrow Agent to pay, within five (5) Business Days after such determination, to the Exchange Agent (for distribution to the Sellers in accordance with the Distribution Waterfall), the funds then held in the Escrow Account and attributable to the Adjustment Escrow Amount in their entirety by wire transfer of immediately available funds to a bank account designated in writing by the Exchange Agent.

2.14          Distribution Waterfall. The Company, the Sellers’ Representative and the BlockerCo Seller hereby agree that, except as otherwise provided herein, the Distribution Waterfall shall govern the allocation among the Sellers of any payments to or from the Sellers that are contemplated by this Agreement. The Company, the Sellers’ Representative and the BlockerCo Seller hereby agree that the Distribution Waterfall has been prepared in accordance with the priorities set forth in the Company LLC Agreement, as in effect on the date hereof, as amended by this Section 2.14. The calculations and formulae incorporated into the Distribution Waterfall shall, among other things, provide for the allocation solely to BlockerCo Seller (and not the Unitholders) of any increase or decrease in the Aggregate Closing Equity Value and/or Aggregate Final Equity Value which is attributable to (y) any Cash held in accounts in the name or for the benefit of a BlockerCo and (z) any Indebtedness of BlockerCo. To the extent that the allocation of the Aggregate Closing Equity Value and/or Aggregate Final Equity Value in accordance with the Distribution Waterfall would constitute an amendment to the Company LLC Agreement, each of the Company, the Sellers’ Representative and BlockerCo hereby consent to such amendment. The Parties acknowledge and agree, and each Unitholder that is required to deliver a Letter of Transmittal pursuant to the terms of this Agreement will be required to acknowledge and agree in each such Unitholder’s Letter of Transmittal, that Purchaser will be entitled to rely on, and will have no liability with respect to the Distribution Waterfall (other than the payment of the amounts contemplated thereby in accordance with this Agreement) and the allocations of such payments among the Sellers set forth in the Distribution Waterfall.

2.15          Allocation of Amounts Paid By Purchaser or Merger Sub. The Parties agree that the Merger shall be treated as a taxable purchase and sale of partnership interests for Tax purposes. The Sellers and Purchaser shall allocate the portion of purchase price payable to the Unitholders (other than BlockerCo) as a result of the Merger and any assumed liabilities of the Company Group Entities (plus other relevant items) among the assets of the Company and its subsidiaries (that are classified as disregarded entities for U.S. federal income tax purposes) for Tax purposes in accordance with the Code (including Code Sections 734, 743, 751, 755 and 1060, as applicable) and the Treasury Regulations promulgated thereunder and in a manner consistent with the purchase price allocation methodology set forth in Schedule 2.15 (the “Purchase Price Allocation”). Within thirty (30) days following the determination of the Aggregate Final Equity Value, Purchaser shall prepare and deliver the Purchase Price Allocation pursuant to the methodology set forth in Schedule 2.15 to the Sellers’ Representative for the Sellers’ Representative’s review and consent (such consent not to be unreasonably withheld, conditioned or delayed), and Purchaser shall prepare and deliver to the Sellers’ Representative, from time to time, a revised or supplemental Purchase Price Allocation so as to report any matters that may need updating as may be required for the Sellers’ Representative’s review and consent (such consent not to be unreasonably withheld, conditioned or delayed). To the extent there is any disagreement with respect to the Purchase Price Allocation (or any supplement thereto) prepared by Purchaser, Purchaser and the Sellers’ Representative shall negotiate in good faith to resolve such disagreement for a period of thirty (30) days, and if Purchaser and the Sellers’ Representative cannot resolve such dispute within such thirty (30) day period, the matters in dispute shall be submitted to the Accounting Firm for resolution in a manner consistent with the agreed upon allocation methodology on Schedule 2.15, which resolution shall be delivered as soon as practicable following engagement of the Accounting Firm (and the fees, costs and expenses of which shall be borne by the Parties in a manner consistent with the procedures described in Section 2.13(c)), but in no event more than sixty (60) days thereafter, and shall be final, conclusive and binding upon Purchaser and the Sellers. Each of the Parties shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Purchase Price Allocation, and shall not take any Tax position inconsistent with such Purchase Price Allocation, as finally determined, unless otherwise required by applicable Law.

2.16          Withholding. The Surviving Company, its Subsidiaries, the Sellers’ Representative, Purchaser and the Exchange Agent and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be withheld with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any other provision of applicable Tax Laws. Notwithstanding anything to the contrary in this Agreement, to the extent that amounts are so withheld and paid over to the appropriate Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder thereof in respect of which such deduction and withholding was made. Except with respect to any payments that are in the nature of compensation, if Purchaser becomes aware that any such withholding or deduction is required, Purchaser shall notify the Sellers’ Representative at least three (3) Business Days before such deduction or withholding is required and shall reasonably cooperate with the Sellers’ Representative to mitigate any such withholdings or deductions.

Article 3
REPRESENTATIONS AND WARRANTIES
REGARDING THE COMPANY GROUP ENTITIES

Except as set forth in the Disclosure Schedules, which shall qualify the representations and warranties of the Company Group Entities, the Company hereby represents and warrants to Purchaser and Merger Sub as follows:

3.1            Organization and Existence.

Each Company Group Entity is duly organized or incorporated, as applicable, validly existing and in good standing under the Laws of the jurisdiction of its organization or incorporation, as applicable. Each Company Group Entity has full corporate or limited liability company, as applicable, power and authority to own, operate or lease its properties and assets now owned, operated or leased by it and carry on its respective business in the places where such properties are now owned, operated or leased or such business is now being conducted. Each Company Group Entity is duly qualified to do business and in good standing in each jurisdiction in which such qualification is required by applicable Laws, except where the failure to be so qualified and in good standing would not reasonably be expected to be material to the Company Group Entities, taken as a whole. The Company has made available to Purchaser true, correct and complete copies of the Organizational Documents of each Company Group Entity, each as currently in effect.

3.2            Capitalization.

(a)            Section 3.2(a) of the Disclosure Schedules sets forth the number and class of authorized, and issued and outstanding Equity Securities of each Company Group Entity.

(b)            The Company owns, directly or indirectly, of record and beneficially, all capital stock and other Equity Securities in each of the other Company Group Entities, free and clear of all Liens, and all such capital stock and other Equity Securities are duly authorized, validly issued, fully paid and non-assessable (to the extent such concept is applicable to such Equity Securities).

(c)            Except as set forth on Section 3.2(c) of the Disclosure Schedules, there are no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights, rights of first refusal or similar rights), calls, puts, profits interests, phantom equity, equity appreciation rights or other Contracts to which any Company Group Entity is a party or by which any Company Group Entity is bound (i) obligating any Company Group Entity to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold, transferred, repurchased, redeemed or otherwise acquired, any Equity Securities of any Company Group Entity or any securities convertible into or exchangeable for any such Equity Securities, (ii) obligating any Company Group Entity to grant, extend or enter into any such option, warrant, convertible or exchangeable security, subscription, right, call, put, profits interest, phantom equity, equity appreciation right or other Contract, (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to the holders of any Equity Securities of any Company Group Entity, or (iv) relating to the voting of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or entering into any Contract to purchase, sell, pledge or otherwise dispose of), any Equity Securities of any Company Group Entity. There are no outstanding obligations of any Company Group Entity to repurchase, redeem or otherwise acquire any Equity Securities of any Company Group Entity.

3.3            Subsidiaries. Except as set forth in Section 3.3 of the Disclosure Schedules, no Company Group Entity owns or controls, directly or indirectly, any Equity Securities in any other Person or has any commitment or obligation to purchase or invest in any Equity Securities of any other Person. Section 3.3 of the Disclosure Schedules sets forth a complete and accurate list of each Subsidiary of the Company, including for each such Subsidiary its name, jurisdiction of incorporation or organization and the Company Group Entity that directly owns the Equity Securities of such Subsidiary.

3.4            Noncontravention.

(a)            Except as set forth in Section 3.4(a) of the Disclosure Schedules, the execution of this Agreement and the consummation of the Transactions will not, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the Organizational Documents of any Company Group Entity, (ii) violate in any material respect any Law or Order applicable to the Company Group Entity, or (iii) require any action by or the prior notice to or consent of any Person under any Material Contract to which any Company Group Entity is a party or by which it or any of its assets are bound, or result in a material breach or constitute a material default under, or give any other party any right of termination, modification, acceleration or cancellation with respect to any Material Contract, or (iv) result in the creation of any material Lien (other than Permitted Liens) on the assets of any Company Group Entity or the Company Units.

(b)            No Permit of, or Filing with any Governmental Authority is required by the Company Group Entities in connection with the execution of this Agreement or the consummation of the Transactions by the Company Group Entities, other than (i) Permits and Filings set forth on Section 3.4(b) of the Disclosure Schedules, (ii) such Filings and notifications as may be required to be made by the Company Group Entities in connection with the Transactions under the HSR Act or applicable foreign Antitrust Laws and the expiration or termination of applicable waiting periods under the HSR Act or applicable foreign Antitrust Laws, and (iii) Permits and Filings that have been obtained or made prior to the date hereof.

3.5            Financial Statements.

(a)            The Company Group Entities have made available to Purchaser true, correct and complete copies of (i) the audited consolidated balance sheets of the Company Group Entities as of December 31, 2023, December 31, 2024 and December 31, 2025 and the related consolidated statements of operations, members’ equity and cash flows for the years ended December 31, 2023, December 31, 2024, and December 31, 2025, and the related notes to such consolidated financial statements and (ii) unaudited consolidated financial statements (the “Interim Financial Statements”) consisting of the consolidated balance sheet of the Company Group Entities as of March 31, 2026 (the “Balance Sheet Date”) and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the three (3)-month period then ended ((i) and (ii) together, the “Financial Statements”).

(b)            The Financial Statements fairly present, in all material respects, the consolidated financial position and results of operation of the Company Group Entities as of the respective dates thereof and for the respective periods covered thereby, and have been prepared from the books and records of the Company Group Entities in accordance with GAAP applied on a consistent basis throughout the periods covered, except (i) with respect to the Interim Financial Statements, for the absence of notes thereto and subject to normal year-end adjustments (none of which, individually or in the aggregate, would be material) and (ii) as otherwise described therein or on Section 3.5(b) of the Disclosure Schedules.

(c)            Each Company Group Entity’s books and records (including all financial records and business records) are true, correct and complete in all material respects and all material transactions to which such Company Group Entity is or has been a party are accurately reflected therein in all material respects. Each Company Group Entity’s management information systems are adequate in all material respects for the preservation of relevant information and the preparation of accurate reports. The Company Group Entities maintain a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general and specific authorization; (ii) transactions are recorded as necessary to permit preparation of the Financial Statements in conformity with GAAP and to maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. In the last three (3) years, the Company Group Entities and the independent accountants of the Company Group Entities have not identified or received written, or to the Company’s Knowledge oral, notice of (x) any material deficiency or weakness in the system of internal accounting controls utilized by the Company Group Entities, (y) any fraud, whether or not material, that involves the management of the Company Group Entities or any of their employees or independent contractors with any role in internal accounting controls, or (z) any material claim or allegation regarding any of the foregoing.

(d)            All accounts receivable, unbilled receivables, costs in excess of billings, notes receivable and associated rights of the Company Group Entities related to their businesses (collectively, “Accounts Receivable”) that are reflected on the Financial Statements or arising and/or incurred subsequent to the date thereof arose from and/or were incurred in bona fide transactions occurring in the ordinary course of business and represent valid obligations arising from sales actually made or services performed and/or rendered by the Company Group Entities in the ordinary course of business and, to the Company’s Knowledge, are collectible, subject to reserves on the latest balance sheet included in the Financial Statements except as would not reasonably be expected to be materially adverse to the Company Group Entities, taken as a whole. All Accounts Receivable are reflected properly in the Company Group Entities’ books and records, as applicable, consistent with the Company Group Entities’ past practices, as applicable, and GAAP consistently applied except as would not reasonably be expected to be materially adverse to the Company Group Entities, taken as a whole. To the Company’s Knowledge, the Accounts Receivable are not subject to valid defenses, set-offs or counterclaims, subject to reserves on the latest balance sheet included in the Financial Statements.

3.6            Absence of Certain Changes or Events. Except as set forth on Section 3.6 of the Disclosure Schedules, since the Balance Sheet Date, the business of the Company Group Entities has been conducted in all material respects in the ordinary course consistent with past practices. Since the Balance Sheet Date, there has not been any change, effect, development, event or circumstance that has resulted in, or would be reasonably expected to result in, a Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth on Section 3.6 of the Disclosure Schedules, no Company Group Entity has taken any action that, if taken during the Interim Period, would require the consent of Purchaser under Section 7.1(b).

3.7            Legal Proceedings. Except as disclosed on Section 3.7 of the Disclosure Schedules, there are currently and in the three (3)-year period prior to the date hereof there have been no Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing or orally against any Company Group Entity, any of its assets or properties, or any of its current or former directors or officers in their capacities as such, in each case that (a) if determined adversely to the applicable Company Group Entity would reasonably be expected to be material to the Company Group Entities, taken as a whole, (b) challenge or seek to enjoin, alter or materially delay the Transactions, or (c) would reasonably be expected to have a material adverse effect on the Company’s, BlockerCo Seller’s or the Sellers’ Representative’s ability to consummate the Transactions or perform its or their obligations hereunder. During the three (3)-year period prior to the date hereof, except as disclosed on Section 3.7 of the Disclosure Schedules, (i) no claim or dispute involving any Company Group Entity has been settled prior to the commencement of any Legal Proceeding for an amount in excess of $200,000, and (ii) no Legal Proceeding involving any Company Group Entity has resulted in an Order of injunctive relief or specific performance against any Company Group Entity. The Company Group Entities are not subject to any outstanding Order of any Governmental Authority that (x) would reasonably be expected to materially delay the Transactions, (y) would have a material adverse effect on the Company’s, BlockerCo Seller’s or the Sellers’ Representative’s ability to consummate the Transactions or perform its or their obligations hereunder, or (z) would reasonably be expected to be material to the Company Group Entities, taken as a whole.

3.8            Compliance with Laws; Permits.

(a)            Except as disclosed on Section 3.8(a) of the Disclosure Schedules, the Company Group Entities are, and during the three (3) years prior to the date hereof have been, in compliance in all material respects with all Laws applicable to it or its business or properties, including, for the avoidance of doubt, any requirements under the Retail Payment Activities Act.

(b)            No Company Group Entity nor any of its Representatives (acting in their capacity as such on behalf of the Company Group), directly or indirectly, has (i) given or agreed to give any unlawful gift, contribution, bribe, rebate, payoff, influence payment, kickback or similar benefit to any customer, supplier, governmental representative, or any other Person, private or public, regardless of form, whether in money, property or services to obtain favorable treatment in securing business, to pay for favorable treatment for business secured or to obtain special concessions, or for special concessions already obtained, for or in respect of the Company Group Entities, (ii) established or maintained on behalf of any of the Company Group Entities any fund or material asset, or paid any fee, commission or other payment, that has not been properly recorded in the books and records of the Company Group Entities or (iii) otherwise materially violated any Anti-Corruption Law, except in each case of clause (i) – (iii) with respect to such Representatives (but other than any director, officer, or employee of any Company Group Entity acting at the direction of a Company Group Entity) as would not reasonably be expected to be materially adverse to the Company Group Entities, taken as a whole.

(c)            No Company Group Entity nor any of its Representatives (acting in their capacity as such on behalf of the Company Group Entity) is or in the last three (3) years has been (i) a Sanctioned Person or (ii) otherwise in violation of Anti-Terrorism Laws, except in each case of clauses (i)–(ii) with respect to such Representatives (but other than any director, officer, or employee of any Company Group Entity acting at the direction of a Company Group Entity) as would not reasonably be expected to be materially adverse to the Company Group Entities, taken as a whole. The Company Group Entities have maintained and enforced policies and procedures designed to prevent, detect and deter violations of Anti-Terrorism Laws and, to the Company’s Knowledge, there have not been any violations by the Company Group Entities of such policies and procedures.

(d)            No Company Group member has, nor to the Company’s Knowledge, have any of its Representatives, (i) been investigated or indicted for or charged with or convicted of any felony or any crime involving fraud or misrepresentation or (ii) been subject to any Order barring, suspending or otherwise limiting the right of any Company Group Entity or such Person to engage in any activity conducted by any Company Group Entity except in each case of clause (i) – (ii) with respect to such Representatives (but other than any director, officer, or employee of any Company Group Entity acting at the direction of a Company Group Entity) as would not reasonably be expected to be materially adverse to the Company Group Entities, taken as a whole.

(e)            Except as set forth on Section 3.8(e) of the Disclosure Schedules, the Company Group Entities are in possession of all material Permits that are necessary for the Company Group Entities to own, lease, maintain, and operate its assets and properties and conduct its business as currently conducted in compliance with applicable Law (collectively, the “Company Permits”). Each of the Company Permits is in full force and effect and the Company Group Entities are in material compliance with the terms of all such Company Permits. No suspension, cancellation or modification is pending or, to the Knowledge of the Company, threatened, with respect to any of the Company Permits. During the three (3) years prior to the date hereof, (i) no material violations are or have been recorded in respect of any such Company Permits, and (ii) no Company Group Entity has received any notice from any Governmental Authority regarding a violation of, conflict with, or failure to comply with, any term or requirement of any Company Permit.

(f)            None of the Company Group Entities is required to register as a payment service provider under the Retail Payment Activities Act, and the Business of the Company Group Entities as currently conducted would not require such registration. The Company Group Entities do not, in any material respect that would require registration under the Retail Payment Activities Act, (i) hold funds on behalf of any end user, (ii) provide or maintain accounts for end users in relation to electronic funds transfers, (iii) initiate or facilitate electronic funds transfers, or (iv) operate or control any payment processing systems or platforms used to effect such transfers.

(g)            None of the Company Group Entities is required to be registered as a money services business or foreign money services business under the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

3.9            Material Contracts.

(a)            Section 3.9(a) of the Disclosure Schedules sets forth a list of all of the following types of Contracts to which any of the Company Group Entities is a party or by which any Company Group Entity or any of its assets is bound:

(i)            each Contract with any of the Top Customers;

(ii)           each Contract with any of the Top Suppliers;

(iii)          each Contract with any of the Top Referral Partners;

(iv)          each Contract with any Related Party, other than Contracts relating to employment or compensation entered into in the ordinary course of business with employees of the Company Group Entities, of the Company Group Entities which will not be terminated at or prior to Closing;

(v)           to the extent not covered by clause (i) above, each customer Contract that, individually or in the aggregate, provides for the future payment to the Company Group Entities in excess of $200,000 in any fiscal year, excluding purchase orders issued to customers in the ordinary course of business;

(vi)          to the extent not covered by clause (ii) above, each supplier Contract that, individually or in the aggregate, provides for the future receipt of services or delivery of materials or goods to the Company Group Entities, in each case, with aggregate value in excess of $200,000 in any fiscal year, including any binding memorandums of understanding, but excluding Contracts that by their terms may be terminated in the ordinary course of business upon 90 days’ or less notice without penalty or premium;

(vii)         any non-competition Contract or other Contract to which any Company Group Entity is a party, in either case that purports to limit in any material respect the ability of the Company Group Entities from competing, operating or doing business in any location or in any line of business;

(viii)        any Contract that (A) is an employment (other than employment agreements or offer letters for at-will employment or that can be terminated upon no more than sixty (60) days’ notice or less without penalty or severance), individual consulting, or severance agreement with any current Service Provider or any severance agreement with a former Service Provider to the extent such severance agreement has currently outstanding payment obligations on the part of a Company Group Entity, pursuant to which any Company Group Entity is or may become obligated to make payment for annual base compensation, service fees (in the case of individual consultants) or severance payments and benefits in excess of $200,000 or (B) provides for change in control, transaction or sale bonus, retention or similar payments;

(ix)           any Contract providing for the grant of an equity or equity-based award to any officer, director, manager, employee or individual consultant of any Company Group Entity, including, without limitation, any profits interest or similar equity interest;

(x)            any Contract (excluding non-exclusive licenses for commercial available Software, non-exclusive licenses granted by the Company Group Entities to any customers or vendors, and any other Contracts having an annual value of less than $100,000) to which the Company Group Entity is a party or otherwise bound and pursuant to which any Company Group Entity (A) obtains the right to use, or a covenant not to be sued under, any material Intellectual Property necessary to the operations of the business of the Company Group Entity as currently conducted or (B) grants the right to use any material Intellectual Property necessary to the operations of the business of the Company Group Entity as currently conducted (collectively, the “IP Agreements”);

(xi)           any Contract that cannot be terminated without a monetary penalty on less than ninety (90) days’ notice and that by its terms involves payments, performance of services or delivery of goods or materials to or by the Company Group Entities of an aggregate amount in excess of $500,000 during any twelve (12)-month period, other than any Contract that otherwise constitutes a Material Contract;

(xii)          any Contract for the purchase or lease by or to the Company Group Entities of personal property that by its terms involves payments of an aggregate amount in excess of $500,000 during any twelve (12)-month period;

(xiii)         any partnership, joint venture or other similar Contract;

(xiv)        any Contract relating to Indebtedness of any Company Group Entity;

(xv)         any Contract containing “most favored nation” provisions or any Contract that requires any Company Group Entity to purchase all or substantially all of its requirements of a particular product or service from a single supplier or that contains minimum purchase or volume commitments;

(xvi)        to the extent not covered by clause (iii) above, any Contract (A) which provides for a Person to refer merchants to a Company Group Entity for merchant acquiring services, or otherwise market the Company Group Entities’ merchant acquiring services to merchants, and (B) under which such Company Group Entity has made payments in excess of $300,000 in 2025 or in excess of $150,000 during the period beginning on January 1, 2026 and ending on the date hereof;

(xvii)       any Contract involving the sharing of revenues, profits, losses, costs or liabilities of the Company Group Entities with any Person that is not a Company Group Entity, in each case, under which such Company Group Entity has made payments in excess of $300,000 in 2025 or in excess of $150,000 during the period beginning on January 1, 2026 and ending on the date hereof;

(xviii)      any material Contract for any franchise arrangements, sales agency, sales representation or distribution agreements (other than Contracts with Top Referral Partners);

(xix)         any Contract for the acquisition by the Company Group Entities of any operating business or a material portion of the assets or properties of any Person (other than purchases of assets in the ordinary course of business) or any Equity Securities of any Person, in each case, pursuant to which any Company Group Entity has any material outstanding liabilities or obligations (excluding releases and obligations with respect to confidentiality);

(xx)          any Contract with a Governmental Authority (other than Permits);

(xxi)         any Contract (other than a Contract that is a Benefit Plan) containing a change-of-control provision that is triggered by, or that would require consent in connection with, the consummation of the Transactions;

(xxii)        any Contract for any guaranty or sharing of liabilities of any Company Group Entity with any Person that is not a Company Group Entity, in each case, other than (A) Contracts that do not materially deviate from the standard forms of product warranty made available to Purchaser and (B) credit terms extended to customers in the ordinary course of business; and

(xxiii)       any Real Property Lease.

(b)            The Contracts set forth on Section 3.9(a) of the Disclosure Schedules or required to be set forth thereon pursuant to Section 3.9(a) are collectively referred to as the “Material Contracts”. None of the Company Group Entities nor, to the Knowledge of the Company, any other party thereto, is in material violation of or material default under any Material Contract and no event has occurred or circumstance exists that, with notice or the lapse of time or both, would constitute an event of material default under, or result in a termination of, or would cause or permit the acceleration or other change of any material right or material obligation or the loss of any material benefit under, any Material Contract. Since January 1, 2025, no Company Group Entity has provided or has received any written notice of termination, cancellation, non-renewal or modification with respect to any Material Contract.

(c)            Each Material Contract is a valid and binding agreement of the applicable Company Group Entity which is party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect in all material respects (except to the extent such Material Contract terminates or expires after the date hereof in accordance with its terms), and is enforceable against such Company Group Entity and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, except (i) as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally or (ii) as limited by general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law. Complete and correct copies of each Material Contract (including all modifications, amendments, supplements and waivers thereunder) have been made available to Purchaser.

3.10          Real Property.

(a)            No Company Group Entity owns, nor has ever owned, any real property or interest therein. Except as may be set forth on Section 3.10(a) of the Disclosure Schedules, no Company Group Entity has any outstanding options, repurchase rights or rights of first refusal to purchase any real property or interest therein. Except as may be set forth in the Real Property Leases, no Company Group Entity has any outstanding options or rights of first refusal to lease any real property or interest therein. To the Knowledge of the Company, no other party has any outstanding options, repurchase rights or rights of first refusal to purchase or lease any Leased Real Property, or any portion thereof or interest therein. Section 3.10(a) of the Disclosure Schedules contains a list of all leases and subleases, including all amendments, extensions, supplements, guarantees and modifications thereto, for any real property and any buildings (collectively, the “Real Property Leases”) to which any Company Group Entity is a Party, including the street address of all Leased Real Property. The applicable Company Group Entity which is party to the applicable Real Property Lease has a valid leasehold interest in such Real Property Lease (in each case, other than those assets and interests disposed of since the date hereof in the ordinary course of business), free and clear of any Liens other than Permitted Liens, and has not assigned or otherwise transferred any Real Property Lease or Leased Real Property or any interest therein. Except as set forth on Section 3.10(a) of the Disclosure Schedules, no Real Property Lease has been altered or amended except in the ordinary course of the Business, and the Company Group Entities that are party to a Real Property Lease, are entitled to all rights and benefits as tenant, subtenant, occupant, licensee, or user, as applicable, under such Real Property Lease in accordance with the terms of such Real Property Lease. None of the Company Group Entities has waived, or omitted to take any action in respect of, any material rights under any of the Real Property Leases. The Company Group Entities have made available to Purchaser a true, correct and complete copy of all Real Property Leases.

(b)            The applicable Company Group Entity which is party to the applicable Real Property Lease, and to the Knowledge of the Company, any other party thereto, is not in material violation of or default under (including any condition that with the passage of time or the giving of notice would cause such a violation or default under) any Real Property Lease, and, to the Knowledge of the Company, no uncured default or breach on the part of the landlord exists under any Real Property Lease. Each Real Property Lease is a valid and binding agreement of the applicable Company Group Entity, is in full force and effect (except to the extent such Real Property Lease terminates or expires after the date hereof in accordance with its terms), the applicable Company Group Entity has a valid and enforceable leasehold interest in each parcel of Leased Real Property leased pursuant to such Real Property Lease, and such Real Property Lease is enforceable against such Company Group Entity, and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, except (i) as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally or (ii) as limited by general principles of equity, whether such enforceability is considered in a proceeding in equity or at law. With respect to each Real Property Lease: (x) all rents and additional rents due and payable as of the date hereof have been paid, (y) the Company has not received written notice from the landlord under such Real Property Lease or any Governmental Authority applicable to the premises under such Real Property Lease that there are any outstanding pending capital expenditures payable under such Real Property Lease or that requests the performance by a Company Group Entity of any other repairs, alterations or other work to or in any of such Leased Real Property or in the streets bounding same, and (z) there is no written notice from the applicable Company Group Entity under such Real Property Lease to the landlord thereunder relating to a disturbance in such Company Group Entity’s possession and quiet enjoyment of the applicable Leased Real Property which remains ongoing and uncured. There are no outstanding disputes with respect to any Real Property Lease. The Leased Real Property constitutes all of the real property used or occupied by the Company Group Entities and includes all real property necessary or required to operate the Business in all material respects as currently conducted. Except as set forth on Section 3.10(b) of the Disclosure Schedules, no Company Group Entity has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof and there are no third parties occupying or otherwise in possession of the Leased Real Property. The physical condition of the Leased Real Property is sufficient to permit the continued conduct of the Business as presently conducted subject to the provision of usual and customary maintenance and repair performed in the ordinary course, and each Leased Real Property is in good condition and repair, normal wear and tear excepted. No Company Group Entity has received written notice that any portion of the Leased Real Property is currently subject to any pending appropriation, condemnation, eminent domain sale, expropriation or Action by any Governmental Authority, other authority, or Person and, to the Knowledge of the Company, there is no threatened appropriation, condemnation, eminent domain sale, expropriation or Action of any of the Leased Real Property. To the Company’s Knowledge, none of the Leased Real Property constitutes a non-conforming use under any applicable zoning Laws. No Company Group Entity has received any written notice that (A) relates to any outstanding violations of building, safety, fire or other ordinances or regulations which remain ongoing, or (B) claims any defect or deficiency with respect to any of the Leased Real Property, which has not been cured. Each of the Leased Real Property has reasonable access to at least one public roadway.

(c)            In respect of the lease dated February 12, 2020 between Kearney Lake Holdings Limited, as landlord, and Sonapay Inc., as tenant, for 202-1201 Larry Uteck Boulevard, Bedford, Nova Scotia, Canada, as amended, Sonapay Inc. has not exercised its right to terminate said lease pursuant to the provisions of Section 1.00(n)(d) thereunder.

3.11          Environmental Matters.

(a)            Except for such noncompliance that would not reasonably be expected to be material to the Company Group Entities, or as disclosed on Section 3.11 of the Disclosure Schedule: (i) the Company Group Entities are, and for the past five (5) years has been, in compliance with all Environmental Laws, (ii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company Group Entities, and (iii) the Company Group Entities hold and are, and have been since December 31, 2024, in compliance with all Environmental Permits required for the current operations of the Company Group Entities.

(b)            The Company Group Entities have obtained, and where applicable, timely applied for renewal of all material Environmental Permits, including by submitting all filings necessary for such renewal, prior to their expiration. Each such Environmental Permit can reasonably be expected to be renewed or reissued, as applicable, in the ordinary course of business prior to the date such Environmental Permit is required to be renewed or reissued, unless submittal of the renewal application authorizes continued operations under the existing permit. Each of the Company Group Entities’ Environmental Permits are valid and in full force and effect, in the name of the Company Group Entities, not subject to any rehearing or appeal, and there is no outstanding condition required to have been satisfied as of the date of this Agreement for their effectiveness. There are no Legal Proceedings pending, or to the Knowledge of the Company, threatened against any of the Company Group Entities which would reasonably be expected to result in the revocation, suspension, cancellation, termination, or material adverse modification of any Environmental Permit.

(c)            No real property now or formerly owned, operated or leased by any of the Company Group Entities is listed, or has been proposed for listing, on the National Priorities List maintained by the U.S. Environmental Protection Agency under the Comprehensive Environmental Response, Compensation, and Liability Act, on the Federal Contaminated Sites Inventory maintained by Environment and Climate Change Canada, or on any analogous or similar list of contaminated or hazardous waste sites maintained by any state, province or other Governmental Authority.

(d)            The Company has made available to Purchaser copies of all material, final, written environmental reports prepared in the past five (5) years by a Person (other that the Company or any of its Affiliates) on behalf of the Company or any of its Affiliates with respect to the environmental condition of the property now or formerly owned, operated, or leased by any of the Company Group Entities, or the Company Group Entities’ compliance with Environmental Laws, in each case, that are in the possession of the Company or any of the Company Group Entities as of the date of this Agreement.

(e)            This Section 3.11 contains the sole and exclusive representations and warranties relating to environmental matters.

3.12          Insurance. The Company Group Entities and their business or properties are insured to the extent specified under the insurance policies listed on Section 3.12 of the Disclosure Schedules (collectively, the “Policies”), a true and complete copy of each of which has been made available to Purchaser prior to the date hereof. There is no claim by any Company Group Entity pending under any of the Policies as to which coverage has been denied or disputed in writing by the underwriters of such Policies or in respect of which such underwriters have reserved their rights in writing. All premiums payable under all such Policies have been timely paid and the Company Group Entities have otherwise complied fully with the terms and conditions of all of the Policies and such Policies remain in full force and effect pursuant to their terms. No written notice of cancellation or termination has been received by the Company Group Entities with respect to any such material Policies that have not been replaced on substantially similar terms prior to the date of such cancellation or termination.

3.13          Taxes. Except as set forth on Section 3.13 of the Disclosure Schedules:

(a)            All income and other material Tax Returns required to have been filed by or with respect to the Company Group Entities have been duly and timely filed in accordance with all applicable Laws, and all such Tax Returns were true, correct and complete in all material respects. Each of the Company Group Entities has paid all income and other material Taxes that have become due and payable (whether or not shown on any Tax Return).

(b)            There is no Action, deficiency or adjustment pending or proposed or, to the Knowledge of the Company, threatened against any of the Company Group Entities in respect of any Tax.

(c)            The federal Income Tax classification of each of the Company Group Entities is set forth on Section 3.13(c) of the Disclosure Schedules.

(d)            No written claim has been made by a Tax authority in a jurisdiction where any Company Group Entity does not file Tax Returns that it either is or may be subject to taxation by that jurisdiction or must file Tax Returns therein.

(e)            There are no Liens on any of the assets or equity of any of the Company Group Entities that arose in connection with Taxes, other than Permitted Liens.

(f)            The Company Group Entities have duly and timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid, credited or owing to any Third Party and have complied in all material respects with all information reporting and backup withholding requirements.

(g)            The Company Group Entities have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, other than automatic extensions for filing Tax Returns obtained in the ordinary course of business.

(h)            The Company Group Entities are not a party to any Tax Sharing Agreement.

(i)            None of the Purchaser, the Company Group Entities or any of their respective Affiliates will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) after the Closing Date as a result of any (i) change in method of accounting by a Company Group Entity for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) improper use of a method of accounting by a Company Group Entity for a taxable period (or portion thereof) ending on or prior to the Closing Date; (iii) installment sale or open transaction disposition made by a Company Group Entity prior to the Closing; (iv) prepaid amount or deferred revenue received by a Company Group Entity prior to the Closing; (v) entry by a Company Group Entity into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of applicable Law prior to the Closing; (vi) intercompany transaction or excess loss account within the meaning of the Treasury Regulations under Section 1502 of the Code, or (ix) income economically earned prior to Closing but included after Closing under Sections 951, 951A, 956 or 965 of the Code.

(j)             No Company Group Entity has been engaged in a transaction that the IRS has identified by regulation or other form of published guidance as a “reportable transaction,” as defined by Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.601l-4(b) (or any corresponding or similar provision of federal, state, local or foreign Tax Law, including any “reportable transaction” for purposes of section 237.3 of the Income Tax Act (Canada) or any “notifiable transaction” for purposes of section 237.4 of the Income Tax Act (Canada)).

(k)            No Company Group Entity has been a member of an affiliated, consolidated, combined, unitary or similar group (other than a group that consists of the Company and its Subsidiaries) and no Company Group Entity is otherwise liable for Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6, under section 160 of the Income Tax Act (Canada), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business, the primary purpose of which is unrelated to Taxes) or pursuant to Law.

(l)             No Company Group Entity is subject to any private ruling from any Tax authority or any written agreement with a Tax authority.

(m)           No Company Group Entity is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal Income Tax purposes.

(n)            No Company Group Entity has a permanent establishment within the meaning of the applicable Tax treaty outside of the country of its formation.

(o)            Each Company Group Entity has properly collected and remitted any required material sales, use, value added and similar Taxes with respect to sales made or services provided to its customers and goods and services purchased; and/or, to the extent applicable, has properly complied in all material respects with its obligations to retain in accordance with applicable Law any appropriate Tax exemption certificates or other documentation for all sales made or services provided without charging or remitting sales, use, value added or similar Taxes that qualify as exempt from use or such similar Taxes;

(p)            All material fees, charges, costs or expenses pursuant to Affiliate services agreements or otherwise which have been paid by a Company Group Entity (or any Affiliates of any Company Group Entity) have, been made on an arm’s-length basis.

(q)            The Company Group Entities are in compliance in all material respects with all applicable transfer pricing Laws (including transfer pricing rules, regulations and administrative guidance set forth by the relevant Tax authorities), including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology and conducting intercompany transactions at arm’s length.

(r)             No Company Group Entity, in the past two (2) years, has engaged in a transaction purported to qualify under Section 355 or Section 368(a)(1)(D) of the Code.

(s)            None of the Company Group Entities has claimed or received the employee retention credit or other benefit under the CARES Act or analogous state Law.

(t)             No Company Group Entity has received any refund of Taxes, Tax credit, deduction or subsidy to which it was not entitled. All Tax credits, refunds, rebates, overpayments, deemed payments on account, and similar adjustments of Taxes claimed by a Company Group Entity have been validly claimed and correctly calculated as required by Laws, and the Company Group Entities have retained all documentation prescribed by Laws to support such claims.

(u)            None of Sections 15, 17, 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Income Tax Act (Canada), or any corresponding or similar provision of applicable Laws in respect of Taxes, have applied or will apply with respect to Celero Commerce Canada Inc. or Sonapay Inc. at any time up to and including the Closing Date, and there are no circumstances existing which could result in the application of such provisions to any such Company Group Entity.

(v)            None of the Company Group Entities or BlockerCo has any material escheat or unclaimed property liability and each has materially complied with all escheat and unclaimed property filings with the applicable Governmental Authority.

3.14          Brokers. Except as set forth on Section 3.14 of the Disclosure Schedules, the Company Group Entities have no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions.

3.15          Intellectual Property.

(a)            Section 3.15(a) of the Disclosure Schedules contains a true and complete list of all Intellectual Property that is (i) owned by the Company Group Entities and (ii) subject to a pending application or registration (by name, owner and, where applicable, registration or application number and jurisdiction).

(b)            Except as set forth on Section 3.15(b) of the Disclosure Schedules, the Company Group Entities solely and exclusively own the Company Owned Intellectual Property, and in each case, free and clear of any Liens (other than Permitted Liens). The Company Group Entities own or have a valid right to use all Intellectual Property material to the conduct of the business of the Company Group Entities as currently conducted.

(c)            Except as set forth on Section 3.15(c) of the Disclosure Schedules, the Company Owned Intellectual Property is (i) to the Knowledge of the Company, valid, subsisting and enforceable, and (ii) not subject to any outstanding Order adversely affecting the Company Group Entities’ use of, or its rights to, such Company Owned Intellectual Property. Except as otherwise determined by the Company in its reasonable business judgment, all necessary registration, maintenance, and renewal fees and filings required to maintain the Intellectual Property listed in Section 3.15(a) of the Disclosure Schedules have been timely paid or made, as applicable. The conduct of the business of the Company Group Entities as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person in any material respect.

(d)            Except as set forth on Section 3.15(d) of the Disclosure Schedules, (i) no Company Group Entity is a party to any Legal Proceedings directed or related to Company Owned Intellectual Property and, to the Knowledge of the Company, no Legal Proceeding directed or related to Company Owned Intellectual Property is threatened in writing against the Company Group Entities (A) alleging that any Company Group Entity has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person or (B) challenging or seeking to deny, revoke or limit such member of the Company Group Entities’ rights in any Company Owned Intellectual Property, and (ii) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Owned Intellectual Property.

(e)            The Company Group Entities have taken commercially reasonable measures to protect and maintain the confidentiality of all trade secrets included in the Company Owned Intellectual Property. To the Knowledge of the Company, there has been no unauthorized disclosure of any trade secrets of any Company Group Entity.

(f)             Section 3.15(f) of the Disclosure Schedules sets forth a true and complete list of all Software that is distributed under a license that requires, as a condition of use, modification, or distribution of such Software, that such Software or other Software combined or distributed with such Software be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge (“Open Source Software”) that is incorporated into, integrated with, or distributed with any proprietary software owned by any Company Group Entity (the “Company Software”). No Company Group Entity has used any Open Source Software in a manner that would require any Company Software to be subject to the terms of any Open Source Software license.

(g)            Except as set forth on Section 3.15(g) of the Disclosure Schedules, each current and former employee, consultant, and independent contractor of any Company Group Entity who has contributed to the creation or development of any Company Owned Intellectual Property has assigned their rights in such Company Owned Intellectual Property by operation of law or executed a written agreement: (i) assigning to the applicable Company Group Entity all rights, title, and interest in and to such Intellectual Property; and (ii) waiving in favor of the applicable Company Group Entity all moral rights in and to such Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant, or independent contractor of any Company Group Entity is in material violation of any such agreement.

(h)            Neither this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any loss of, or give rise to any right of any Person to modify, cancel, or terminate, any rights in or to any Company Owned Intellectual Property or any IP Agreement, (ii) result in the grant, assignment, or transfer to any Person of any license or other right in or to any Company Owned Intellectual Property, or (iii) give rise to any right of any Person to any increased, accelerated, or additional royalty or other payment obligation with respect to any Company Owned Intellectual Property.

(i)             No Company Group Entity has disclosed, delivered, licensed, or made available to any escrow agent or other Person any source code for any Company Software, other than disclosures to employees or contractors of the Company Group Entities in the ordinary course of business subject to binding written confidentiality and assignment obligations.

3.16          Privacy and Data Protection.

(a)            Except as set forth on Section 3.16(a) of the Disclosure Schedules, the computer, information technology and data processing systems, facilities and services used by the Company Group Entities, including all software, hardware, networks, communications facilities, platforms and related systems and services used in the Business (the “Company IT Systems”), together with any third party systems obtained by the Company for use in the operation of the Business, are reasonably sufficient for the existing and reasonably anticipated needs of the Company, including as to capacity, scalability and ability to process current peak volumes in a timely manner and operate and perform as required in connection with, the operation of the Business. Except as set forth on Section 3.16(a) of the Disclosure Schedules, the Company IT Systems: (i) are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Companies, (ii) have not materially malfunctioned or failed in the last three (3) years, and there has been no material failure, breakdown, or continued substandard performance of any Company IT System that has not been remedied, and (iii) with respect to Company IT Systems in the custody or control of the Company Group Entities, do not contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that: (A) significantly disrupt or adversely affect the functionality of any Company IT System, or (B) enable or assist any Person to access without authorization any Company IT System. The Company Group Entities have implemented and maintained administrative, technical, and physical safeguards designed to protect the Company IT Systems against unauthorized access, use, modification, disclosure, or other misuse. In the past three (3) years, there has been no unauthorized access to, or breach of the security of, any Company IT Systems in the possession or control of the Company Group Entities. Except as set forth on Section 3.16(a) of the Disclosure Schedules, the Company has developed and maintains reasonable backup, business continuity and disaster recovery plans, procedures, technology and facilities for the business of the Company.

(b)            The privacy, security, and data practices of the Company Group Entities conform, and have, for the past three (3) years, conformed in all material respects with all Data Privacy and Security Requirements. The execution, delivery and performance of this Agreement will not cause, constitute or result in a material breach or violation of any Data Privacy and Security Requirements. Each Company Group Entity has all rights necessary to Process all Personal Information used in the business of such Company Group Entity. To the Knowledge of the Company, no third party that Processes Personal Information on behalf of any Company Group Entity has breached any Company Data Agreement in any material respect.

(c)            Except as set forth in Section 3.16(c) of the Disclosure Schedules, the Company Group Entities, taken as a whole, have established and maintain commercially reasonable technical, physical and organizational controls, polices, procedures, safeguards, measures and security systems, plans and technologies that are in material compliance with all data security requirements under the Data Privacy and Security Requirements. In the past three (3) years, except as set forth on Section 3.16(c) of the Disclosure Schedules, no material breach or security incident in relation to Personal Information or other confidential or proprietary data of any Company Group Entity (collectively, “Company Data”) has occurred or, to the Knowledge of the Company, is threatened. In the last three (3) years, there has been no material actual or, to the Knowledge of the Company, threatened unauthorized or illegal Processing of, or accidental or unlawful destruction, loss or alteration of, any Company Data. In the past three (3) years, except as set forth on Section 3.16(c) of the Disclosure Schedules, no circumstance has arisen in which Data Privacy and Security Requirements would require any Company Group Entity to notify any Governmental Authority or Person of a breach or security incident. As of the date of this Agreement, no Company Group Entity is currently conducting, or planning to conduct, any such notification or any investigation as to whether any such notification is required. Except as set forth on Section 3.16(c) of the Disclosure Schedules, in the last three (3) years, neither a Company Group Entity, nor any Person acting on a Company Group Entity’s behalf or direction, has: (A) paid any perpetrator of, or party making a threat regarding, any security breach, incident or cyber-attack or (B) paid any third party with actual or alleged information about a security breach, incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party.

(d)            Except as set forth on Section 3.16(d) of the Disclosure Schedules, in the past three (3) years, there have been no Actions pending or, to the Knowledge of the Company, threatened against any Company Group Entity, and no Company Group Entity has received written notice of any pending or threatened Actions against any Company Group Entity, and no Company Group Entity is subject to any settlement agreements, regulatory opinions, audit results, allegations of non-compliance, Orders at Law or in equity, written communications or notices, or, to the Knowledge of the Company, investigations, before or by a Governmental Authority or self-regulating organization, regarding a Company Group Entity’s privacy, information security, or data practices, and/or non-compliance with any relevant Data Privacy and Security Requirement. To the Company’s Knowledge, there is no circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Authority) that would reasonably be expected to give rise to any of the foregoing.

3.17          Employee Benefits.

(a)            Section 3.17(a) of the Disclosure Schedules includes a list of all material Benefit Plans (other than offer letters for “at-will” employment that do not contain contractual severance obligations or solely for Canadian employees, offer letters for employment terminable on the minimum notice or pay in lieu and severance (if applicable) required by applicable Law that do not contain additional contractual severance obligations), and specifically identifies each Foreign Plan. With respect to each Benefit Plan, the Company Group Entities have delivered or made available to Purchaser true and complete copies of, as applicable: (i) the current plan document (or a written summary thereof if not reduced to writing) and all amendments thereto, (ii) any related trust agreements, insurance contracts or policies, and services contracts, or other funding arrangements, (iii) the most recent determination letter, opinion letter, ruling or notice issued by any Governmental Authority with respect to each Benefit Plan, if any, (iv) the Form 5500 Annual Reports or Form 5500-SF Annual Reports (including all schedules thereto), audited or unaudited financial statements and actuarial valuation reports for the three most recent plan years, including for accounting purposes, (v) all discrimination testing data and results for the three most recently completed plan years, (vi) all non-routine material filings and communications received from or sent to any Governmental Authority within the past (6) years, (vii) the Forms 1094-C filed with the Internal Revenue Service and a representative sample of Forms 1095-C filed with the Internal Revenue Service and provided to employees for the three (3) most recently completed calendar years, and (viii) the most recent summary plan description (and any summaries of material modifications thereto) or employee booklet relating to any Benefit Plan, each as applicable. There are no unwritten Benefit Plans. There have been no promised improvements, increases or changes to the benefits provided under any Benefit Plan, whether legally binding or not.

(b)            Neither the Company Group Entities nor any of their respective ERISA Affiliates have ever maintained or currently maintain, participate in, sponsor, contribute to, had or have any obligation to contribute to, or has any actual or contingent liability under or with respect to: (i) any plan that is subject to Title IV of ERISA or Section 412 of the Code; (ii) any “multiemployer plan,” as defined in Section 3(37) of ERISA or section 147.1(1) of the Income Tax Act (Canada); (iii) a “multiple employer plan,” as defined in Section 413(c) of the Code; or (iv) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA. None of the Company Group Entities nor any of their respective ERISA Affiliates has ever withdrawn in a complete or partial withdrawal from any multiemployer plan. None of the Benefit Plans or any other arrangements provide, and neither the Company Group Entities nor any of their respective ERISA Affiliates have any actual or contingent liability to provide post-employment or post-termination health or other welfare benefits to retired or former employees or other individual service providers of the Company Group Entities or any of their respective ERISA Affiliates (or any beneficiary thereof), except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (or similar state Law) for which the Person pays the full cost of coverage, or as required by applicable Canadian employment standards Law.

(c)            Each Benefit Plan has been established, maintained, funded, operated and administered in compliance with its terms and all applicable Law, including ERISA and the Code, in all material respects. Each Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is so qualified, the plan and the trust related thereto are exempt from federal Income Taxes under Section 401(a) and 501(a), and there are no existing circumstances and no events have occurred that would or would reasonably be expected to, individually or in the aggregate, adversely affect the qualified status of any such Benefit Plan or its related trust. With respect to each Benefit Plan, all required payments, contributions (including salary reduction contributions), wages, salaries, commissions, bonuses, benefits, distributions, premiums, reimbursements, accruals or other obligations for all periods (or partial periods) that are due prior to or as of the Closing Date have been timely made, and all required payments, wages, salaries, commissions, bonuses, benefits contributions, distributions, premiums, reimbursements, accruals or other obligations for all periods (or partial period) ending prior to or as of the Closing Date that are not due as of the Closing Date have been made or properly accrued on the Financial Statements in all material respects in accordance with the Accounting Principles. All required disclosures to Service Providers and all filings required to be filed with the IRS, U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any other applicable Governmental Authority and other reports or filings relating to each Benefit Plan are correct and complete in all material respects and have been timely made.

(d)            No Company Group Entity or any current or former employee, officer, director, manager, individual independent contractor or individual consultant, trustee, administrator, fiduciary or other “party in interest” or “disqualified person” thereof, has engaged in any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breached any fiduciary duty with respect to any Benefit Plan that would be reasonably likely to subject any Company Group Entity to any liability, Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law. No Action, suit, investigation, audit, Legal Proceeding or claim (other than routine claims for benefits) is pending against or, to the Knowledge of the Company, is threatened against or otherwise involving any Benefit Plan or the assets thereof, and there are no facts or circumstances that could reasonably be expected to give rise to any such action, suit, investigation, audit, proceeding or claim.

(e)            Each Benefit Plan that is a “group health plan” within the meaning of Section 733 of ERISA is, and at all times has been in, compliance with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), the Health Care and Education Reconciliation Act of 2010 (“HCERA”), COBRA, and all applicable Laws, and no event has occurred and no condition exists with respect to any Benefit Plan that would reasonably be expected to result in the imposition of any Taxes or penalties imposed by PPACA, HCERA, COBRA or other applicable Laws for failing to comply with such Laws, including any failure to comply with the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or with applicable requirements under Sections 4976 through 4980H of the Code or Title I of ERISA.

(f)             Except as set forth on Section 3.17(f) of the Disclosure Schedules, neither the execution of this Agreement nor the consummation of the Transactions (either alone or together with any other event) will (i) give rise to liability for any payment or benefit to any current or former employee, officer, director, manager, individual independent contractor or individual consultant of the Company Group Entities; (ii) result in any forgiveness of indebtedness with respect to any current or former employee, officer, director, manager, individual independent contractor or individual consultant of the Company Group Entities; (iii) limit the ability of the Company Group Entities, or after consummation of the Transactions, Purchaser any of its Affiliates to merge, amend or terminate any of the Benefit Plans; or (iv) result in the acceleration of the time of payment, funding or vesting of any such benefits or compensation.

(g)            Neither the execution of this Agreement nor the consummation of the Transactions (either alone or together with any other event) will result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, or would reasonably be expected to, individually or in combination with any other such payment or benefit, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h)            Each Benefit Plan which is, in whole or in part, a “nonqualified deferred compensation plan” subject to Section 409A of the Code has at all times been established, operated and maintained in compliance with Section 409A of the Code. No Company Group Entity has any obligation to gross-up, indemnify or otherwise reimburse any Person for any Tax incurred by such Person, including under Section 409A or Section 4999 of the Code.

(i)             Each Company Group Entity, for purposes of each Benefit Plan, correctly classified all Service Providers as common law employees, leased employees, self-employed owners, independent contractors or agents, as applicable.

(j)             Without limiting the generality of the foregoing, with respect to each Benefit Plan that is subject to the laws of a jurisdiction other than the United States (a “Foreign Plan”): (i) each Foreign Plan required to be registered or approved by a foreign Governmental Authority, has been so registered with, or approved by, a foreign Governmental Authority and has been maintained in good standing with their terms, applicable regulatory authorities, government taxation and funding requirements, and with any agreement entered into with a union or labor organization; (ii) to the Knowledge of the Company, nothing has occurred that would adversely affect such registration or approval of each Foreign Plan, (iii) each Foreign Plan intended to receive favorable tax treatment under applicable tax Laws has been qualified or similarly determined to receive favorable tax treatment under such Tax Laws; (iv) no Foreign Plan is a defined benefit pension plan (as defined in ERISA, whether or not subject to ERISA) or contains a “defined benefit provision” as such term is defined in the Income Tax Act (Canada); (v) no Foreign Plan has any unfunded liabilities that are not reflected or reserved against on the Financial Statements, nor are such unfunded liabilities reasonably expected to arise in connection with the Transactions; and (vi) no Benefit Plan is or is intended to: (A) be a “pension plan”, as such term is defined in the Pension Benefits Act (Nova Scotia) or similar pension benefits standards legislation in another Canadian jurisdiction, (B) be a “retirement compensation arrangement”, a “deferred profit sharing plan”, an “employee life and health trust”, a “tax free savings account”, or an “employees profit sharing plan”, as each such term is defined in the Income Tax Act (Canada), (C) provide post-retirement or post-employment health and welfare benefits, or (D) be a supplemental retirement or savings plan that provides contributions or pension benefits in excess of the limits applicable to registered plans under the Income Tax Act (Canada) (whether funded or unfunded).

3.18          Labor and Employment Matters.

(a)            Section 3.18(a)(i) of the Disclosure Schedules sets forth a complete and accurate list of all current employees of the Company Group Entities with the following information: (i) name (anonymized to the extent necessary to comply with applicable Law); (ii) employing entity; (iii) job title; (iv) date of hire / re-hire (including any service date with a predecessor entity that is required to be recognized under applicable employment standards legislation); (v) base salary or hourly rate; (vi) total 2025 incentive compensation; (vii) active/inactive status (and if inactive, start date of leave and expected return to work date); (viii) full-time/part-time status; (ix) Fair Labor Standards Act classification (or for employees in Canada, eligibility for overtime under applicable employment standards legislation); (x) location (city, state/province); and (xi) remote (yes/no). Section 3.18(a)(ii) of the Disclosure Schedules sets forth a complete and accurate list of all current independent contractors providing services to any Company Group Entity with the following information: (i) name (anonymized to the extent necessary to comply with applicable Law); (ii) contracting entity; (iii) description of services; (iv) start date and term of engagement (if applicable); (v) compensation arrangement; (vi) whether the relationship is governed by a written agreement; and (vii) location (state/province).

(b)            No Company Group Entity is, or in the past three (3) years has been, a party to, and is not currently negotiating, any collective bargaining agreement or letter of understanding with any labor union or organization. Except as set forth in Section 3.18(b) of the Disclosure Schedules, there is no, and in the past three (3) years, there has not been any, pending, or to the Knowledge of the Company, threatened, labor dispute, union certification application, union organizing campaign, work slowdown, work stoppage, unfair labor practice charge or complaint, strike, administrative, arbitration or court proceeding or Order between any Company Group Entity and any present or former employees of such Company Group Entity.

(c)            Except as set forth in Section 3.18(c) of the Disclosure Schedules, the Company Group Entities are, and have been in the past three (3) years, in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, exemption classification, independent contractor classification, human rights, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, pay equity, data privacy and security, workers compensation, termination and severance (including obligations relating to notice of termination, pay in lieu of notice and severance pay under applicable employment standards legislation), continuation coverage under group health plans, and wage payment. Each Company Group Entity has accurately and fully completed I-9 Forms for each of its former and current employees and has retained those forms in accordance with applicable Law, in each case in all material respects. In the past three (3) years, no Company Group Entity has taken any action that could constitute a “mass layoff,” “mass termination” or “plant closing” or otherwise trigger requirements under the Worker Adjustment and Retraining Notification Act or similar state, provincial or local Law.

3.19          Absence of Undisclosed Liabilities.

Except as disclosed on Section 3.19 of the Disclosure Schedules, the Company Group Entities have no liability, absolute or contingent, of a nature required by GAAP to be reflected in a consolidated corporate balance sheet or disclosed in the notes thereto, except liabilities, obligations or contingencies that (a) are accrued or reserved against in the Financial Statements, (b) were incurred or accrued in respect of trade or business in the ordinary course of business (including Liens for current Taxes and assessments not in default) since the Balance Sheet Date, other than any liability for a tort, infringement or breach of Contract matter, or (d) would not reasonably be expected to be material to the Company Group Entities, taken as a whole.

3.20          Indebtedness. Section 3.20 of the Disclosure Schedules sets forth all of the outstanding Indebtedness for borrowed money of each Company Group Entity as of the date hereof.

3.21          Affiliate Transactions. Except as set forth on Section 3.9(a)(i) of the Disclosure Schedule or Section 3.21 of the Disclosure Schedules, (a) there are no Contracts (other than Organizational Documents) between or among any Company Group Entity, on the one hand, and any Related Party of the Company Group Entities, on the other hand, in each case, which will not be terminated prior to Closing, or (b) no Related Party of the Company Group Entities provides or receives or has, since December 31, 2024, provided, or received, any material loans, assets, services or facilities, to or from, as applicable, such Company Group Entity, which will not be settled in full prior to Closing.

3.22          Customers; Suppliers; Referral Partners. Section 3.22 of the Disclosure Schedules sets forth (a) the Company Group Entities’ twenty-five (25) largest customers (including ISOs and independent software vendors) by revenues for the twelve (12)-month period ended December 31, 2024 and the twelve (12)-month period ended December 31, 2025, with “independent software vendors” meaning any Person which is a party to a Contract with any Company Group Entity under which the products or services of such Person are integrated with the products or services of such Company Group Entity (the “Top Customers”) and the total amount of revenue attributable to each such Top Customer during such period, (b) the Company Group Entities’ twenty-five (25) largest suppliers (including vendors (for the avoidance doubt, other than independent software vendors) and payment processors), but excluding professional service providers such as law firms, accounting firms, insurance brokers, and financial advisors, by aggregate expenditures for the twelve (12)-month period ended December 31, 2024 and the twelve (12)-month period ended December 31, 2025 (the “Top Suppliers”) and the total amount of aggregate expenditures attributable to each such Top Supplier during such period, and (c) the Company Group Entities’ twenty-five (25) largest referral partners (based on amounts of payments to the referral partners for each such period), with “referral partner” meaning any Person which is a party to a Contract with any Company Group Entity under which such Person refers, resells or markets the products or services of such Company Group Entity without an integration to the products or services of such Person (the “Top Referral Partners”), in each case for the fiscal years ended December 31, 2024 and December 31, 2025. No Company Group Entity has received any communication from any Top Customer, Top Supplier or Top Referral Partner that (A) any Top Customer, Top Supplier or Top Referral Partner intends, or is reasonably likely, to terminate, reduce or materially modify its business with the Company Group Entities, or (B) any Top Customer has initiated, or intends to, or is reasonably likely to initiate within one (1) year following the date of this Agreement, a request for proposal process with respect to the procurement of products or services similar to those provided by the Company Group Entities. No Top Customer, Top Supplier or Top Referral Partner has terminated, materially reduced or materially modified (other than reductions and modifications in the ordinary course of business) its business with the Company Group Entities since January 1, 2025. To the Knowledge of the Company, no Top Customer, Top Supplier or Top Referral Partner has any current intention to cancel or terminate, or materially reduce its relationship with any Company Group Entity or the Material Contract to which it is party. No Company Group Entity is involved in any material dispute with any Top Customer, Top Supplier or Top Referral Partner.

3.23          Title to and Condition of Assets; Sufficiency of Assets. The Company Group Entities have good and valid title, free and clear of all Liens (except for Permitted Liens), to or otherwise have the right to use all of the assets, properties, real or personal, tangible or intangible (for the avoidance of doubt, including any Intellectual Property), currently used in the business of the Company Group Entities and reflected in the audited consolidated balance sheet of the Company Group Entities for the fiscal year ended December 31, 2025. The Company Group Entities own, or have a valid license, leasehold interest, or other enforceable right to use all properties and assets necessary for the conduct of the business of the Company Group Entities as presently conducted. All such assets and properties owned by the Company Group Entities or leased or licensed pursuant to such Contracts and currently used in the business of the Company Group Entities are in good operating condition (reasonable wear and tear excepted), sufficient to conduct the business of the Company Group Entities as it is currently conducted and suitable for the purposes for which they are presently being used.

3.24          Certain Accounts. The Company Group Entities have delivered to Purchaser a true, correct and complete list, as of the date of this Agreement, of (a) the banks or other institutions at which any Company Group Entity has a bank account, cash account, brokerage account and similar account, and (b) the name of each Person authorized to effect transactions with respect to such accounts. No Company Group Entity has given any power of attorney, which is currently in effect, to any Person with respect to such accounts.

Article 4
REPRESENTATIONS AND WARRANTIES REGARDING BLOCKERCO SELLER

As a material inducement to Purchaser and Merger Sub to enter into this Agreement and purchase the BlockerCo Equity Securities to be purchased hereunder, the BlockerCo Seller represents and warrants to Purchaser and Merger Sub as follows:

4.1            Organization. The BlockerCo Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

4.2            Authorization of Transactions. The BlockerCo Seller has full legal capacity, power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which the BlockerCo Seller is or will be a party, and to perform its obligations hereunder and thereunder. This Agreement and the other agreements contemplated hereby to which the BlockerCo Seller is or will be a party have been or will be duly executed and delivered by the BlockerCo Seller, and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby to which the BlockerCo Seller is or will be a party by the other parties hereto and thereto, this Agreement shall constitute, and the other agreements contemplated hereby upon execution and delivery by the BlockerCo Seller shall constitute, a valid and binding obligation of the BlockerCo Seller, enforceable against the BlockerCo Seller in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (b) applicable equitable principles (whether considered in a proceeding at Law or in equity).

4.3            No Breach. Except as set forth on Section 4.3 of the Disclosure Schedules, the execution, delivery and performance by the BlockerCo Seller of this Agreement and the other agreements contemplated hereby to which the BlockerCo Seller is or will be a party and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate any provision of the Organizational Documents of the BlockerCo Seller, (b) assuming compliance by Purchaser with Section 6.5, violate in any material respect any Law or other restriction of any Governmental Authority to which the BlockerCo Seller is subject or (c) violate, conflict with, result in a breach of, constitute a default under or result in the acceleration of any material contract to which the BlockerCo Seller is a party or by which its assets are bound, except where the violation, conflict, breach, default or acceleration would not reasonably be expected to materially delay or materially impair the BlockerCo Seller’s ability to consummate the Transactions, or (d) require any authorization, consent, approval, exemption or notice to any Governmental Authority under the provisions of any Law (except for the Filing and recordation of the Certificate of Merger as required by the DLLCA and any Filings required by the HSR Act).

4.4            Litigation. There are no Actions pending, or to the BlockerCo Seller’s Knowledge, threatened against the BlockerCo Seller, at law or in equity, or before or by any Governmental Authority, which would reasonably be expected to materially delay or materially impair the BlockerCo Seller’s ability to consummate the Transactions.

4.5            Brokerage. The BlockerCo Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

4.6            Ownership. Immediately prior to Closing, the BlockerCo Seller holds of record and owns beneficially all of the BlockerCo Equity Securities, free and clear of any Liens and any other restrictions on transfer (other than such Liens and/or restrictions that shall be released, waived or otherwise terminated in connection with the Closing and other than any restrictions under the Securities Act and state securities Laws). The BlockerCo Seller has legal title to the BlockerCo Equity Securities and is not a party to any purchase option, call option, put option, subscription right, preemptive right or similar right providing for the disposition or acquisition of the BlockerCo Equity Securities. The BlockerCo Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the BlockerCo Equity Securities.

Article 5
REPRESENTATIONS AND WARRANTIES REGARDING BLOCKERCO

As a material inducement to Purchaser and Merger Sub to enter into this Agreement and purchase the BlockerCo Equity Securities to be purchased hereunder, BlockerCo and BlockerCo Seller represent and warrant to Purchaser and Merger Sub as follows:

5.1            Organization. BlockerCo is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. BlockerCo is duly qualified to do business as a foreign entity under the Laws of each jurisdiction in which the operation of its business or the ownership of its assets requires it to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to BlockerCo.

5.2            Authorization of Transactions. BlockerCo has all requisite limited liability company or corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which BlockerCo is or will be a party and to perform its obligations hereunder and thereunder. This Agreement and the other agreements contemplated hereby to which BlockerCo is or will be a party have been or will be duly executed and delivered by BlockerCo and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby to which BlockerCo is or will be a party by the other parties hereto and thereto, this Agreement shall constitute, and the other agreements contemplated hereby upon execution and delivery by BlockerCo will each constitute, a valid and binding obligation of BlockerCo, enforceable against BlockerCo in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (b) applicable equitable principles (whether considered in a proceeding at Law or in equity).

5.3            No Breach. Except as set forth on Section 5.3 of the Disclosure Schedules, the execution, delivery and performance by BlockerCo of this Agreement and the other agreements contemplated hereby to which BlockerCo is or will be a party and the consummation of each of the Transactions contemplated hereby or thereby will not (a) violate any provision of the Organizational Documents of BlockerCo, (b) assuming compliance by Purchaser with Section 6.5, violate in any material respect any Law or other restriction of any Governmental Authority to which BlockerCo is subject or (c) violate, conflict with, result in a breach of, constitute a default under or result in the acceleration of any material contract to which BlockerCo is a party or by which its assets are bound, except where the violation, conflict, breach, default or acceleration would not reasonably be expected to have a material impact on BlockerCo, or (d) require any authorization, consent, approval, exemption or notice to any Governmental Authority under the provisions of any Law (except for the Filing and recordation of the Certificate of Merger as required by the DLLCA and any Filings required by the HSR Act).

5.4            Litigation. There are no Actions pending, or to the Knowledge of BlockerCo, threatened against BlockerCo, at law or in equity, or before or by any Governmental Authority.

5.5            Brokerage. BlockerCo does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions.

5.6            Capitalization; Prior Activities.

(a)            Section 5.6(a) of the Disclosure Schedules accurately sets forth the issued and outstanding Equity Securities of BlockerCo and the names of the holders thereof immediately prior to the Unit Transfer and immediately after giving effect to the Unit Transfer (and prior to Closing). All of the issued and outstanding BlockerCo Equity Securities of BlockerCo have been duly authorized, validly issued and are fully paid and are nonassessable (to the extent such concepts are applicable thereto). Except as set forth in this Agreement (including in connection with the Unit Transfer and the agreements contemplated thereby) and on Section 5.6(a) of the Disclosure Schedules, there are no outstanding or authorized options, subscriptions, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights, preemptive rights or other agreements or commitments of any kind to which BlockerCo is a party or which is binding upon BlockerCo providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor. There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to BlockerCo.

(b)            As of the date hereof, except for the Equity Securities set forth on Schedule 5.6(b) of the Disclosure Schedules, BlockerCo (i) does not own any Equity Securities in any Person and (ii) does not have any other assets. As of immediately prior to the Closing (after giving effect to the Unit Transfer), except for the BlockerCo Units owned by BlockerCo, BlockerCo (i) does not own any equity interest in any Person and (ii) does not have any other assets. BlockerCo was formed for the sole purpose of, directly or indirectly, holding Company Units, and BlockerCo has never (1) conducted any business, operations or activity other than, directly or indirectly, holding Company Units and activities ancillary thereto or (2) incurred any Indebtedness.

(c)            BlockerCo has never employed any employees or engaged any individual Service Provider, and BlockerCo does not sponsor or maintain, contribute to, or have any liability, actual or contingent, with respect to any employee plan or Benefit Plan.

5.7            Tax Matters.

(a)            All income and other material Tax Returns required to have been filed by or with respect to BlockerCo have been duly and timely filed in accordance with all applicable Laws, and all such Tax Returns were true, correct and complete in all material respects. BlockerCo has paid all income and other material Taxes that have become due and payable (whether or not shown on any Tax Return).

(b)            There is no Action, deficiency or adjustment pending or proposed or, to the Knowledge of BlockerCo Seller, threatened against any of BlockerCo in respect of any Tax.

(c)            BlockerCo is properly treated as a corporation for federal Income Tax purposes.

(d)            No written claim has been made by a Tax authority in a jurisdiction where BlockerCo does not file Tax Returns that it either is or may be subject to taxation by that jurisdiction or must file Tax Returns therein.

(e)            There are no Liens on any of the assets or equity of BlockerCo that arose in connection with Taxes, other than Permitted Liens.

(f)             BlockerCo has duly and timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Third Party and has complied in all material respects with all information reporting and backup withholding requirements.

(g)            BlockerCo has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, other than automatic extensions for filing Tax Returns obtained in the ordinary course of business.

(h)            BlockerCo is not a party to any Tax Sharing Agreement.

(i)             None of the Purchaser, the Company Group Entities, BlockerCo or any of their respective Affiliates will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) after the Closing Date as a result of any (i) change in method of accounting by BlockerCo for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) improper use of a method of accounting by BlockerCo for a taxable period (or portion thereof) ending on or prior to the Closing Date; (iii) installment sale or open transaction disposition made by BlockerCo prior to the Closing; (iv) prepaid amount or deferred revenue received by BlockerCo prior to the Closing; (vii) entry by BlockerCo into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of applicable Law prior to the Closing; or (viii) intercompany transaction or excess loss account within the meaning of the Treasury Regulations under Section 1502 of the Code.

(j)             BlockerCo has not been engaged in a transaction that the IRS has identified by regulation or other form of published guidance as a “reportable transaction,” as defined by Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.601l-4(b) (or any corresponding or similar provision of federal, state, local or foreign Tax Law).

(k)            BlockerCo has not been a member of an affiliated, consolidated, combined, unitary or similar group and is not otherwise liable for Taxes of any other Person under Treasury Regulations Section 1.1502-6, as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business, the primary purpose of which is unrelated to Taxes) or pursuant to Law.

(l)             BlockerCo is not subject to any private ruling from any Tax authority or any written agreement with a Tax authority.

(m)           BlockerCo is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal Income Tax purposes.

(n)            BlockerCo does not have a permanent establishment within the meaning of the applicable Tax treaty outside of the United States.

(o)            BlockerCo has properly collected and remitted any required material sales, use, value added and similar Taxes with respect to sales made or services provided to its customers and goods and services purchased, and/or, to the extent applicable, has properly complied in all material respects with its obligations to retain in accordance with applicable Law any appropriate Tax exemption certificates or other documentation for all sales made or services provided without charging or remitting sales, use, value added or similar Taxes that qualify as exempt from use or such similar Taxes.

(p)            All material fees, charges, costs or expenses pursuant to Affiliate services agreements or otherwise which have been paid by BlockerCo have been made on an arm’s-length basis.

(q)            BlockerCo has not, in the past two (2) years, engaged in a transaction purported to qualify under Section 355 or Section 368(a)(1)(D) of the Code.

(r)            BlockerCo has not claimed or received the employee retention credit or other benefit under the CARES Act or analogous state Law.

(s)            BlockerCo will not have any Tax liability arising out of or related to the Unit Transfer.

(t)            BlockerCo has made adequate distributions such that it is not subject to the accumulated earnings tax of Section 531 of the Code (or analogous provision of other Tax Law).

Article 6
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

As a material inducement to the Company and the BlockerCo Seller to enter into this Agreement, Purchaser and Merger Sub hereby represent and warrant to such Parties as follows:

6.1            Organization; Ownership of Merger Sub; No Prior Activities. Each of Purchaser and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Purchaser owns 100% of the issued and outstanding Equity Securities of Merger Sub. Merger Sub was formed for the sole purpose of, and Merger Sub has conducted no activity other than organizational activities and matters relating to the Transactions. Except for obligations or liabilities incurred in connection with its formation and the Transactions, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

6.2            Authorization of Transactions. Purchaser and Merger Sub have all requisite organizational power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which Purchaser or Merger Sub, as applicable, is or will be a party and to perform their respective obligations hereunder and thereunder. The execution, delivery and performance by Purchaser and Merger Sub of this Agreement, the other agreements contemplated hereby and the transactions contemplated hereby and thereby have been duly and validly authorized by such Person’s governing body and no other act or proceeding on the part of Purchaser or Merger Sub, or their respective governing bodies, equityholders or members, as applicable, is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. This Agreement and the other agreements contemplated hereby to which Purchaser or Merger Sub, as applicable, is or will be a party have been or will be duly executed and delivered by Purchaser and Merger Sub and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, this Agreement shall constitute, and the other agreements contemplated hereby upon execution and delivery by Purchaser and Merger Sub will each constitute, a valid and binding obligation of Purchaser and Merger Sub, enforceable in accordance with its terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (b) applicable equitable principles (whether considered in a proceeding at Law or in equity).

6.3            No Breach. The execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the other agreements contemplated hereby to which Purchaser or Merger Sub, as applicable, is or will be a party and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate any provision of the Organizational Documents of Purchaser or Merger Sub, (b) violate in any material respect any Law or other restriction of any Governmental Authority to which Purchaser or Merger Sub is subject, (c) violate, conflict with, result in a breach of, constitute a default under or result in the acceleration of any contract to which Purchaser or Merger Sub is a party or by which such Person’s assets are bound, except where the violation, conflict, breach, default or acceleration would not reasonably be expected to materially delay or materially impair Purchaser’s or Merger Sub’s ability to consummate the Transactions, or (d) require any authorization, consent, approval, exemption or notice to any Governmental Authority under the provisions of any Law (except for the Filing and recordation of the Certificate of Merger as required by the DLLCA and any Filings required by the HSR Act).

6.4            Litigation. There are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser or Merger Sub, at law or in equity, or before or by any Governmental Authority, which would reasonably be expected to delay or impair Purchaser’s or Merger Sub’s ability to consummate the Transactions.

6.5            Investment Intent; Restricted Securities. Purchaser is acquiring the BlockerCo Equity Securities and the Company Units solely for Purchaser’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the BlockerCo Equity Securities or the Company Units or dividing its participation therein with others. Purchaser understands and acknowledges that (i) neither the BlockerCo Equity Securities nor the Company Units have been registered or qualified under the Securities Act, or under any securities Laws of any state of the United States or any other jurisdiction, and the BlockerCo Equity Securities and the Company Units have been issued in reliance upon specific exemptions thereunder, (ii) the BlockerCo Equity Securities and the Company Units constitute “restricted securities” as defined in Rule 144 under the Securities Act, (iii) none of the Company Units nor the BlockerCo Equity Securities is traded or tradable on any securities exchange or over- the-counter and (iv) none of the Company Units nor the BlockerCo Equity Securities may be sold, transferred or otherwise disposed of unless a registration statement under the Securities Act with respect to such BlockerCo Equity Securities or Company Units, as applicable, and qualification in accordance with any applicable state securities Laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Purchaser is an “accredited investor” as defined in Rule 501(a) of the Securities Act. Purchaser acknowledges that it is informed as to the risks of the Transactions and of ownership of the BlockerCo Equity Securities and the Company Units.

6.6            Brokerage. Neither Purchaser nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transactions for which Sellers would be liable.

6.7            Purchaser Financial Resources. Purchaser has, and as of immediately prior to the Closing, Purchaser will have sufficient unrestricted cash on hand and/or credit available pursuant to any applicable credit facilities or commitments to pay all amounts required to be paid by Purchaser at the Closing pursuant to the terms of this Agreement, and to pay all of the related fees and expenses of Purchaser and Merger Sub (the “Required Amount”). Neither Purchaser nor Merger Sub has reason to believe that such available cash shall not be available or that the credit available pursuant to any applicable credit facilities or commitments shall not be funded, and neither Purchaser nor Merger Sub has made any misrepresentation in connection with obtaining such financing. In no event shall the receipt by, or the availability of any funds or financing to, Purchaser or any of its Affiliates or any other financing be a condition to Purchaser’s or Merger Sub’s obligation to consummate the Transactions.

6.8            Debt Financing.

(a)            Commitment Letter. Purchaser has delivered to the Company a true, correct, and complete fully executed copy of the commitment letter, dated as of the date of this Agreement, among the financial institutions party thereto (the “Lenders”) and Purchaser (including all exhibits, schedules, and annexes thereto and the Fee Letter redacted in a manner as described below, the “Commitment Letter”). Pursuant to, and subject to the terms and conditions of, the Commitment Letter, the Lenders have committed to lend the amounts set forth therein for the purposes set forth in the Commitment Letter. Purchaser has also delivered to the Company a true, correct, and complete copy of each fee letter (which may be redacted as to fee amounts, pricing caps, “market flex” terms, and other similar economic terms so long as such redactions would not reduce the amount of the Debt Financing available to Purchaser or Merger Sub at Closing or adversely affect the conditionality, availability, enforceability, or termination of the Debt Financing) issued in connection with the Commitment Letter (collectively, the “Fee Letter”).

(b)            No Amendments; No Side Letters. The Commitment Letter has not been amended, restated, or otherwise modified prior to the execution and delivery of this Agreement. The respective commitments contained in the Commitment Letter have not been withdrawn, terminated, or rescinded prior to the execution and delivery of this Agreement (and to the Knowledge of Purchaser, no such withdrawal, termination or rescission is pending). As of the date of this Agreement, except for the Fee Letter and engagement letters with respect to the Debt Financing, there are no side letters or Contracts to which Purchaser or Merger Sub is a party related to the conditionality, funding, or consummation of the Debt Financing, other than as expressly set forth in the Commitment Letter delivered to the Company on or prior to the date hereof.

(c)            Enforceability. As of the execution and delivery of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid, and binding obligation of Purchaser, and, to the Knowledge of Purchaser, the other parties thereto, enforceable in accordance with its terms against Purchaser and, to the Knowledge of Purchaser, each of the other parties thereto, subject to applicable bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(d)            No Breaches or Defaults. As of the execution and delivery of this Agreement: (i) no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or default or result in a failure to satisfy a condition precedent, in each case, on the part of Purchaser or, to the Knowledge of Purchaser, any other party thereto, under any term or condition of the Commitment Letter that would reasonably be expected to give the lenders party thereto the ability to terminate, reduce or delay their respective commitments or excuse a failure on the part of such lenders to fund all or any portion of their respective commitments; and (ii) Purchaser does not reasonably believe that any of the conditions to the funding of the Debt Financing will not be satisfied on or prior to the Closing Date or that any portion of the Debt Financing necessary to pay the Required Amount (after taking into account cash on hand and other sources of funds available to Purchaser or Merger Sub at Closing) will not be available to Purchaser on or prior to the Closing Date. Purchaser has fully paid or caused to be fully paid all commitment fees or other fees to the extent required to be paid on or prior to the date of this Agreement in connection with the Debt Financing.

6.9            Solvency. Immediately after giving effect to the Transactions and assuming the satisfaction of the conditions to Closing set forth in Article 9, Purchaser and Merger Sub, based on the information known to Purchaser as of the date hereof, shall (a) be solvent (in that both the fair value of its assets will not be less than the sum of its liabilities and that the present saleable value of its assets will not be less than the amount required to pay its probable liabilities as they become absolute and matured), (b) have adequate capital with which to engage in their respective businesses and (c) not have incurred liabilities beyond its ability to pay as they become absolute and matured. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Purchaser, Merger Sub, BlockerCo or the Company or its Subsidiaries.

Article 7
PRE-CLOSING COVENANTS

7.1            Operation of Business.

(a)            From the date of this Agreement until the Closing (or until such earlier time as this Agreement is terminated in accordance with Section 10.1) (the “Interim Period”), except as otherwise approved by Purchaser in writing (such approval not to be unreasonably withheld, conditioned or delayed) or as is otherwise expressly permitted or required by this Agreement or required by applicable Laws, the Company shall, and shall cause each Company Group Entity to: (i) conduct its operations in the ordinary course of business consistent with past practice in all material respects and (ii) use its commercially reasonable efforts to (A) maintain its assets and properties in as good repair and condition as at present, except for ordinary wear and tear and sales of inventory in the ordinary course of business, (B) preserve its current relations with customers, referral partners, other business partners, employees, and suppliers, (C) maintain its books and records on a basis consistent with past practice and (D) manage its Working Capital (including the timing of collection of accounts receivable and of the payment of accounts payable) in the ordinary course of business consistent with past practice in all material respects; provided, that, notwithstanding the foregoing, the Company and other Company Group Entities may use available cash to repay any Indebtedness prior to the Reference Time.

(b)            Without limiting the generality of the foregoing, during the Interim Period, except as otherwise approved by Purchaser in writing (such approval not to be unreasonably withheld, conditioned or delayed) or as is otherwise expressly permitted, contemplated or required by this Agreement or required by applicable Laws or as set forth in Section 7.1(b) of the Disclosure Schedules, the Company shall not permit any Company Group Entity, and BlockerCo Seller shall not permit BlockerCo (as applicable), to:

(i)            sell, lease, assign, license or transfer any of its material assets or portion thereof (including all or any portion of the Leased Real Property), other than sales and non-exclusive licenses of products or services in the ordinary course of business and other than sales of obsolete assets or assets with no book value;

(ii)           amend or authorize the amendment of any of its Organizational Documents;

(iii)          incur, assume or guarantee any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person;

(iv)          with respect to BlockerCo, conduct any business, operations or activity other than, directly or indirectly, holding Company Units (including, after giving effect to the Unit Transfer, the BlockerCo Units) and activities ancillary thereto and the performance of its obligations under this Agreement;

(v)           (A) make any change in its accounting methods or practices, except in so far as was required by a change in GAAP or (B) (x) make, revoke, or change any election in respect of Taxes or accounting policies or procedures (including any method of Tax accounting) of any Company Group Entity or BlockerCo, (y) enter into any closing agreement (or similar settlement or resolutions) with respect to Taxes with respect to any Company Group Entity or BlockerCo, or (z) extend or waive any statute of limitations or other period for the assessment of any Tax, file any amended Tax Return or change the U.S. federal Tax classification of or with respect to any Company Group Entity or BlockerCo;

(vi)          make or forgive any loan or advance to, or acquire any Equity Securities or material assets of (including by merger or consolidation), any other Person (other than repurchases or forfeitures of Equity Securities from terminated Service Providers in accordance with the terms of the Company LLC Agreement);

(vii)         (A) grant or agree to grant any increase, or announce any increase, in the compensation of any of its managers, directors, officers, employees or other individual Service Providers (other than increases made in the ordinary course of business consistent with past practice to non-executive employees with an annual base compensation less than $200,000, provided no increase will be made that would, individually or taken together with any other increases, increase such employee’s annual base compensation by more than five (5%) percent of such employee’s annual base compensation as of the date hereof), (B) grant or agree to grant any severance or termination pay, change in control bonus, equity or equity-based incentive awards, retention award or other extraordinary bonus or other incentive to any current or former manager, director, officer, employee or other individual Service Providers, or (C) take, or agree to take, any action to accelerate the vesting or payment, or the funding of any payment or benefit, under any Benefit Plan, other than as required by Law, or required pursuant to the terms of a Benefit Plan in effect as of the date of this Agreement;

(viii)        (A) hire, engage, or terminate (other than for cause) the employment or engagement of any manager, officer or employee of, or other Service Provider to, any Company Group Entity, in each case who will earn (or prior to such termination did earn) an annual base salary or annual base compensation of $200,000 or more (other than to fill a vacancy) or (B) implement any group employee layoffs, furlough, reductions in force, or other voluntary or involuntary employment termination programs other than individual employee terminations in the ordinary course of business consistent with past practices (subject to the foregoing clause (A), if applicable);

(ix)          enter into, adopt, amend, modify or terminate any Benefit Plan (or arrangement that would constitute a Benefit Plan if in place as of the date hereof), other than as required by applicable Law;

(x)            issue, sell, grant or otherwise dispose of, or redeem, repurchase or otherwise acquire, any of its Equity Securities (including profits interest awards) or other ownership interests, securities convertible or exchangeable for its Equity Securities or other ownership interests or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Equity Securities (other than repurchases or forfeitures of Equity Securities from terminated Service Providers in accordance with the terms of the Company LLC Agreement);

(xi)          except in the ordinary course of business (i) sell, assign, transfer, lease, license, encumber, abandon or permit to lapse any Company Owned Intellectual Property or (ii) disclose any of its material trade secrets to a Third Party other than pursuant to a confidentiality agreement;

(xii)         enter into, terminate or materially amend in any manner, any Material Contract, in each case except in the ordinary course of business (including terminations as a result of the expiration of the term thereof);

(xiii)        settle or compromise any Action other than any Action which (A) is settled or compromised for an amount that does not exceed $500,000 and (B) does not impose any continuing obligation on the Company Group Entities after the Closing (other than customary confidentiality obligations);

(xiv)        make or declare any non-cash dividend or non-cash distribution, other than any such dividends or distributions solely between the Company Group Entities;

(xv)         make any capital expenditures or enter into any new commitments to make capital expenditures, except for such capital expenditures that are reflected in the Company’s current budget and scheduled to be made during the 2026 fiscal year, a copy of which has been provided to Purchaser;

(xvi)        fail to maintain in full force and effect existing bonds and insurance policies or adequate replacement bonds and insurance, or otherwise cause or permit any material and adverse change in the amount and scope of insurance coverage;

(xvii)       enter into any new line of business;

(xviii)      create any Subsidiary; or

(xix)         commit to any of the foregoing;

provided, that nothing contained in this Agreement shall be construed as to prohibit the consummation of the Unit Transfer.

(c)            Nothing contained in this Agreement shall give Purchaser, directly or indirectly, rights to control or direct the operations of a Company Group Entity before the Closing Date. Before the Closing Date, each Company Group Entity shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over its operations.

7.2            Notices and Consents. As soon as reasonably practicable following the date hereof, the Company shall cause the applicable Company Group Entities to give the notices set forth on Section 7.2-A of the Disclosure Schedules, and the Company will cause the applicable Company Group Entities to use commercially reasonable efforts to obtain the consents set forth on Section 7.2-B of the Disclosure Schedules; provided, however, that nothing in this Section 7.2 or in Section 8.4 shall require the Company to cause any Company Group Entity to (a) expend any money or incur any other liability to obtain any such consent, (b) commence any Action or (c) offer or grant any accommodation (financial or otherwise) to any Third Party; and provided, further, that in no event shall the receipt of any third-party consent sought pursuant to this Section 7.2 be a condition to the obligations of Purchaser and Merger Sub to effect the Closing.

7.3            Access and Information. During the Interim Period, BlockerCo shall permit, and the Company shall permit (and shall cause each of the Company Group Entities to permit), at Purchaser’s expense, authorized Representatives of Purchaser to have access at all reasonable times during normal business hours, and in a manner so as not to unreasonably interfere with the normal business operations of the Company Group Entities or BlockerCo, to all premises, properties, executive officers, books, records, contracts and documents of the Company Group Entities and/or BlockerCo, as applicable that Purchaser shall reasonably request for the purposes of consummating the Transactions; provided, however, that the foregoing shall not apply with respect to any information the disclosure of which would, on the advice of the Company’s or BlockerCo’s legal counsel, as applicable, waive any privilege or breach any duty of confidentiality under Law or owed to any Person or give rise to or constitute a violation of applicable Laws or the provisions of any Contract to which a Company Group Entity or BlockerCo is a party, provided, further, upon Purchaser’s reasonable prior written request, BlockerCo and the Company shall, and the Company shall cause the applicable Company Group Entity to, use commercially reasonable efforts to seek alternative means to provide any such information in such a manner as to not waive any such protections or violate any such Laws.

7.4            Contact with Business Relations. During the Interim Period, the Company shall, and shall cause the other Company Group Entities to, reasonably cooperate with Purchaser and its Affiliates and Representatives to facilitate their contact and communications with the directors, officers, employees, agents, customers, referral partners, suppliers, lessors and other business relations of the Company Group Entities in connection with the Transactions or otherwise, provided that such contact and communications shall not be in violation of any Antitrust Laws and shall be subject to the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) with respect to any contact or communication with any customers of the Company Group Entities (other than any contact or communication by Purchaser or its Affiliates with customers of the Company Group Entities in the ordinary course of business unrelated to the Transactions).

7.5            Exclusivity. During the Interim Period, each of the BlockerCo Seller, BlockerCo and the Company agrees that such Person and its respective Affiliates and Representatives shall not, without the prior written consent of Purchaser, directly or indirectly, (a) take any action to initiate, solicit, facilitate, enter into, participate in or encourage any inquiries, discussions or proposals from any Person (other than Purchaser and its Representatives) relating to, (b) continue, propose or enter into negotiations or discussions with respect to, or (c) accept, agree to, or enter into, any letter of intent, arrangement or agreement with respect to, any Alternative Transaction; nor shall any of such Persons provide or grant access to any information, properties, assets, books, contracts, personnel or records to any other Person for the purpose of making, evaluating, or determining whether to make or pursue, any inquiries or proposals with respect to, any Alternative Transaction. Each of the Company Group Entities, the BlockerCo Seller and their respective Affiliates and Representatives shall promptly terminate any existing discussions and/or correspondence with any Person (other than Purchaser and its Representatives) regarding any Alternative Transaction and shall promptly, (and in any event, within three (3) Business Days after receipt thereof) notify Purchaser in writing of any Alternative Transaction proposal, together with the material terms and conditions actually known of such proposal and the identity of the Person making the same.

7.6            Notice of Certain Events. The Company will notify Purchaser as promptly as reasonably practicable following:

(a)            receipt by the Company of any written notice or, to the Knowledge of the Company, other communication from any Governmental Authority relating to the Transactions, excluding communication related to the HSR Act, which shall be provided in accordance with the Parties’ obligations under Section 8.4;

(b)            any Action commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting any Company Group Entity, in each case that would reasonably be expected to prevent, delay or impede the consummation of the Transactions;

(c)            any circumstance of which the Company is aware that would reasonably be expected to result in a failure of any condition set forth in Section 9.1 or Section 9.3 to be satisfied; or

(d)            any material communication with the Bank of Canada relating to the applicability of the Retail Payment Activities Act to the business of any Company Group Entity, including any indication that registration as a payment service provider may be required.

The delivery of any notice pursuant to this Section 7.6 will not limit or otherwise affect the remedies available under this Agreement to the Parties.

7.7            Financing Cooperation.

(a)            During the Interim Period, the Company shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause the respective Representatives of the Company Group Entities to, at the sole expense of Purchaser and Merger Sub, (i) furnish Purchaser, Merger Sub, and the lenders or other Persons that have, or potentially will have, committed to provide or arrange or otherwise entered into agreements to provide or arrange all or any part of any Debt Financing, including the parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto and their respective Affiliates, officers, directors, employees, partners, attorneys, advisors, controlling persons, agents and representatives involved in such Debt Financing and their successors and assigns (collectively, the “Debt Financing Sources”) reasonably promptly with (A) the historical financial information with respect to the Company Group Entities specified in Section 3 of the Commitment Letter; and (B) all historical financial and related information relating to the Company and its Subsidiaries that is required to permit Purchaser and Merger Sub to prepare the information described in Section 3 of the Commitment Letter in connection with the arrangement of any applicable credit facilities or commitments (“Debt Financing”), (ii) deliver as of the Closing the definitive documents evidencing, governing, granting security or otherwise relating to any Debt Financing (including any schedules and exhibits thereto) as may be reasonably requested by Purchaser, Merger Sub or any Debt Financing Source, including customary certificate documents and instruments relating to guarantees and other matters ancillary to any Debt Financing as may be reasonably requested by Purchaser or any Debt Financing Source; provided that no obligation of any party under such agreements shall be effective until after giving effect to the Closing; (iii) to the extent applicable, facilitate the granting and perfection of liens and security interests in the assets of the Company and its Subsidiaries required to secure any Debt Financing; provided, that, no granting or perfection thereof shall be effective until have giving effect to the Closing; (iv) cause the taking of corporate and other actions by the Company Group Entities reasonably necessary to permit the consummation of any Debt Financing on the Closing Date and to permit the proceeds thereof to be made available to Purchaser as of the Closing, it being understood that no such corporate or other action will take effect prior to the effectiveness of the Closing; and (v) at least three (3) Business Days prior to the Closing Date, provide all documentation and other information about the Company as is reasonably requested by Purchaser or any Debt Financing Sources with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act. The Company shall not be required to provide, or cause its Subsidiaries to provide, cooperation under this Section 7.7 that: (I) unreasonably interferes with the ongoing business of the Company or any of its Subsidiaries; (II) causes any representation or warranty in this Agreement to be breached; (III) causes any closing condition set forth in Article 9 to fail to be satisfied or otherwise cause any breach of this Agreement; (IV) reasonably could be expected to conflict with, violate, breach or otherwise contravene in any material respect (1) any Organizational Document of the Company and/or its Subsidiaries, (2) any applicable Law and/or (3) any Contract to which the Company or any of its Subsidiaries is a party; (V) requires the Company, its Subsidiaries or their respective officers, managing members, managers or employees (other than those directors, officers, managing members, managers or employees that shall continue in the same or similar capacity after Closing) to execute, deliver or enter into, or perform any agreement, document or instrument, or adopt resolutions approving the agreements, documents and/or instruments to which any Debt Financing is obtained or pledge any collateral with respect to any Debt Financing, in each case which is not contingent upon the Closing or would be effective prior to the Closing, (VI) would cause any director, officer, or employee of the Company or any of its Subsidiaries to incur any personal liability; (VIII) requires providing access to or disclosing information that the Company or any of its Subsidiaries reasonably determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, (IX) would require the Company’s external or internal counsel to deliver any legal opinions. In no event shall the Company or any of its Subsidiaries be required to (i) prepare, produce or deliver any projections, forecasts, budgets, pro forma financial statements, pro forma adjustments or other forward looking financial information or statements, or any other financial information that is not historical financial information maintained by the Company or its Subsidiaries in the ordinary course of business, or (ii) pay any commitment or similar fee or incur any liability (including due to any act or omission by the Company or any of its Subsidiaries or any of their respective Representatives, except to the extent such act or omission constitutes gross negligence or willful misconduct on the part of such Person or is in breach of this Agreement) or expense in connection with assisting Purchaser and Merger Sub in arranging any Debt Financing or as a result of any information provided by the Company, any of its Subsidiaries or any of their Affiliates or Representatives, in connection therewith, except to the extent in breach of this Agreement.

(b)            The Company hereby consents to the reasonable use of its and its Subsidiaries’ logos in connection with any Debt Financing so long as such logos (i) are used solely in a manner that is not intended to, or reasonably likely to, harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and (ii) are used solely in connection with a description of the Company or any of its Subsidiaries, its or their respective businesses and products, or the Merger or the other transactions contemplated hereby.

(c)            Each of Purchaser and Merger Sub shall promptly upon request by the Company (i) reimburse the Company for all reasonable and documented out-of-pocket fees and expenses (including the reasonable fees and expenses of outside counsel, accountants, consultants, agents and other Representatives) actually incurred by the Company Group Entities in connection with such cooperation and (ii) indemnify and hold harmless the Company, its Subsidiaries and their respective officers, directors, employees, Affiliates and other Representatives from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of any Debt Financing and any information utilized in connection therewith (other than information provided by the Company, its Subsidiaries and/or their respective Representatives expressly for use in connection with any Debt Financing); in each case, other than to the extent such liabilities or losses occurred as a result of the gross negligence or willful misconduct of the Company or its Subsidiaries, or constituted a material breach of this Agreement. For the avoidance of doubt, the Parties acknowledge and agree that the provisions contained in this Section 7.7 represent the sole obligation of the Company, its Subsidiaries and their respective Affiliates and Representatives with respect to cooperation in connection with the arrangement of any Debt Financing.

7.8            Financing.

(a)            No Amendments to Commitment Letter. Subject to the terms and conditions of this Agreement, Purchaser and Merger Sub will not (without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed) consent or agree to any amendment, replacement, supplement, or modification of, or any waiver of any provision or remedy under, the Commitment Letter if such amendment, replacement, supplement, modification, or waiver would: (i) reduce the aggregate amount of the net proceeds of the Debt Financing to an amount that, together with cash on hand and existing credit facilities available to Purchaser or Merger Sub at the Closing, would be less than the Required Amount; (ii) impose new or additional conditions or otherwise expand, amend, or modify any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to: (A) prevent or delay the Closing, or (B) make the timely funding of the Debt Financing, or the satisfaction of the conditions to obtaining the Debt Financing, materially less likely to occur; or (iii) adversely impact the ability of Purchaser or Merger Sub to enforce its rights against the other parties to the Commitment Letter; provided that, notwithstanding the foregoing, Purchaser and Merger Sub may (without the consent of the Company) amend, replace, supplement, modify, or waive the Commitment Letter to add lenders, arrangers, bookrunners, agents, managers, or other Debt Financing Sources that have not executed the Commitment Letter as of the date hereof. Purchaser or Merger Sub shall promptly furnish to the Company a copy of any amendment, replacement, supplement, modification, or waiver relating to the Commitment Letter. Any reference in this Agreement to: (x) the “Debt Financing” will include the financing contemplated by the Commitment Letter as amended or modified, and (y) the “Commitment Letter” or “Fee Letter” shall mean the Commitment Letter or the Fee Letter, as the case may be, as so amended or modified.

(b)            Taking of Necessary Actions. Subject to the terms and conditions of this Agreement (including, without limitation, the right of Purchaser and Merger Sub to amend, replace, supplement, modify, or waive the Commitment Letter subject to the limitations set forth in Section 7.8(a)), Purchaser and Merger Sub will each use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, and advisable to arrange, maintain the effectiveness of, and consummate the Debt Financing on or prior to the Closing Date, on the terms and conditions described in the Commitment Letter, including, but not limited to, using its reasonable best efforts to: (i) maintain in effect the Commitment Letter in accordance with the terms and subject to the conditions thereof and hereof until the earlier of the consummation of the financing contemplated thereby or the termination of this Agreement; (ii) negotiate, execute, and deliver definitive agreements with respect to the Debt Financing contemplated by the Commitment Letter on a timely basis on the terms and conditions contemplated by the Commitment Letter; (iii) satisfy (or obtain waivers of), on a timely basis, all conditions contained in the Commitment Letter that are within its control and to comply with all of its obligations pursuant to the Commitment Letter (in each case, other than conditions or obligations that do not adversely impact the obligation of the Debt Financing Sources to provide the Debt Financing as contemplated under the Commitment Letter); (iv) upon the satisfaction (or waiver) of all of the conditions set forth in the Commitment Letter, consummate the Debt Financing at or prior to the Closing; and (v) enforce its rights under the Commitment Letter. Purchaser and Merger Sub will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Commitment Letter as and when they become due.

(c)            Information. Purchaser and Merger Sub shall keep the Company informed on a reasonably current basis of the status of their efforts to arrange the Debt Financing (including providing the Company with final versions of the definitive agreements related to the Debt Financing that will be publicly filed by Purchaser with the Securities and Exchange Commission and such other information and documentation available to Purchaser and Merger Sub as shall be reasonably requested by the Company). Without limiting the generality of the foregoing, Purchaser and Merger Sub shall promptly (and in any event within two (2) Business Days) notify the Company in writing of: (i) any breach, default, termination, or cancellation by any party to the Commitment Letter or Debt Financing definitive agreements that Purchaser or Merger Sub becomes aware of, in each case that could reasonably be expected to result in the termination, reduction or delay of any lender’s commitment thereunder or excuse any lender from funding all or any portion of its commitment; and (ii) the receipt by Purchaser or Merger Sub of any written notice from any Debt Financing Source with respect to (A) any breach, default, termination, or cancellation by any party to the Commitment Letter or Debt Financing definitive agreements, or (B) any dispute or disagreement between or among any parties to the Commitment Letter or Debt Financing definitive agreements related to the Debt Financing; and (iii) the occurrence of any event or development that would reasonably be expected to adversely impact the ability of Purchaser or Merger Sub to obtain all or any portion of the Debt Financing contemplated by the Commitment Letter available to Purchaser or Merger Sub at the Closing on the terms and conditions, in the manner, and from the sources contemplated by the Commitment Letter.

(d)            Alternative Financing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, and such portion is reasonably necessary to fund the Required Amount available to Purchaser or Merger Sub at the Closing, Purchaser will promptly notify the Company in writing and use its reasonable best efforts to: (i) as promptly as practicable following the occurrence of such event, arrange and obtain financing from the same or alternative sources in an amount sufficient to replace any unavailable portion of the Required Amount, on terms and conditions not less favorable to Purchaser and Merger Sub than those contained in the Commitment Letter on the date of this Agreement (provided, that any such alternative debt financing shall not (A) have conditions to funding that are more onerous from those set forth in the Commitment Letter, or (B) be reasonably expected to delay or prevent the Closing) (the “Alternative Financing”); and (ii) obtain one or more new financing commitment letters and related fee letters, if any, with respect to such Alternative Financing (each, a “New Commitment Letter”). Purchaser shall promptly provide the Company with a correct and complete copy of any New Commitment Letter (which, in the case of any fee letter, may be redacted in a manner consistent with the redactions permitted by Section 6.8(a)), together with any exhibits, schedules, and annexes thereto. In the event that any New Commitment Letter is obtained, (1) any reference in this Agreement to the “Commitment Letter” or the “Fee Letter” shall mean the Commitment Letter or the Fee Letter to the extent not superseded by one or more New Commitment Letters (or any related fee letter(s)) at the time in question, and any New Commitment Letter (or any related fee letter(s)) to the extent then in effect, and (2) any reference in this Agreement to the “Debt Financing” will mean the Debt Financing contemplated by the Commitment Letter as modified pursuant to the foregoing.

Article 8
ADDITIONAL AGREEMENTS

8.1            Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost and expense of the requesting Party.

8.2            Press Releases; Confidentiality.

(a)            At or promptly after the Closing Date, the Parties shall issue a mutually agreed upon initial press release or public announcement related to this Agreement and the Transactions (the “Closing Press Release”). Other than the Closing Press Release and unless otherwise required by Law and subject to Section 8.2(c), no Party shall, nor shall it permit any Affiliate thereof to, make any announcement or communication related to this Agreement or the Transactions without the prior written consent of Purchaser and the Company.

(b)            Whether or not the Transactions are consummated, each Party agrees that it shall not, and shall cause each of its Affiliates, advisors, agents and Representatives not to, disclose or use any information or materials regarding any other Party obtained in connection with this Agreement and Transactions (including, without limitation, any information obtained by Purchaser or Merger Sub or their respective Affiliates and Representatives pursuant to Section 7.3). Notwithstanding the foregoing, this Section 8.2 shall not prohibit (i) disclosure required by any applicable Law (in which case the disclosing Party will provide the other Parties with the opportunity to review and comment in advance of such disclosure), (ii) any disclosure required to effectuate this Agreement or the Transactions (including, if applicable, any disclosure to any Unitholder), (iii) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or the Transactions or (iv) any disclosure by any Seller, or any of its Affiliates, as part of such Person’s ordinary course reporting or review procedure or in connection with such Persons’ ordinary course fundraising, marketing, information or reporting activities (including limited partners or prospective limited partners) which is consistent with prior practices. Purchaser hereby acknowledges and agrees that Purchaser shall be bound by all of the terms and provisions of that certain Mutual Non-Disclosure Agreement between the Operating Company and the Purchaser, dated as of December 19, 2025 (as may be amended, restated, supplemented or otherwise modified from time to time, the “Confidentiality Agreement”). The Parties acknowledge that the Confidentiality Agreement will terminate as of the Closing Date.

(c)            Notwithstanding anything to the contrary in this Section 8.2, Purchaser is expressly permitted to publicly disclose the existence of this Agreement and the Transactions and the subject matter and terms of this Agreement, including filing this Agreement as an exhibit to a securities filing, to the extent Purchaser determines in good faith that such disclosure is required to comply with applicable securities Laws, including the Securities Exchange Act of 1934, as amended, and/or the rules and regulations of the U.S. Securities and Exchange Commission or any applicable stock exchange (collectively, “Required SEC Disclosure”). Following any such Required SEC Disclosure, any information actually disclosed thereby shall no longer be subject to the confidentiality obligations set forth in this Section 8.2 and may be used and disclosed for any purpose by any Party or such Party’s Affiliates and Representatives. To the extent permitted by applicable securities Laws, Purchaser shall (i) provide the Sellers’ Representative with a reasonable opportunity to review and comment on drafts of any Required SEC Disclosure at least two (2) Business Days prior to filing of any such Required SEC Disclosure, (ii) redact any information reasonably requested by the Sellers’ Representative and permitted by the applicable securities Laws (as determined by Purchaser’s outside counsel) and (iii) consider in good faith the Sellers’ Representative’s reasonable comments; provided that none of the foregoing shall cause the Required SEC Disclosure to be delayed beyond the applicable deadline.

(d)            For a period of three (3) years following the Closing, each of the Sellers’ Representative and the BlockerCo Seller shall, and shall cause their respective Affiliates and Representatives to, keep confidential and not disclose or use any confidential or proprietary information concerning the Company Group Entities or their businesses that was obtained prior to the Closing (“Pre-Closing Confidential Information”), except (i) to the extent that such Pre-Closing Confidential Information becomes generally available to the public other than as a result of a breach of this Section 8.2(d), (ii) to the extent that such Pre-Closing Confidential Information becomes available to such Person on a non-confidential basis from a source other than a Company Group Entity or Purchaser, provided that such source is not known by such Person to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any Company Group Entity or Purchaser with respect to such information, (iii) to the extent that such Pre-Closing Confidential Information was independently developed by such Person without reference to or use of any Pre-Closing Confidential Information, (iv) as may be required by applicable Law or legal process (in which case the disclosing Person shall, to the extent legally permitted, provide Purchaser with prompt written notice of such requirement so that Purchaser may seek a protective order or other appropriate remedy), (v) to the extent necessary in connection with the enforcement of any right or remedy relating to this Agreement or the Transactions, or (vi) to the Sellers’ Representative’s or the BlockerCo Seller’s respective attorneys, accountants, financial advisors and other Representatives who have a need to know such information and who are bound by obligations of confidentiality with respect thereto.

8.3            Transaction Expenses. Except as expressly provided herein, each Party shall be solely responsible for payment of any fees and expenses incurred by or on behalf of it or its Affiliates and Representatives in connection with the Transactions or otherwise required by applicable Law; provided, that Purchaser shall pay (a) all filing fees payable in connection with any Filings or submissions under the HSR Act, and (b) all Buyer Transaction Expenses. For the avoidance of doubt, (i) the costs of procuring the R&W Insurance Policy (including costs incurred in respect of premium payments, diligence and other fees, expenses and Taxes related thereto) and any costs or expenses of or payable to the Exchange Agent will be at the sole cost and expense of Purchaser and none of the Company, the Unitholders or the BlockerCo Seller will have any liability with respect to such costs, and (ii) any Buyer Transaction Expenses paid by Purchaser pursuant to this Agreement shall be for the account of the Sellers and shall reduce the Closing Sellers’ Transaction Expenses on a dollar-for-dollar basis.

8.4            Reasonable Best Efforts to Complete.

(a)            Subject to the terms and conditions of this Agreement, including Section 7.2, BlockerCo, the Company and Purchaser shall each cooperate reasonably with each such other Person and use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner possible, the Transactions, including by (i) obtaining (and cooperating with each such other Person in obtaining) any clearance, consent, authorization, order or approval of, or any exemption by, any Governmental Authority required to be obtained or made by Purchaser, BlockerCo or any Company Group Entity in connection with the Transactions, and the expiration of all applicable waiting periods with respect to any Governmental Authority, (ii) making any and all notices, registrations and Filings that may be necessary or advisable to obtain the approval or waiver from, or to avoid any Action by, any Governmental Authority, and (iii) executing any certificates, instruments or other documents that are necessary to consummate and make effective the Transactions and to fully carry out the purposes and intent of this Agreement; provided, that, for the avoidance of doubt, obtaining any authorizations, consents, waivers, approvals, permits or orders referenced above shall not be a condition to the obligation of any Party to consummate the Transactions (except as contemplated by Sections 9.1(b)). In furtherance and not in limitation of the foregoing, each of the Company and the Purchaser shall, (i) no later than ten (10) Business Days following the execution of this Agreement, file or cause to be filed, an appropriate Notification and Report Form pursuant to the HSR Act as required in connection with the consummation of the Transactions; and (ii) as promptly as practicable following the execution of this Agreement, execute and file or, if appropriate, join in the execution and Filing of, the applications, notifications, and other documents required for the lawful consummation of the Transactions under the Antitrust Laws in any jurisdiction outside of the United States of America, if applicable. Purchaser and the Company shall use their respective reasonable best efforts to promptly obtain all authorizations, approvals, clearances, consents, actions, or non-actions of any Governmental Authority in connection with the above Filings, applications, or notifications.

(b)            For the avoidance of doubt, “reasonable best efforts” for purposes of this Section 8.4 shall include, but is not limited to, an obligation, on the part of Purchaser and the Company and their respective Affiliates, to take the following actions if necessary to consummate and make effective the Transactions in the most expeditious manner possible and, in any event, no later than the Outside Date: (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, trust, or otherwise, the sale, divestiture, license, transfer, assignment or other disposition of assets, properties, or businesses of the Company Group Entities or BlockerCo, (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of BlockerCo or the Company Group Entities, or (iii) creating or consenting to create any relationships, ventures, contractual rights, obligations, behavioral undertakings or other arrangements of BlockerCo or the Company Group Entities, in each case to consummate and make effective, in the most expeditious manner possible and, in any event, no later than the Outside Date, the Transactions, or to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order, that would otherwise have the effect of preventing consummation of the Transactions; provided, that any measure contemplated by clauses (i) through (iii) above and affecting the assets, businesses, or operations of any Company Group Entity shall be conditioned on the prior occurrence of the Closing. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Purchaser be obligated to undertake any efforts or take any action if the taking of such efforts or action, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on the Company Group Entities or a material adverse effect on Purchaser. No Company Group Entity shall offer or take any action or make any agreement required by any Governmental Authority under any Antitrust Law without the prior written consent of Purchaser.

(c)            Each of BlockerCo, Purchaser and the Company shall keep each such other Person reasonably informed of the status of their respective efforts to consummate the Transactions, including by (i) promptly notifying each such other Person of, and if in writing, furnishing each such other Person with copies of (or, in the case of material oral communications, advising each such other Person orally of) any communications from or with any Governmental Authority with respect to the Transactions, (ii) permitting each such other Person to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority, (iii) not participating in any meeting with any such Governmental Authority unless it consults with each such other Person in advance, and to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate thereat, (iv) subject to applicable Law, furnishing each such other Person with copies of all material correspondence, Filings and communications between it and any such Governmental Authority with respect to this Agreement and the Transactions and (v) furnishing each such other Person with such necessary information and reasonable assistance as each of them may reasonably request in connection with its preparation of necessary Filings or submissions of information to any such Governmental Authority; provided, that any such notices and communications may be redacted to the extent necessary to comply with applicable Law or to protect information protected by the attorney-client privilege or other privilege or the attorney work product doctrine; provided, further, that competitively sensitive information may be provided on an “outside attorneys only” basis.

(d)            Purchaser and Merger Sub shall not, and shall cause their Affiliates not to, enter into any agreement with any Governmental Authority not to consummate the Transactions without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned of delayed).

(e)            Whether or not the Closing occurs, Purchaser shall be responsible for paying all filing fees required under the HSR Act or any other Antitrust Laws. Each Party shall be responsible for its own fees and payments required under any other Antitrust Law that may be asserted by any Governmental Authority or any other private party, as well as all out-of-pocket fees and expenses of such Party and its Affiliates in responding to any request for information (including, but not limited to, a Request for Additional Information and Documentary Material issued by the Department of Justice or Federal Trade Commission) in connection with obtaining any authorization, consent or approval of any Governmental Authority with respect to the Transactions.

(f)            Notwithstanding anything to the contrary herein, in connection with the exercise of any reasonable commercial efforts, reasonable best efforts or other standard of conduct pursuant to this Agreement, no Party (nor any of its respective Affiliates) shall be required, in respect of any provision of this Agreement, to pay any fees, expenses or other amounts to any Governmental Authority or any Third Party, commence any Action or offer or grant any accommodation (financial or otherwise) to any Third Party, dispose of any assets, incur any obligations or agree to any of the foregoing.

8.5            Directors’ and Officers’ Indemnification.

(a)            For a period of six (6) years following the Closing, Purchaser shall not, and shall cause each of its Subsidiaries and Affiliates (including BlockerCo and the Company Group Entities) not to, amend, repeal or otherwise modify the indemnification exculpatory provisions of any certificate of formation, limited liability company agreements or other similar governing documents of any Company Group Entity or BlockerCo as in effect immediately prior to the Closing in any manner that would adversely affect the rights thereunder of individuals who, on or prior to the Closing, were directors, officers, managers, employees or holders of Equity Securities of such Person; provided, that, the foregoing shall not apply to any amendment, repeal or modification of such provisions with respect to Fraud or willful misconduct on the part of any director, officer or manager prior to the Closing. For a period of six (6) years after the Closing, the Purchaser shall cause the Company Group Entities to and BlockerCo to, honor, in accordance with their respective terms, each of the covenants contained in this Section 8.5.

(b)            Prior to the Closing, Purchaser shall purchase (on behalf of BlockerCo and the Company) “tail” directors’ and officers’ insurance policies naming all Persons who were directors, managers or officers of BlockerCo and/or the Company Group Entities (each, a “D&O Indemnified Person”) on or prior to the Closing as direct beneficiaries without any lapses in coverage with a claims period of six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as BlockerCo’s or the Company’s current insurance carrier in an amount and scope at least as favorable as BlockerCo’s and Company Group Entities’ existing policies with respect to matters existing or occurring at or prior to the Closing Date; provided, that, Purchaser shall not be required to pay with respect to such tail policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company Group Entities prior to the date of this Agreement in respect of the coverage required to be obtained pursuant hereto, and in such case shall purchase as much coverage as available for such amount. On or prior to the Closing Date, the Company shall deliver to Purchaser and the Sellers’ Representative reasonable evidence of the purchase of such insurance coverage. After the Closing, Purchaser shall not, and shall cause BlockerCo and the Company Group Entities not to, cancel, change or let lapse such “tail” insurance policies in any respect.

(c)            In the event Purchaser, BlockerCo, any Company Group Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Purchaser shall make proper provision so that the successors and assigns of Purchaser, the applicable BlockerCo or the applicable Company Group Entities, as the case may be, shall assume the obligations set forth in this Section 8.5.

(d)            The provisions of this Section 8.5 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, his or her heirs, executors or administrators and his or her other Representatives and cannot be amended in a manner adverse to a D&O Indemnified Person without such person’s consent. The Parties agree that each D&O Indemnified Person (including his or her heirs, executors or administrators and his or her Representatives) is intended to be, and shall be, a third-party beneficiary of this Agreement for the purpose of this Section 8.5.

8.6            Post-Closing Record Retention and Access. From and after the Closing, Purchaser shall provide the Sellers’ Representative and its Representatives with reasonable access under the supervision of Purchaser’s personnel (in a manner that does not unreasonably interfere with the normal operations of Purchaser, BlockerCo or the Company Group Entities), during normal business hours at mutually convenient hours, to books and records and other materials in the possession of BlockerCo or the Company Group Entities relating to periods prior to the Closing Date reasonably necessary for legitimate business purposes, including in connection with the preparation of Tax Returns, amended Tax Returns or claims for refund (and any materials necessary for the preparation of any of the foregoing), the preparation of financial statements including for periods ending on or prior to the Closing Date, and the management and handling of any Action (other than against Purchaser or its Affiliates) or compliance with the rules and regulations of the Internal Revenue Service, the Securities and Exchange Commission or any other Governmental Authority; provided, however, that the foregoing shall not apply with respect to any information the disclosure of which would, in Purchaser’s reasonable judgment, waive any privilege; provided, further, that upon Sellers’ Representative’s reasonable prior written request, Purchaser shall, and shall cause its Affiliates to, use commercially reasonable efforts to seek alternative means to provide any such information in such a manner as to not waive or breach any such privilege. Purchaser shall, and shall cause each of BlockerCo and the Company Group Entities to, for a period of seven (7) years following the Closing Date, retain the books, records and other documents (including personnel files) of the Company Group Entities and BlockerCo relating to periods prior to the Closing.

8.7            Other Tax Provisions.

(a)            Additional Cooperation on Tax Matters. Purchaser and the Sellers’ Representative shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and the Sellers’ Representative further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority as may be necessary to mitigate, reduce or eliminate any Tax that could be directly imposed in connection with the Transactions (including any Transfer Taxes).

(b)            Preparation of Tax Returns. Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company Group Entities and BlockerCo that relate to a Pre-Closing Tax Period or Straddle Period and are first due following the Closing Date, in each case taking into account applicable extensions, including Income Tax Returns for the 2025 Tax year (to the extent not filed prior to the Closing Date) and the Income Tax Returns of the Company for any Straddle Period (the “Company Tax Returns”). Except as required by Law or expressly contemplated by this Agreement, the Tax Returns described in this Section 8.7(b) shall be prepared and completed consistent with past practice; provided, the Company shall make (or shall have had in effect) an election under Section 754 of the Code (and any corresponding state or local Income Tax election) in connection with IRS Form 1065 (and any analogous Income Tax Returns under state or local Laws) for the taxable period that includes the Closing Date. To the extent the taxable year of the Company does not end on the Closing Date as a matter of Law, the Parties hereto agree that for U.S. federal (and applicable state and local) Tax purposes the Company shall use the interim closing of the books method under Code Section 706 and Treasury Regulations Section 1.706-4, using the “calendar day” convention, effective as of the end of the day of the Closing Date for purposes of determining how such Company income, profit, loss, deduction or any other items allocable to any tax periods that include the Closing Date shall be allocated to the Unitholders, on the one hand, and Purchaser (or such other Person(s) holding units of the Surviving Company following the Closing), on the other hand. The Parties agree that all Transaction Tax Deductions will be treated as deductible in the Pre-Closing Tax Period, to the extent permitted under a “more likely than not” or higher standard, consistent with the definition thereof. Purchaser shall provide the Sellers’ Representative with a completed draft of any Company Tax Return for its review and comment at least thirty (30) days prior to the due date for such Tax Return (after taking into account any extensions available). The Sellers’ Representative shall have twenty (20) days to provide any suggested revisions thereto in writing to Purchaser. If the Sellers’ Representative fails to timely provide any such written suggested revisions, the Tax Return shall be considered final and binding on the Parties. If there is a disagreement as to whether revisions requested by Sellers’ Representative should be included in any such Tax Return, Purchaser and Sellers’ Representative shall negotiate with respect thereto in good faith for ten (10) days, after which any remaining disagreement shall be submitted to the Accounting Firm for resolution (the expense of which shall be shared in a manner similar to that set forth in Section 2.13(c)), which shall be final and binding on the Parties. Purchaser shall timely file or cause to be timely filed (taking into account applicable extensions) any such Tax Return as finally prepared.

(c)            Audits of Tax Returns. Purchaser shall notify the Sellers’ Representative within thirty (30) days upon the receipt of any written notice of any audit or other similar examination with respect to Income Taxes or Income Tax Returns of any Company Group Entity for any Pre-Closing Tax Period or Straddle Period (a “Tax Contest”). Purchaser shall have the right to control any Tax Contest; provided, that (i) Sellers’ Representative, at its cost and expense, shall have the right to participate in any such Tax Contest and (ii) Purchaser shall not settle any such Tax Contest without Sellers’ Representative’s written consent, not to be unreasonably withheld, conditioned or delayed. If Purchaser does not elect to control such Tax Contest, Sellers’ Representative shall control such Tax Contest; provided, that (A) Purchaser, at its cost and expense, shall have the right to participate in any such Tax Contest and (B) Sellers’ Representative shall not settle any such Tax Contest without Purchaser’s written consent, not to be unreasonably withheld, conditioned or delayed.

(d)            Post-Closing Tax Actions. Subject to Sections 8.7(b) and 8.7(c), except to the extent otherwise expressly contemplated by this Agreement, without the prior written consent of Sellers’ Representative (not to be unreasonably withheld, conditioned or delayed), to the extent such action would reasonably be expected to materially affect the Aggregate Final Equity Value or materially increase any Seller’s Income Taxes with respect to income shown on a Company Tax Return that includes a Pre-Closing Tax Period, none of Purchaser or any of its Affiliates (including, on or after the Closing Date, BlockerCo and the Company Group Entities) shall (i) file, or cause to be filed, any restatement or amendment of, modification to, any Tax Return of BlockerCo or any Company Group Entity for any Pre-Closing Tax Period, (ii) make or change any Tax election with respect to BlockerCo or any Company Group Entity for any Pre-Closing Tax Period, (iii) make any election under Section 336 or 338 of the Code with respect to the Transactions, (iv) file Tax Returns for BlockerCo or any Company Group Entity for a Pre-Closing Tax Period in a jurisdiction in which BlockerCo or such Company Group Entity has not historically filed Tax Returns, (v) initiate discussions or examinations with a taxing authority or make any voluntary disclosures with respect to Taxes or Tax Returns of BlockerCo or any Company Group Entity for Pre-Closing Tax Periods, (vi) change any accounting method or adopt any convention for BlockerCo or any Company Group Entity that shifts taxable income from a period (or portion thereof) beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or shifts deductions or losses from a Pre-Closing Tax Period to a period beginning (or deemed to begin) after the Closing Date or (vii) take any action after the Closing on the Closing Date outside the ordinary course of business. Notwithstanding anything to the contrary in this Agreement, Purchaser and its Affiliates (including, on or after the Closing Date, BlockerCo and the Company Group Entities) shall be entitled to file sales and use Tax Returns and pay and remit sales and use Taxes with respect to BlockerCo or any Company Group Entity for any Tax period beginning, or any Tax period that includes a portion beginning, after the Closing Date.

(e)            Apportionment of Taxes. For purposes of this Agreement, in the case of any Straddle Period, the amount of any Taxes of BlockerCo or the Company Group Entities (i) based on or measured by income or receipts, sales or use, employment, or withholding for the Pre-Closing Tax Period (including any Taxes in connection with Sections 951, 951A, 956 and 965) shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which a BlockerCo or the Company Group Entities hold a beneficial interest shall be deemed to terminate at such time) and (ii) the amount of other Taxes of BlockerCo or the Company Group Entities for a Straddle Period for the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in such Straddle Period; provided that in the case of any Company Group Entities that are Canadian entities, the methodology above shall be applied for Canadian Taxes (x) in the case of clause (i), based on an internal closing of the books as of the close of business on the day prior to the Closing Date and (y) in the case of clause (ii), the numerator shall be the number of days in the Straddle Period prior to but not including the Closing Date.

(f)            Tax Treatment of Escrow Fund and Additional Payments. The Parties agree that for federal and applicable state, territorial and local Income Tax purposes: (i) Purchaser shall be treated as the owner of the Escrow Fund and all interest and earnings earned from the investment and reinvestment of the Escrow Fund, or any portion thereof, shall be allocable to Purchaser pursuant to Section 468B(g) of the Code and Proposed Treasury Regulation Section 1.468B-8, (ii) the right of the Sellers to the Escrow Fund and Additional Payments (other than the release of the Sellers’ Representative Expense Fund) shall be treated as deferred contingent purchase price eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of state, territorial, local or non-U.S. Law, as appropriate, (iii) if and to the extent any amount of the Escrow Fund is actually distributed to the Sellers, interest may be imputed on such amount as required by Section 483 or 1274 of the Code and (iv) in the event any interest and earnings earned thereon paid to the Sellers under this Agreement exceeds the imputed interest, such interest shall be treated as interest or other income and not as purchase price. Clause (iv) of the preceding sentence is intended to ensure that the right of the Sellers to the Escrow Fund and any interest and earnings earned thereon is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder. All Parties hereto shall file all Tax Returns consistently with the foregoing provisions of this Section 8.7(f).

8.8            Transfer Taxes. All sales and transfer taxes, recording charges and similar taxes, fees or charges imposed as a result of the purchase and sale of BlockerCo Equity Securities and the Merger (collectively, the “Transfer Taxes”), together with any interest, penalties or additions to such Transfer Taxes, shall be paid 50% by Purchaser and 50% by Sellers. The Sellers’ Representative and Purchaser shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize, to the fullest extent possible under such Laws, the amount of any such Transfer Taxes payable in connection therewith.

8.9            Tax-Sharing Agreements. All Tax Sharing Agreements with respect to or involving any Company Group Entity or BlockerCo shall be terminated as of the Closing Date, and from and after the Closing Date, neither any Company Group Entity nor BlockerCo shall be bound thereby or have any liability thereunder.

8.10          Nonsurvival of Representations, Warranties, Covenants and Agreements. The Parties, intending to modify any applicable statute of limitations, agree that the representations, warranties, covenants and agreements (other than covenants and agreements that by their terms apply or are to be performed on or after the Closing, which shall survive until fully performed or can no longer be performed) contained in this Agreement or in any document or certificate delivered pursuant hereto shall not survive beyond the Closing, shall terminate on the Closing and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any Party, its Affiliates or any of their respective Representatives. Notwithstanding anything to the contrary in this Section 8.10 or elsewhere in this Agreement, nothing herein shall prohibit or limit a Party’s claim involving Fraud.

8.11          R&W Insurance Policy. Prior to the Closing, Purchaser will have bound a customary buyer-side representations and warranties insurance policy in respect of this Agreement (the “R&W Insurance Policy”). Notwithstanding the foregoing, in no event shall any Unitholder, the Company, or BlockerCo Seller be required to agree to any amendment to this Agreement or any other agreement delivered in connection with this Agreement or incur any obligation or liability or pay any fee or expense in connection with the foregoing. The policy premium for, and all other costs and expenses relating to, the R&W Insurance Policy shall be paid in full by Purchaser. Purchaser shall cause the R&W Insurance Policy to remain in full force and effect, including (a) complying with and maintaining the R&W Insurance Policy in full force and effect, (b) paying when due all premiums, commissions, fees, costs and Taxes payable thereunder and (c) satisfying on a timely basis all conditions necessary for the issuance of or continuance of coverage under the R&W Insurance Policy. The R&W Insurance Policy shall provide that (i) the insurer of the R&W Insurance Policy (the “R&W Insurer”) irrevocably waives all subrogation, contribution and similar rights, and will not pursue any claim, against any Unitholder, the Company, BlockerCo Seller or any of their Affiliates, or any of their respective former, current and future direct or indirect Representatives, financing sources, management companies, partners, members, equity holders, controlling or controlled persons, successors or assigns of any of the foregoing (the “Seller Related Parties”) other than in the case of Fraud, and then only against the Person that committed such Fraud and (ii) the Seller Related Parties are third-party beneficiaries of the R&W Insurer’s promise to not pursue any claim against the Seller Related Parties. Purchaser and its Affiliates shall not terminate, cancel, amend, waive or otherwise modify the limitations on subrogation against the Seller Related Parties, the third-party beneficiary language or the amendment provisions contained in the R&W Insurance Policy or otherwise amend the R&W Insurance Policy in such a manner that would increase the potential financial liability of the Seller Related Parties in connection with this Agreement prior to, at or at any time after the Closing, in each case, without the Sellers’ prior written consent. The provisions of this Section 8.11 are intended to be for the benefit of, and enforceable by, each of the Seller Related Parties and such Seller Related Parties’ estates, heirs, Representatives, successors and assigns.

8.12          Employee and Employee Benefit Matters.

(a)            During the twelve (12) month period commencing at the Closing Date (or, if earlier, the date of termination of the applicable Continuing Employee), Purchaser or an Affiliate of Purchaser shall provide each employee of the Company Group Entities as of the Closing Date who remains employed by Purchaser or an Affiliate of Purchaser following the Closing Date (collectively, the “Continuing Employees”) with a base salary or wage rate at least equal to the Continuing Employee’s base salary or wage rate in effect as of immediately prior to the Effective Time.

(b)            For purposes of participation of a Continuing Employee in the benefit plans of Purchaser or any respective Affiliate thereof providing benefits to any Continuing Employees after the Effective Time, and in which such Continuing Employees did not participate prior to the Effective Time (the “New Plans”), for purposes of eligibility and vesting, and entitlement to amount of vacation and other paid time off, but, for the avoidance of doubt, not benefit accruals (including under any defined benefit pension plans), Purchaser shall, or shall cause its Affiliates to credit each Continuing Employee with his or her years of service with the Company before the Effective Time, except (A) where such credit would result in a duplication of benefits with respect to the same period of service, or (B) where such service was not recognized under the corresponding Benefit Plan. Without limiting the generality of the foregoing: (i) with respect to each Continuing Employee who participates immediately prior to the Effective Time in a Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits, Purchaser shall, or shall cause its Affiliates to, use commercially reasonable efforts to continue (together with his or her covered dependents) to be covered by such Benefit Plan through the end of the month in which the Effective Time occurs, and be eligible to participate, effective as of the first day of the next calendar month, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under such substantially similar Benefit Plan in which such Continuing Employee participated immediately before such replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Purchaser shall, or shall cause its Affiliates to, use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, except to the extent such pre-existing conditions and actively-at-work requirements would apply under the analogous Benefit Plan. If any Continuing Employee participates in any New Plan providing medical, dental, pharmaceutical and/or vision benefits prior to the end of the plan year of the substantially similar Benefit Plan in which the Effective Time falls, Purchaser shall, or shall cause its Affiliates to, use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents under such equivalent Benefit Plan during the portion of the plan year prior to the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; provided, however, that no such New Plan shall be required to credit such expenses unless (A) such expenses were incurred by the Continuing Employee or his or her covered dependents on or before the last day of the month following the month in which the Effective Time occurs; and (B) the New Plan is provided with all reasonably necessary information with respect to such expenses on or before the last day of the month following the month in which the Effective Time occurs.

(c)            Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Purchaser or the Surviving Company to continue any specific employee Benefit Plans or to continue the employment of any specific person. The provisions of this Section 8.12 are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to (i) constitute an amendment to any of the compensation and Benefits Plans maintained for or provided to employees prior to or following the Closing Date or (ii) confer upon or give to any person, other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 8.12) under or by reason of any provision of this Agreement.

(d)            401(k) Plan Termination. The Company shall, or shall cause each applicable Company Group Entity to, adopt resolutions and take all other actions necessary to terminate any Company Group Entity’s tax-qualified defined contribution 401(k) retirement plans (each, a “Company 401(k) Plan”), or cause such plan to be terminated, and to adopt any and all amendments to each Company 401(k) Plan as may be necessary to ensure compliance with all applicable requirements of the Code and all other Laws, in each case effective as of no later than the day immediately preceding the Closing Date, and contingent upon the occurrence of the Closing. The Company shall provide Purchaser with evidence acceptable to Purchaser that the Company 401(k) Plan has been terminated (effective no later than immediately prior to the Closing Date and contingent on the Closing) pursuant to resolutions of the Company, which such resolutions shall be provided to Purchaser at least five (5) Business Days prior to the Closing Date and shall be subject to Purchaser’s review and comment prior to the adoption of such resolutions or taking of such action (such comments not to be unreasonably rejected).

(e)            Section 280G. To the extent that the Company determines that in connection with the Transactions any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), the Company will, prior to the Closing Date, (i) seek and use best efforts to obtain from each Person who could be a “disqualified individual,” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”), so that any remaining payments and/or benefits will not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder), and (ii) thereafter and prior to the Closing, with respect to each individual who executes the waiver described in clause (i) submit to a vote of holders of the equity interests of the corporation undergoing the change in ownership or control for purposes of Section 280G entitled to vote on such matters, in the manner satisfying the requirements under Section 280G(b)(5) of the Code and the regulations promulgated thereunder (“280G Vote”) and use best efforts to obtain requisite approval of such 280G Vote for, and, prior to such 280G Vote, provide adequate disclosure to all equityholders entitled to vote in a manner satisfying such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such disqualified individual to receive the Waived 280G Benefits. At least three (3) Business Days before the 280G Vote is submitted to the voting equityholders, the Company will provide Purchaser with the right to review and comment on drafts of such waivers and disclosure and approval materials and related calculations, and the Company will accept all reasonable comments thereto from Purchaser. If any of the Waived 280G Benefits fail to be approved as contemplated above, such Waived 280G Benefits will not be paid or provided. Prior to the Closing Date, the Company will provide Purchaser and its counsel with evidence reasonably satisfactory to Purchaser that (x) the 280G Vote was obtained in conformance with Section 280G of the Code with respect to the Waived 280G Benefits or (y) the 280G Vote was not obtained with respect to the Waived 280G Benefits and the Waived 280G Benefits will not be made.

8.13          Release.

(a)            Purchaser agrees that, effective as of the Closing Date, BlockerCo and each Company Group Entity shall be deemed to have irrevocably and forever released and discharged each Seller and such Seller’s Affiliates and family members and their respective Representatives (whether in such Person’s capacity as a shareholder, director, officer, member, manager, director, officer, employee or otherwise) (the “Seller Releasees”) from any and all disputes, claims, demands, charges, complaints, Actions, causes of action, damages, obligations and liabilities of any kind or nature whatsoever (whether known or unknown, matured or unmatured, liquidated or contingent and whether at law or in equity), to the extent relating to, arising out of or in any way connected with (x) such Seller Releasee’s direct or indirect ownership of Equity Securities in the Company or any Company Group Entity prior to the Closing or (y) the BlockerCo Seller’s ownership of the BlockerCo Equity Securities prior to the Closing (collectively, the “Purchaser Released Claims”); provided, however, that the Purchaser Released Claims shall not include, and nothing in this Section 8.13(a) shall release, limit, impair or otherwise affect: (i) any rights or claims of Purchaser, BlockerCo or any Company Group Entity arising under this Agreement, the Escrow Agreement, or any other agreement entered into in connection with the Transactions (including any claims for breach of any representation, warranty, covenant or agreement contained herein or therein), or (ii) any claims arising out of or relating to Fraud (each, a “Purchaser Excluded Claim”). Purchaser acknowledges that the Laws of many states (including Section 1542 of the California Civil Code) provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Purchaser acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, Purchaser agrees that, effective as of the Closing Date, BlockerCo, each Company Group Entity and Purchaser shall be deemed to waive any such provision solely with respect to the Purchaser Released Claims. Purchaser further agrees that Purchaser shall not, nor shall it permit BlockerCo, any Company Group Entity or any other Affiliate thereof to, (A) institute a lawsuit or other Legal Proceeding based upon, arising out of, or relating to any of the Purchaser Released Claims, (B) participate, assist, or cooperate in any such proceeding or (C) encourage, assist and/or solicit any Third Party to institute any such proceeding; provided that the foregoing shall not restrict or prohibit the pursuit of any Purchaser Excluded Claim. The provisions of this Section 8.13 are intended to be for the benefit of, and shall be enforceable by, each Releasee and each such Person’s heirs, legatees, representatives, successors and assigns, it being expressly agreed that each such Person is an express third-party beneficiary of, is intended to benefit from, and may enforce its rights under this Section 8.13.

(b)            Each Seller (on behalf of itself, its Affiliates and their respective Representatives, successors and assigns, each, a “Seller Releasor”) agrees that, effective as of the Closing Date, such Seller Releasor shall be deemed to have irrevocably and forever released and discharged BlockerCo, each Company Group Entity and their respective successors and assigns (collectively, the “Company Releasees”) from any and all disputes, claims, demands, charges, complaints, Actions, causes of action, damages, obligations and liabilities of any kind or nature whatsoever (whether known or unknown, matured or unmatured, liquidated or contingent and whether at law or in equity) to the extent relating to, arising out of or in any way connected with (x) such Seller Releasor’s (or its Affiliates’) direct or indirect ownership of Equity Securities in the Company or any Company Group Entity (including in such Person’s capacity as a Unitholder, member, partner or equityholder of the Company or any Company Group Entity) prior to the Closing or (y) the BlockerCo Seller’s ownership of the BlockerCo Equity Securities prior to the Closing (collectively, the “Seller Released Claims”); provided, however, that the Seller Released Claims shall not include, and nothing in this Section 8.13(b) shall release, limit, impair or otherwise affect: (i) any rights or claims of any Seller arising under this Agreement, the Escrow Agreement, the Exchange Agent Agreement or any other agreement entered into in connection with the Transactions (including any rights to receive the Aggregate Closing Cash Amount, Additional Payments or any other amounts payable to the Sellers hereunder); (ii) any claims arising out of or relating to Fraud; (iii) any rights to indemnification, advancement of expenses or directors’ and officers’ insurance coverage to which any D&O Indemnified Person is entitled pursuant to Section 8.5; (iv) any rights or claims of any Seller Releasor to unpaid compensation (including salaries, wages, bonuses, commissions or other remuneration), employee benefits or expense reimbursements in the ordinary course of business arising out of or relating to such Seller Releasor’s employment relationship with any Company Group Entity; or (v) any claims arising under applicable Law that by their terms cannot be released or waived (each, a “Seller Excluded Claim”). Each Seller acknowledges that the Laws of many states (including Section 1542 of the California Civil Code) provide substantially the following: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Each Seller acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, each Seller agrees that, effective as of the Closing Date, such Seller shall be deemed to waive any such provision solely with respect to the Seller Released Claims. Each Seller further agrees that it shall not, nor shall it permit any of its Affiliates to, (A) institute a lawsuit or other Legal Proceeding based upon, arising out of, or relating to any of the Seller Released Claims against any Company Releasee, (B) participate, assist or cooperate in any such proceeding, or (C) encourage, assist and/or solicit any Third Party to institute any such proceeding; provided that the foregoing shall not restrict or prohibit the pursuit of any Seller Excluded Claim. The provisions of this paragraph are intended to be for the benefit of, and shall be enforceable by, each Company Releasee and its successors and assigns, it being expressly agreed that each such Person is an express third-party beneficiary of, is intended to benefit from, and may enforce its rights under this Section 8.13.

8.14          DPS Escrow Amount.

(a)            Purpose. The portion of the Escrow Fund attributable to the DPS Escrow Amount is being established solely to secure payment of the contingent earnout obligations that may become payable by the Company Group Entities under the DPS Purchase Agreement. Except as otherwise set forth in this Agreement, Purchaser shall have no rights to, and no claim against, any portion of the Escrow Fund attributable to the DPS Escrow Amount.

(b)            2026 Release. Within five (5) Business Days after the DPS Earnout Determination Date for the 2026 determination period under the DPS Purchase Agreement, Purchaser and the Sellers’ Representative shall cause the Escrow Agent to (i) disburse to Purchaser, from the portion of the Escrow Fund attributable to the DPS Escrow Amount, an amount, if any, equal to the finally determined earnout payment for such 2026 determination period (the “2026 Actual Earnout Amount”), and (ii) disburse to the Exchange Agent for distribution to the Sellers in accordance with the Distribution Waterfall, from the portion of the Escrow Fund attributable to the DPS Escrow Amount, an amount, if any, equal to the DPS 2026 Earnout Amount less the 2026 Actual Earnout Amount.

(c)            2027 Release. Within five (5) Business Days after the DPS Earnout Determination Date for the 2027 determination period under the DPS Purchase Agreement, Purchaser and the Sellers’ Representative shall cause the Escrow Agent to (i) disburse to Purchaser, from the portion of the Escrow Fund attributable to the DPS Escrow Amount, an amount, if any, equal to the finally determined earnout payment for such 2027 determination period (the “2027 Actual Earnout Amount”), and (ii) disburse to the Exchange Agent for distribution to the Sellers in accordance with the Distribution Waterfall, from the portion of the Escrow Fund attributable to the DPS Escrow Amount, an amount, if any, equal to the DPS 2027 Earnout Amount less the 2027 Actual Earnout Amount.

8.15          Elmhurst Escrow Amount.

(a)            Purpose. The portion of the Escrow Fund attributable to the Elmhurst Escrow Amount is being established solely to secure payment of the contingent payment obligations that may become payable by Elmhurst Financial Services, LLC under the Elmhurst Agreement. Except as otherwise set forth in this Agreement, Purchaser shall have no rights to, and no claim against, any portion of the Escrow Fund attributable to the Elmhurst Escrow Amount.

(b)            Release. Within five (5) Business Days after the Elmhurst Contingent Payment Determination Date, Purchaser and the Sellers’ Representative shall cause the Escrow Agent to (i) disburse to Purchaser, from the portion of the Escrow Fund attributable to the Elmhurst Escrow Amount, an amount, if any, equal to the finally determined payment owed by Elmhurst Financial Services, LLC under the Elmhurst Agreement as of the Elmhurst Contingent Payment Determination Date (the “Elmhurst Actual Payment Amount”), and (ii) disburse to the Exchange Agent for distribution to the Sellers in accordance with the Distribution Waterfall, from the portion of the Escrow Fund attributable to the Elmhurst Escrow Amount, an amount, if any, equal to the Elmhurst Escrow Amount less the Elmhurst Actual Payment Amount.

8.16          Special Indemnity Matter.

(a)            Subject to the limitations expressly set forth in this Section 8.16, from and after the Closing, Sellers shall, jointly and severally, indemnify, defend and hold harmless Purchaser and its Affiliates (including the Company Group Entities) and each of their respective officers, directors, managers, members and employees (the “Purchaser Indemnified Parties”) from and against, and shall pay and reimburse the Purchaser Indemnified Parties for, any and all Losses suffered, sustained, paid, imposed upon or incurred by any of the Purchaser Indemnified Parties in connection with, arising out of or resulting from the Special Indemnity Mater.

(b)            The maximum aggregate liability of Sellers to the Purchaser Indemnified Parties pursuant to Section 8.16(a) shall be the Indemnification Escrow Amount. The Purchaser Indemnified Parties shall have the right to bring a claim for indemnification pursuant to Section 8.16(a) at any time following the Closing until the third (3rd) anniversary of the Closing Date (the “Claim Period”); provided that if a Purchaser Indemnified Party delivers written notice to Sellers’ Representative for a claim for indemnification within the Claim Period (a “Pending Claim”), such claim shall not be affected in any way by the expiration of the Claim Period and shall survive until satisfied, otherwise finally resolved or judicially resolved.

(c)            The portion of the Escrow Fund attributable to the Indemnification Escrow Amount is being established solely to secure the indemnification payments that may become payable by Sellers pursuant to Section 8.16(a), and shall be the sole source of recovery for the Purchaser Indemnified Parties with respect to any indemnification claims brought against Sellers under Section 8.16(a). If Sellers are required to make any indemnification payment pursuant to this Section 8.16, then within five (5) Business Days after such determination, Sellers’ Representative and Purchaser shall cause the Escrow Agent to disburse to Purchaser, by wire transfer of immediately available funds from the portion of the Escrow Fund attributable to the Indemnification Escrow Amount to a bank account designated in writing by Purchaser, an amount equal to such indemnification payment amount determined to be payable by Sellers pursuant to this Section 8.16. Within five (5) Business Days after the expiration of the Claim Period, Sellers’ Representative and Purchaser shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the balance of the Indemnification Escrow Amount to the Exchange Agent for distribution to the Sellers in accordance with the Distribution Waterfall, unless Purchaser has previously delivered notice of a Pending Claim which has not been satisfied, otherwise finally resolved or judicially resolved, in which case, an amount equal to the aggregate dollar amount claimed with respect to such Pending Claim(s) (as shown in the applicable Claim Notice(s) in connection with such Pending Claim(s), including any written supplements or amendments thereto delivered by Purchaser prior to the expiration of the Claim Period) shall be retained by the Escrow Agent in the Escrow Account until such time as each such Pending Claim is so resolved, at which time the Sellers’ Representative and Purchaser shall deliver joint written instructions to the Escrow Agent specifying the amount of the Indemnity Escrow Amount to be distributed to Purchaser, if any, as determined in connection with the resolution of each such Pending Claim. Any amount remaining in the Escrow Account that is attributable to the Indemnification Escrow Amount following the resolution of all Pending Claims shall be paid to the Exchange Agent for distribution to the Sellers in accordance with the Distribution Waterfall.

(d)            All indemnification payments made under this Section 8.16 shall be treated by the Parties as an adjustment to the consideration paid by Purchaser under this Agreement for Tax purposes, unless otherwise required by applicable Law.

(e)            If a Purchaser Indemnified Party receives written notice of the commencement of any Third-Party Action, or of the imposition of any Tax by any Governmental Authority, in each case with respect to the Special Indemnity Matter, for which indemnity may be sought pursuant to Section 8.16(a) (a “Covered Claim”), and the Purchaser Indemnified Party intends to seek indemnity pursuant to Section 8.16(a), the Purchaser Indemnified Party shall within ten (10) Business Days after receipt thereof provide Sellers’ Representative with a written notice (a “Claim Notice”) with respect to such Third-Party Action or imposition of Tax to which the notice, assessment or other papers commencing such Covered Claim shall be attached; provided that in the event of any failure to give such Claim Notice, the Purchaser Indemnified Party’s entitlement to indemnification hereunder in respect of such Covered Claim shall not be adversely affected except to the extent, if any, that Sellers are actually prejudiced thereby. Subject to the last sentence in Section 8.16(g), Purchaser Indemnified Parties shall not settle any Covered Claim without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. The Claim Notice shall set forth, in reasonable detail, the facts and circumstances giving rise to such Third-Party Action or imposition of Tax and the amount of Losses actually incurred and, to the extent the Losses have not yet been incurred, a good faith, nonbinding estimate (to the extent estimable) of the amount of Losses that are reasonably expected to be incurred. For each claim for indemnification under this Section 8.16 that is made pursuant to this Section 8.16, such claim and associated right to indemnification, subject to the limitations set forth in this Section 8.16, will not terminate before final determination and satisfaction of such claim.

(f)            Promptly after receiving a Claim Notice under Section 8.16(e), Sellers’ Representative will have the right, but not the obligation, to conduct the defense of the Covered Claim, at the expense of Sellers’ Representative, with counsel of its own choosing and at its own expense, which counsel shall be reasonably satisfactory to Purchaser, by providing written notice to the Purchaser Indemnified Party within ten (10) Business Days after receipt of the Claim Notice under Section 8.16(e) (otherwise, such right to conduct such defense will be deemed waived); provided, that Sellers’ Representative shall be entitled to direct the defense for only so long as (i) the underlying claim is not in respect of any matter involving criminal liability, (ii) the primary remedy sought under the underlying claim is not the imposition of any equitable remedy that would be binding upon the Purchaser Indemnified Party or any of its Affiliates, (iii) the underlying claim does not involve, or could not be reasonably expected to involve, any matter beyond the scope of the indemnification obligation of Sellers, (iv) the Covered Claim involves an allegation of Losses or the reasonable possibility of Losses, in either case, that is not in excess of the Indemnification Escrow Amount, and (v) Sellers’ Representative has not been advised by independent outside counsel that there are one or more legal or equitable defenses available to the Purchaser Indemnified Party that are different from or additional to those available to Sellers.

(g)            If Sellers’ Representative elects to assume the defense of a Covered Claim pursuant to, and in accordance with, Section 8.16(f), the Purchaser Indemnified Party may participate in such defense with counsel of its own choosing, at its own expense, subject to Sellers’ Representative’s right to control the defense; provided, that notwithstanding the foregoing, Sellers’ Representative shall pay the reasonable attorneys’ fees of one counsel for the Purchaser Indemnified Party if (i) the Purchaser Indemnified Party’s counsel shall have reasonably concluded and advised that there are one or more legal or equitable defenses available to such Purchaser Indemnified Party that are different from or additional to those available to Sellers, or (ii) there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for Sellers and the Purchaser Indemnified Party. Notwithstanding anything in this Section 8.16(g) to the contrary, Sellers’ Representative shall not settle any Covered Claim without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

(h)            If Sellers’ Representative fails or refuses to undertake the defense of a Covered Claim within fifteen (15) Business Days after receiving a Claim Notice, or if Sellers’ Representative later fails to conduct the defense in an active and diligent manner, the Purchaser Indemnified Party shall have the right to undertake the defense of such claim with counsel of its own choosing, as well as the right to compromise or settle such Covered Claim without the consent of Sellers’ Representative.

(i)            Sellers and Sellers’ Representative, on the one hand, at their own cost and expense, and Purchaser, on the other hand, at its own cost and expense, will cooperate in the defense of any Covered Claim and will furnish or cause to be furnished such records, information and testimony (subject to any applicable confidentiality agreement), and attend such conferences, discovery proceedings, hearings, trials or appeals as may be reasonably requested in connection therewith.

(j)            Payments by the Sellers pursuant to Section 8.16(a) in respect of any Loss shall be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Purchaser Indemnified Parties in respect of any such claim (net of any costs and expenses reasonably incurred by the Purchaser Indemnified Parties in connection with obtaining such proceeds or similar payment). The Purchaser Indemnified Parties shall use their commercially reasonable efforts to recover under existing insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement; provided that the foregoing shall not require the Purchaser Indemnified Parties to bring any lawsuit against any insurer or any counterparty to such agreements.

Article 9
CONDITIONS TO CLOSING

9.1            Conditions to the Obligations of Purchaser, Merger Sub, the BlockerCo, the BlockerCo Seller and the Company. The obligations of Purchaser, Merger Sub, BlockerCo, the BlockerCo Seller and the Company to consummate the Transactions are subject to the satisfaction of the following conditions on or before the Closing Date:

(a)            No Restraint. No Law shall have been enacted and no Order shall have been issued by a Governmental Authority of competent jurisdiction after the date hereof that shall have prevented or made unlawful the consummation of the Transactions, and no Action shall have been commenced by any Governmental Authority for the purpose of obtaining any such injunction, suspension or prohibition and shall remain unresolved on the Closing Date.

(b)            HSR Waiting Period. The applicable waiting period under the HSR Act shall have expired or been terminated.

9.2            Conditions to the Obligations of the BlockerCo, the BlockerCo Seller and the Company. The obligations of BlockerCo, the BlockerCo Seller and the Company to consummate the Transactions are subject to the satisfaction of the following conditions on or before the Closing Date:

(a)            Representations and Warranties. Each of the representations and warranties set forth in Article 6 shall be true and correct as of the Closing Date as though such representation or warranty was made at and as of the Closing (except for such representations and warranties that are made as of a specific date, which shall be true and correct as of such date), except where the failure of any such representations and warranties to be true and correct would not have a material adverse effect on the ability of Purchaser or Merger Sub to consummate the Transactions.

(b)            Performance of Covenants. Purchaser and Merger Sub shall have performed in all material respects all of the covenants and agreements required to be performed by each of them under this Agreement at or prior to the Closing.

(c)            Certificates. On or prior to the Closing Date, Purchaser shall have delivered to the Sellers’ Representative each of the following:

(i)            a certificate, in form and substance reasonably satisfactory to the Sellers’ Representative, from an officer or other authorized person of each of Purchaser and Merger Sub, dated as of the Closing Date, stating that the conditions specified in Section 9.2(a) and Section 9.2(b) have been satisfied; and

(ii)           a certificate, in form and substance reasonably satisfactory to the Sellers’ Representative certifying resolutions duly adopted by (A) the board of directors (or equivalent governing bodies) of each of Purchaser and Merger Sub and (B) Purchaser in its capacity as the sole member of Merger Sub, in each case authorizing the execution, delivery and performance of this Agreement and the consummation of all Transactions.

Any condition specified in this Section 9.2 may be waived in a writing executed by the Sellers’ Representative, on behalf of the Company and the Sellers.

9.3            Conditions to Purchaser’s and Merger Sub’s Obligations. The obligations of Purchaser and Merger Sub to consummate the Transactions are subject to the satisfaction of the following conditions on or before the Closing Date:

(a)            Representations and Warranties. Each of the Fundamental Representations, shall be true and correct in all respects as of the date hereof and as of the Closing Date as though such Fundamental Representation was made at and as of the Closing (except for any such Fundamental Representations that are made as of a specific date, which shall be true and correct as of such date in all respects). Each of the representations and warranties set forth in Article 3, Article 4 and Article 5 (other than Fundamental Representations) shall be true and correct (without giving effect to any “material,” “materially,” “Material Adverse Effect” or similar qualifiers therein) as of the date hereof and as of the Closing Date as though such representation or warranty was made at and as of the Closing (except for such representations and warranties that are made as of a specific date, which shall be true and correct as of such date), except where the failure of any such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b)            Performance of Covenants. Each of BlockerCo, the BlockerCo Seller and the Company shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing.

(c)            No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date hereof.

(d)            Certificates. On or prior to the Closing Date, the following shall have been delivered to Purchaser:

(i)            a certificate, in form and substance reasonably satisfactory to Purchaser, from an officer or other authorized person or the general partner, as applicable, of each of the Company, BlockerCo and the BlockerCo Seller, dated as of the Closing Date, stating that the conditions specified in Section 9.3(a), Section 9.3(b) and Section 9.3(c) have been satisfied;

(ii)           the Written Consent; and

(iii)          a certificate certifying resolutions duly adopted by (A) the board of directors (or equivalent governing body) of BlockerCo and (B) the Company Board, in each case authorizing the execution, delivery and performance of this Agreement and the consummation of all Transactions.

(e)            Seller Closing Deliverables. Each of the Company and the BlockerCo Seller shall have delivered, or caused to be delivered, to Purchaser all of the items required to be delivered by such Persons pursuant to Section 2.12(i)–(k).

(f)            Payoff Letters. Purchaser shall have received the Payoff Letters, in each case in form and substance reasonably satisfactory to Purchaser.

(g)            Consummation of the Unit Transfer. The BlockerCo Seller and BlockerCo and their Affiliates shall have consummated the Unit Transfer, in accordance with the Unit Transfer Plan attached hereto as Exhibit A.

Any condition specified in this Section 9.3 may be waived in a writing executed by Purchaser, on behalf of Purchaser and Merger Sub.

9.4            Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 9.1, Section 9.2 or Section 9.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

Article 10
TERMINATION

10.1            Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a)            by mutual written consent of Purchaser and the Sellers’ Representative;

(b)            by Purchaser providing written notice to the Sellers’ Representative (i) if there has been a breach of the representations and warranties or covenants and agreements by the Company, BlockerCo or BlockerCo Seller set forth in this Agreement, which has resulted in the failure of any conditions set forth in Section 9.3 to be satisfied (so long as Purchaser has provided the Sellers’ Representative with written notice of such breach, the breach has continued without cure until twenty (20) days following the date of such notice of breach (such twenty (20) day period shall only be applicable to a breach that is capable of being cured) and neither Purchaser nor Merger Sub is then in material breach of any of the representations, warranties, covenants or agreements set forth in this Agreement); (ii) if a Material Adverse Effect shall be continuing for five (5) Business Days; or (iii) if (A) all of the conditions set forth in Section 9.1 and Section 9.2 have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing), (B) Purchaser has irrevocably confirmed in writing to the Sellers’ Representative that it is ready, willing and able to consummate the Closing, and (C) the Company, BlockerCo or BlockerCo Seller fails to consummate the Closing within five (5) Business Days following delivery of such written confirmation;

(c)            by the Sellers’ Representative providing written notice to Purchaser (i) if there has been a breach of the representations and warranties or covenants and agreements by Purchaser or Merger Sub set forth in this Agreement, which has resulted in the failure of any conditions set forth in Section 9.2 to be satisfied (so long as the Sellers’ Representative has provided Purchaser with written notice of such breach and the breach has continued without cure until twenty (20) days following the date of such notice of breach (such twenty (20) day period shall only be applicable to a breach that is capable of being cured) and neither the Company, BlockerCo or BlockerCo Seller is then in material breach of any of the representations, warranties, covenants or agreements set forth in this Agreement), or (ii) if (A) all of the conditions set forth in Section 9.1 and Section 9.3 have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing), (B) the Company, BlockerCo or BlockerCo Seller has irrevocably confirmed in writing to the Purchaser that they are ready, willing and able to consummate the Closing, and (C) the Purchaser fails to consummate the Closing within five (5) Business Days following delivery of such written confirmation;

(d)            by either Purchaser or the Sellers’ Representative, upon written notice to the other, if the Transactions have not been consummated on or prior to the date that is ninety (90) days following the date of this Agreement (the “Outside Date”); provided, however, that if the only conditions that have not been satisfied or waived as of the Outside Date (except for those conditions that by their nature are to be satisfied at the Closing) are one or more of the conditions set forth in Section 9.1(b), the Outside Date shall be automatically extended for an additional sixty (60) days; provided, further that (i) Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 10.1(d) if Purchaser’s or Merger Sub’s breach of this Agreement has prevented the consummation of the Transactions at or prior to such time and (ii) the Sellers’ Representative shall not be entitled to terminate this Agreement pursuant to this Section 10.1(d) if the Company’s, BlockerCo’s or BlockerCo Seller’s breach of this Agreement has prevented the consummation of the Transactions at or prior to such time; or

(e)            by either Purchaser or the Sellers’ Representative, upon written notice to the other, if a final non-appealable order permanently enjoining or otherwise prohibiting the Transactions has been issued by a Governmental Authority of competent jurisdiction; provided, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such order.

10.2          Effect of Termination. Except for the provisions of Section 8.2 (Press Releases; Confidentiality), Section 8.3 (Transaction Expenses), and Article 11 (Miscellaneous) and this Section 10.2 (Effect of Termination), which shall survive any termination of this Agreement, in the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to any other Party or its members, equityholders, managers or directors or officers in respect thereof (except for any liability of any Party for any Willful Breach that arose prior to such termination). “Willful Breach” by a Party means an intentional act or omission by such Party if (i) such act or omission causes such Party to be in material breach of this Agreement and (ii) such Party has the actual subjective awareness (without any duty of inquiry) at the time of such intentional act or omission that such action or omission constitutes a material breach of this Agreement. For purposes of the preceding sentence, the failure of a Party to comply with its obligations to consummate the Closing if and when required by Section 2.3 shall be deemed a Willful Breach if such failure is not cured within three (3) Business Days’ notice from the other Party. The Confidentiality Agreement shall survive the termination of this Agreement.

Article 11
MISCELLANEOUS

11.1          Sellers’ Representative; Waiver of Conflicts; Retention of Privilege.

(a)            At the Closing, LLR Representative V, LLC (and each successor appointed in accordance with Section 11.1(d)) is hereby constituted and appointed as the true and lawful representative, agent, proxy and attorney-in-fact of the Sellers for all purposes of this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby, with full power and authority on such Person’s behalf to: (i) consummate the Transactions, (ii) pay such Person’s expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, (iii) receive, give receipt and disburse any funds (including directing the Exchange Agent to disburse any funds) received hereunder on behalf of such Person and to hold back from disbursement any such funds to the extent it reasonably determines may be necessary, (iv) execute and deliver any certificates representing the BlockerCo Equity Securities and/or Company Units, if any, and execute such further instruments as Purchaser shall reasonably request, (v) execute and deliver on behalf of such Person all documents contemplated herein and any amendment or waiver hereto, (vi) take all other actions to be taken by or on behalf of such Person in connection herewith, (vii) negotiate, settle, compromise and otherwise handle all disputes under this Agreement, including without limitation, disputes pursuant to Section 2.13, (viii) waive any condition to the obligation of such Person to consummate the Transactions, (ix) give and receive notices on behalf of such Person, and (x) do each and every act and exercise any and all rights which such Person is, or the Sellers collectively are, permitted or required to do or exercise under this Agreement. The Sellers, by approving the principal terms of this Agreement and/or accepting the consideration payable to them hereunder, irrevocably grant unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the Transactions, as fully to all intents and purposes as the Sellers might or could do in person. Each of the Sellers agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers’ Representative and shall survive the death, incapacity or bankruptcy of any Seller.

(b)            All decisions, actions, consents and instructions of the Sellers’ Representative shall be final and binding upon all Sellers and no Seller shall have any right to object, dissent, protest or otherwise contest the same, except in the case of fraud or bad faith by the Sellers’ Representative. Neither the Sellers’ Representative nor any agent employed by the Sellers’ Representative shall incur any liability to any Seller or any other Person relating to the performance of its duties hereunder except for actions or omissions by the Sellers’ Representative or such agent constituting fraud or bad faith as against such Seller or other Person as determined in a final and non-appealable judgment of a court of competent jurisdiction. The Sellers’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller, except in respect of amounts actually received on behalf of such Seller. Purchaser and Merger Sub may conclusively rely upon the actions of the Sellers’ Representative as the action of each of the Sellers, in all matters relating to this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby.

(c)            The Sellers shall cooperate with the Sellers’ Representative and any accountants, attorneys or other agents whom the Sellers’ Representative may retain to assist in carrying out Sellers’ Representative’s duties hereunder. The Sellers shall reimburse the Sellers’ Representative for all costs and expenses incurred, including professional fees, on a pro rata basis, based on the amount each Seller would have borne of such costs and expenses had such costs and expenses been deducted from the Aggregate Final Equity Value prior to such Aggregate Final Equity Value being distributed pursuant to the Distribution Waterfall.

(d)            In the event that the Sellers’ Representative becomes unable to perform the Sellers’ Representative’s responsibilities or resigns from such position, the Sellers’ Representative shall select another representative to fill such vacancy and such substituted representative shall (i) be deemed to be the Sellers’ Representative for all purposes of this Agreement and (ii) exercise the rights and powers of, and be entitled to the indemnity, reimbursement and other benefits of, the Sellers’ Representative hereunder.

(e)            At the Effective Time, Purchaser shall deliver, or cause to be delivered, cash to the Sellers’ Representative in an amount equal to $200,000 (the “Sellers’ Representative Expense Fund”) to be held in trust to cover and reimburse the fees and expenses incurred by the Sellers’ Representative for its obligations in connection with this Agreement and the Transactions. The Sellers’ Representative shall disburse (or direct the Exchange Agent to disburse) to the Sellers the remaining balance of the Sellers’ Representative Expense Fund in accordance with the Distribution Waterfall, as and when determined by the Sellers’ Representative in its sole discretion. Without limiting the foregoing, each Seller shall, on a several basis, only to the extent of such Person’s pro rata portion in accordance with the Distribution Waterfall, indemnify and defend the Sellers’ Representative and hold the Sellers’ Representative harmless against any loss, damage, cost, liability or expense actually incurred without fraud, gross negligence or willful misconduct by the Sellers’ Representative (as determined in a final and non-appealable judgment of a court of competent jurisdiction) and arising out of or in connection with the acceptance, performance or administration of the Sellers’ Representative duties under this Agreement. Any expenses or taxable income incurred by the Sellers’ Representative in connection with the performance of its duties under this Agreement shall not be the personal obligation of the Sellers’ Representative but shall be payable by and attributable to the Sellers based on each such Person’s pro rata portion determined in accordance with the Distribution Waterfall. Notwithstanding anything to the contrary in this Agreement, the Sellers’ Representative shall be entitled and is hereby granted the right to set off and deduct any unpaid or non-reimbursed expenses and unsatisfied liabilities incurred by the Sellers’ Representative in connection with the performance of its duties hereunder from amounts actually delivered to the Sellers’ Representative pursuant to this Agreement. Additionally, in connection with any unpaid or non-reimbursed expenses and unsatisfied liabilities incurred by the Sellers’ Representative in connection with the performance of its duties hereunder, the Sellers’ Representative shall be entitled and is hereby granted the right to direct any funds that would otherwise be actually payable to Sellers from the Sellers’ Representative Expense Fund to itself no earlier than the date such payments are actually made. Upon the request of any Seller, the Sellers’ Representative shall provide such Person with an accounting of all expenses and liabilities paid by the Sellers’ Representative in its capacity as such. All amounts deposited to the Sellers’ Representative Expense Fund shall be treated for federal and applicable state and local Income Tax purposes as having been paid to the Sellers at the Closing.

(f)            Waiver of Conflicts; Retention of Privilege.

(i)            DLA. Each of the Parties acknowledges and agrees that DLA Piper LLP (US) (“DLA”) has acted as counsel for the Company Group Entities in connection with this Agreement and consummation of the Transactions (the “Acquisition Engagement”) and not as counsel for any other Person. DLA is an express third-party beneficiary of, is intended to benefit from, and may enforce its rights under this Section 11.1(f). All references in this Section 11.1(f) to the “Seller Parties” mean the BlockerCo Seller and the Sellers’ Representative.

(ii)            Acquisition Engagement. Only the Company Group Entities shall be considered a client of DLA in the Acquisition Engagement. Purchaser agrees, on behalf of itself and, after the Closing, on behalf of the Company Group Entities, that all communications in any form or format whatsoever between or among DLA, on the one hand, and a Company Group Entity, or any of its Representatives, on the other hand, that relate in any way to the negotiation, documentation and consummation of the Transactions or any dispute arising under this Agreement or any other agreements contemplated hereby (collectively, the “Acquisition Privileged Communications”) shall be deemed to be attorney-client privileged and that the Acquisition Privileged Communications and the expectation of client confidence relating thereto belong solely to the Seller Parties, shall be controlled by the Seller Parties and shall not pass to or be claimed by Purchaser or the Company Group Entities. Accordingly, Purchaser shall not have access to any Acquisition Privileged Communications, or to the files of DLA relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Seller Parties and DLA shall be the sole holders of the attorney-client privilege with respect to the Acquisition Engagement, and neither a Company Group Entity nor Purchaser shall be a holder thereof, (ii) to the extent that files of DLA in respect of the Acquisition Engagement constitute property of the client, only the Seller Parties shall hold such property rights, (iii) DLA shall have no duty whatsoever to reveal or disclose any such files or Acquisition Privileged Communications to the Company Group Entities or Purchaser by reason of any attorney-client relationship between DLA and the Company Group Entities or otherwise; (iv) if a dispute arises between Purchaser or a Company Group Entity, on the one hand, and a Third Party, on the other hand, then Purchaser or such Company Group Entity shall assert the attorney-client privilege to prevent the disclosure of the Acquisition Privileged Communications to such Third Party; provided, however, that neither Purchaser nor a Company Group Entity may waive such privilege without the prior written consent of Sellers’ Representative; and (v) if either Purchaser or a Company Group Entity is legally requested by any Order, or otherwise to access or obtain a copy of all or a portion of the Acquisition Privileged Communications, then Purchaser shall promptly (and, in any event, within twenty-four (24) hours) notify Sellers’ Representative in writing (including by making specific reference to this Section 11.1(f)) so that the Sellers’ Representative can seek a protective order and Purchaser agrees to use (and to cause the Company Group Entities to use) all reasonable efforts to assist therewith.

(iii)          Post-Closing Representation of the Seller Parties, Including Matters Relating to the Acquisition. If the Seller Parties so desire, and without the need for any consent or waiver by the Company Group Entities or Purchaser, DLA shall be permitted to represent any of the Seller Parties after the Closing in connection with any matter, including anything related to the Transactions or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, DLA shall be permitted to represent the Seller Parties in connection with any matter whatsoever, including any negotiation, transaction or dispute (“dispute” includes litigation, arbitration, administrative proceeding, mediation, negotiation or other adversary proceeding) with Purchaser, the Company Group Entities or any of their agents or Affiliates under or relating to this Agreement, any Transaction, and any related matter (such as claims for indemnification and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement), whether or not such matter is related to the Acquisition Engagement.

(iv)          Cessation of Attorney-Client Relationship with the Company Group Entities. Upon and after the Closing, each Company Group Entity shall cease to have any attorney-client relationship with DLA, unless, after the Closing, DLA is subsequently engaged in writing by such Company Group Entity to represent it and either (i) such engagement involves no conflict of interest with respect to the Seller Parties or (ii) the Sellers’ Representative consents in writing to such engagement. Any such representation of a Company Group Entity by DLA after the Closing shall not affect the provisions of this Section 11.1(f). For example, and not by way of limitation, even if DLA represents a Company Group Entity after the Closing, DLA shall be permitted simultaneously to represent the Seller Parties or any of their respective Affiliates in any matter, including any disagreement or dispute relating to this Agreement. Furthermore, DLA shall be permitted to withdraw from any post-Closing engagement by a Company Group Entity in order to be able to represent or continue so representing the Seller Parties or any Affiliates thereof, even if such withdrawal causes such Company Group Entity or Purchaser additional legal expense (such as to bring new counsel “up to speed”), delay or other prejudice.

(v)          Consent and Waiver of Conflicts of Interest. The Seller Parties, the Company Group Entities and Purchaser consent to the arrangements in this Section 11.1(f) and waive any actual or potential conflict of interest that may be involved in connection with any representation by DLA permitted hereunder. In particular, Purchaser hereby irrevocably waives and agrees not to assert, and agrees to cause the Company Group Entities to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) DLA’s prior representation of the Company Group Entities and (ii) DLA’s representation of any Seller Parties prior to, on or after the Closing. Purchaser hereby consents and agrees to, and agrees to cause the Company Group Entities to consent and agree to, DLA representing the Seller Parties or any of their respective Affiliates after the Closing, including with respect to disputes in which the interests of the Seller Parties or any of their respective Affiliates may be directly adverse to Purchaser or the Company Group Entities, and even though DLA may have represented the Company Group Entities in a matter substantially related to any such dispute, or may be handling ongoing matters for the Company Group Entities. Purchaser further consents and agrees to and agrees to cause the Company Group Entities to consent and agree to, the communication by DLA to the Seller Parties or any of their respective Affiliates in connection with any such representation of any fact known to DLA arising by reason of DLA’s prior representation of the Company Group Entities.

(vi)          Privileged Communications. Purchaser agrees that it will not, and that it will cause the Company Group Entities not to, (i) access or use the Acquisition Privileged Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Sellers’ Representative or any Seller Parties waive the attorney-client or other privilege, or by otherwise asserting that Purchaser or a Company Group Entity has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Acquisition Privileged Communications from DLA.

11.2          Exclusivity of Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 3, ARTICLE 4 OR ARTICLE 5, THE BLOCKERCO SELLER, BLOCKERCO AND THE COMPANY EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THEIR BUSINESSES OR THEIR ASSETS OR AS TO ANY OTHER MATTER, AND THE BLOCKERCO SELLER, BLOCKERCO AND THE COMPANY SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND PURCHASER HAS RELIED SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF. THE REPRESENTATIONS AND WARRANTIES MADE BY THE BLOCKERCO SELLER, BLOCKERCO AND THE COMPANY IN Article 3, Article 4 OR ARTICLE 5 ARE IN LIEU OF AND ARE EXCLUSIVE OF ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES. FURTHER, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE 3, ARTICLE 4 OR ARTICLE 5, THE BLOCKERCO SELLER, BLOCKERCO AND THE COMPANY HEREBY EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, LEGAL OR CONTRACTUAL, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA). NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 11.2, NEITHER PURCHASER NOR MERGER SUB SHALL BE DEEMED TO HAVE WAIVED THE RIGHT TO BRING ANY CLAIM OR ACTION INVOLVING FRAUD (AS DEFINED HEREIN). THE PURCHASER AND MERGER SUB EXPRESSLY DISCLAIM ANY RELIANCE ON ANY STATEMENT, REPRESENTATION, WARRANTY, PROJECTION, FORECAST, ESTIMATE, PROMISE, OR INFORMATION OF ANY KIND (WHETHER WRITTEN OR ORAL, AND WHETHER MADE IN ANY MANAGEMENT PRESENTATION, DATA ROOM, OFFERING MEMORANDUM, CONFIDENTIAL INFORMATION MEMORANDUM, DUE DILIGENCE DISCUSSION, OR OTHERWISE) MADE OR FURNISHED BY OR ON BEHALF OF ANY SELLER OR ANY OF ITS RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, OR ADVISORS, OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3, 4, OR 5 OF THIS AGREEMENT.

11.3          Purchaser Due Diligence Review. Each of Purchaser and Merger Sub acknowledges that: (a) it has completed its own due diligence review with respect to BlockerCo and the Company Group Entities to the extent permitted by the Company and the Sellers and it is entering into the Transactions based on such investigation and, except for the specific representations and warranties made by the Company, the BlockerCo Seller and the BlockerCo in Article 3, Article 4 and Article 5 (as qualified by the Disclosure Schedules), respectively, it is not relying upon and will not rely upon any representation or warranty of any Company Group Entity, BlockerCo or BlockerCo Seller or any Affiliate thereof or any direct or indirect equityholders or Representatives, or any of them, nor upon the accuracy of any estimates, budgets, projections or other predictions, any offering memorandum or similar materials, made available or given to Purchaser or Merger Sub in the performance of such investigation (it being understood that this clause (a) shall not limit Purchaser’s right to rely on the specific representations and warranties in Article 3, Article 4 and Article 5), (b) it has had access to the Company Group Entities and BlockerCo and their respective books and records, contracts, agreements and documents (including Tax Returns and related documents), and Representatives and other personnel, to the extent made available by the Company and the Sellers and (c) it has had such opportunity to seek accounting, legal, tax or other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby as it has seen fit. Purchaser waives any reliance on, or remedy under, the provisions of Rule 10-b5 of the Securities Act or any other securities Laws applicable to this Agreement or the Transactions. Notwithstanding anything to the contrary in this Section 11.3, nothing herein shall limit or affect (i) Purchaser’s right to rely on the specific representations and warranties made by the Company, the BlockerCo Seller and the BlockerCo in Article 3, Article 4 and Article 5, (ii) Purchaser’s rights and remedies with respect to any claim arising out of or relating to Fraud (as defined herein), or (iii) Purchaser’s rights under the R&W Insurance Policy.

11.4          Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by Purchaser, the Company and the Sellers’ Representative. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. Any waiver of any provision of this Agreement shall be in writing and executed by or on behalf of the Persons waiving the applicable right. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. Notwithstanding the foregoing, this Section 11.4, Section 11.14, Section 11.16 and Section 11.20 (and any provision of this Agreement and definitions of the defined terms used herein (including the definition of “Debt Financing Sources”) to the extent a modification, waiver or termination of such provision would modify the substance of Section 11.20) may not be modified, waived or terminated in a manner that is adverse to any Debt Financing Sources without the prior written consent of the Debt Financing Sources.

11.5          Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by email or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the Parties at the following addresses or emails:

If to the BlockerCo Seller, any Unitholder (including BlockerCo prior to the Closing), the Sellers’ Representative or prior to the Closing, to the Company, then to:

LLR Partners, Inc.

Cira Centre

2929 Arch Street, Suite 2700

Philadelphia, PA 19104

Attention: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

51 John F. Kennedy Parkway, Suite 120

Short Hills, New Jersey 07078-2704

Attention: Scott A. Cowan, Esq.

Email: [***]

If to Purchaser or Merger Sub, or after the Closing, to BlockerCo or the Company, then to:

Deluxe Corporation

801 S. Marquette Ave.

Minneapolis, MN 55402

Attn: General Counsel

Email: [***]

With a copy (which shall not constitute notice) to:

Troutman Pepper Locke LLP

875 Third Avenue

New York, NY 10022

Attn: Steven Khadavi, Esq.; Wallace Bao, Esq.

Email: [***]

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 11.5 or by email transmission to the email address provided in this Section 11.5, be deemed given on the day so delivered if delivered before 5:00 p.m. local time of the recipient on a Business Day, and otherwise on the next following Business Day, (b) if delivered by mail in the manner described above to the address as provided in this Section 11.5, be deemed given on the earlier of the third (3rd) Business Day following mailing or upon actual receipt, and (c) if delivered by overnight courier to the address as provided in this Section 11.5, be deemed given on the earlier of the first (1st) Business Day following the date sent by such overnight courier or upon actual receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 11.5. Any Party from time to time may change its address, email or other information for the purpose of notices to that Party by giving notice specifying such change to the other Parties.

11.6          Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the Parties without the prior written consent of Purchaser and the Sellers’ Representative, any attempted assignment without such prior written consent shall be void; provided, that (a) no consent shall be required in connection with an assignment pursuant to Sections 8.5(c) or 11.1(d) and (b) Purchaser may assign its rights and obligations under this Agreement to one or more of its Affiliates without prior written consent solely to the extent such assignment would not reasonably require an amendment to any Filing made pursuant to Section 8.4 (provided, however, that any such assignment shall not relieve Purchaser of any liability or obligation in connection with or pursuant to the terms of this Agreement).

11.7          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any term or provision is invalid, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

11.8          Construction and Interpretation. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words using the singular or plural number also include the plural or singular number, respectively, (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (d) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement and (e) the word “including” means “including without limitation.” References to “dollars” and “$” will be references to United States Dollars. The phrase “made available to Purchaser” or similar phrases as used in this Agreement shall mean that the subject documents were posted to the virtual data room maintained by the Company or its Representatives prior to 5:00 p.m. Eastern Standard Time on the second (2nd) Business Day prior to the date of this Agreement and not removed as of the date hereof. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. Unless expressly provided otherwise, the measure of a period of one (1) month or one (1) year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided, that, if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one (1) month following August 18th is September 18th, one (1) month following August 31st is October 1st, and one (1) year following August 18, 2025 is August 18, 2026. References to “ordinary course” or “ordinary course of business” shall be deemed followed by the words “consistent with past practice”.

11.9          Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

11.10        No Third-Party Beneficiaries. Except as otherwise expressly set forth in this Agreement and except for the Sellers (who are third-party beneficiaries of this Agreement), nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Third Party, other than the Parties and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

11.11        Specific Performance. Each of the Parties acknowledges that the rights of each Party to consummate the Transactions are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Party would have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

11.12        Complete Agreement. This Agreement, together with the schedules and exhibits referred to herein and any other documents contemplated herein and the Confidentiality Agreement, contains the complete agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way. The Parties have voluntarily agreed to define their rights, liabilities and obligations with respect to the Transactions exclusively in contract pursuant to the express terms and provisions of this Agreement, and the Confidentiality Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement or the Confidentiality Agreement. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations, and that no Party has any special relationship with another party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. The Parties further acknowledge that all representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein and that no Person is asserting the truth of any factual statements contained in any representation and warranty set forth in this Agreement; rather, the Parties have agreed that should any representations and warranties of any Party prove inaccurate, the other Party shall have the specific remedies herein specified as the exclusive remedy therefor.

11.13        Counterparts. This Agreement may be executed and delivered in one or more counterparts, any one of which may be by facsimile, portable document format (PDF) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign), and each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, will be disregarded in determining a party’s intent or the effectiveness of such signature.

11.14         Governing Law. Except as set forth in Section 11.20, this Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

11.15        Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

11.16        Exclusive Jurisdiction and Venue; Service of Process.

(a)            Except as set forth in Section 11.20, each Party (i) submits to the exclusive jurisdiction and venue of the United States District Court for the District of Delaware or the Court of Chancery of the State of Delaware, as applicable, for any Action arising from or in connection with the interpretation or enforcement of this Agreement, (ii) waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement or any other agreement contemplated hereby or the subject matter hereof or thereof may not be enforced in or by such court and (iii) agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence, a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an Order issued by one of the above-named courts.

(b)            Except as set forth in Section 11.20, each of the Parties hereby (i) consents to service of process in any Action among any of the Parties relating to or arising in whole or in part under or in connection with this Agreement or any other agreement contemplated hereby or the Transactions in any manner permitted by Delaware Law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.5, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

11.17        No Recourse. Except to the extent otherwise set forth in the Confidentiality Agreement, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) (a) the Persons that are expressly identified as Parties in the preamble to this Agreement and (b) with respect to any representation or warranty made in, in connection with, or as an inducement to, this Agreement, the Persons expressly making such representation or warranty (subject, in all cases to Section 11.2) that is expressly identified as a Party to this Agreement (each, a “Contracting Party”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any of the foregoing, shall have any liability (whether in contract or in tort, in law, common law, or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (including any theories pertaining to “piercing the corporate veil”, “alter- ego”, unjust enrichment, or any other similar theories) (other than as set forth in the Confidentiality Agreement).

11.18        Disclosure Schedules. The information set forth in each section or subsection of the Schedules to this Agreement (the “Disclosure Schedules”) shall be deemed to provide the information contemplated by, or otherwise qualify, the provisions of this Agreement set forth in the corresponding section or subsection of this Agreement and any other section or subsection of this Agreement to the extent that such disclosure is reasonably apparent from a reading of such disclosure item to be applicable to such other section or subsection, regardless of whether such section or subsection is qualified by reference to the Disclosure Schedules. Matters reflected in the Disclosure Schedules are not necessarily limited to matters required by the Agreement to be reflected in the Disclosure Schedules, are included for informational purposes and do not necessarily include other matters of a similar nature. The inclusion, in and of itself, of any information in the Disclosure Schedules shall not be deemed to be an admission or an acknowledgement or otherwise to imply that such information is material for purposes of the Agreement or outside the ordinary course of business.

11.19        No Rescission. No Party shall be entitled to rescind the Transactions by virtue of any failure of any Party’s representations and warranties herein to have been true or any failure by any Party to perform its obligations hereunder.

11.20        Exculpation of Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the Seller Related Parties and each of the Subsidiaries of Unitholder, the Company and BlockerCo Seller hereby: (i) agrees that any Legal Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving any of the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements (including any commitment letters) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) agrees that any such Legal Proceeding (except to the extent relating to the interpretation of any provisions in this Agreement) shall be governed by the applicable Law of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the applicable Law of another state); (iii) agrees not to bring or support, or permit any Seller Related Party to bring or support, any Legal Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against or involving any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing (including any commitment letters) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York; (iv) agrees that service of process upon any Seller Related Party in any such Legal Proceeding shall be effective if notice is given in accordance with Section 11.5; (v) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in any such court; (vi) irrevocably, knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law all rights of trial by jury in any Legal Proceeding brought against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing (including any commitment letters) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (vii) agrees that none of the Debt Financing Sources will have any liability to any Seller Related Party relating to or arising out of this Agreement, the Debt Financing (including any commitment letters) or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; (viii) agrees that no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature and (ix) agrees that the Debt Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions of Section 11.4, Section 11.14, Section 11.16 and this Section 11.20, and that such provisions (and any other provision of this Agreement, including the definition of “Debt Financing Sources”, to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section 11.20) shall not be amended in any way adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

“PURCHASER”

Deluxe Corporation

By:	/s/ Jeffrey L. Cotter
Name:	Jeffrey L. Cotter
Title:	Chief Administrative Officer, Senior Vice President and General Counsel

“MERGER SUB”

Calypso Merger Sub LLC

By:	/s/ Jeffrey L. Cotter
Name:	Jeffrey L. Cotter
Title:	Secretary

[Signature Page to Equity Purchase Agreement and Plan of Merger]

“COMPANY”

Celero Intermediate Holdings LLC

By:	/s/ Kevin Jones
Name:	Kevin Jones
Title:	Chief Executive Officer

[Signature Page to Equity Purchase Agreement and Plan of Merger]

“BLOCKERCO”

LLR V Payments, LLC

By:	/s/ Mitchell Hollin
Name:	Mitchell Hollin
Title:	Managing Director

“BLOCKERCO SELLER”

LLR International V, L.P.

By: LLR Capital V, L.P., its general partner

By: LLR Capital V, LLC, its general partner

By:	/s/ Mitchell Hollin
Name:	Mitchell Hollin
Title:	Member

“SELLERS’ REPRESENTATIVE”

LLR Representative V, LLC

By:	/s/ Mitchell Hollin
Name:	Mitchell Hollin
Title:	Authorized Representative

[Signature Page to Equity Purchase Agreement and Plan of Merger]